As filed with the Securities and Exchange Commission on October 16, 2002
                                               Registration File No.   333-99575
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                      ------------------------------------

                        Pre-Effective Amendment No. 1 to
                                    Form SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                           BANCSHARES OF FLORIDA, INC.
         --------------------------------------------------------------
                 /k/a CITIZENS BANCSHARES OF SOUTH FLORIDA INC.
                 (Name of small business issuer in its charter)

           Florida                                       59-3535315
---------------------------                  ----------------------------------
(State or jurisdiction of                   (I.R.S. Employer Identification No.)
incorporation or organization)


                                      6712
                      ------------------------------------
                          (Primary Standard Industrial
                           Classification Code Number)


                               1185 Immokalee Road
                              Naples, Florida 34110
                                 (941) 643-4646
                      ------------------------------------

                          (Address and telephone number
                         of principal executive offices)

                               Michael L. McMullan
                             Chief Executive Officer
                               1185 Immokalee Road
                              Naples, Florida 34110
                                 (941) 643-4646
           ----------------------------------------------------------

            (Name, address and telephone number of agent for service)

                              Copies Requested to:

    A. George Igler, Esq. or                         Steven Kaplan, Esq.
    Herbert D. Haughton, Esq.                        Arnold & Porter
    Igler & Dougherty, P.A.                          555 Twelfth Street, N.W.
    1501 Park Avenue East                            Washington, D.C.  20004
    Tallahassee, Florida 32301                       (202) 942-5998 Telephone
    (850) 878-2411 Telephone                         (202) 942-5999 Facsimile
    (850) 878-1230 Facsimile

Approximate date of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to rule 415 under the Securities Act of 1933 check the following box. [ ]

If this form is filed to register additional securities for an offering pursuant to rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _________

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [x]

                         CALCULATION OF REGISTRATION FEE
====================================================================================================================================
                Title of                                          Proposed                 Proposed
               each class                 Amount                   maximum                  maximum
              of securities                to be                  offering                 aggregate               Amount of
            to be registered           registered(1)              price(2)             offering price(2)       registration fee
------------------------------------------------------------------------------------------------------------------------------------
Common stock $0.01 par value             1,638,750                 $11.00                 $18,026,250            $1,658.42(3)

====================================================================================================================================

(1) Includes 213,750 shares of common stock issuable upon exercise of the underwriters' over-allotment option.
(2) Estimated solely for the purpose of calculating the registration fee on the basis of the proposed maximum offering price per share.
(3) Includes $1,512.94 previously paid and $145.48 representing the fee for the additional common stock to be registered by this pre-effective amendment.

     The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer of sale is not permitted.

                              SUBJECT TO COMPLETION
                  PRELIMINARY PROSPECTUS DATED OCTOBER __,2002


                          PROSPECTUS 1,425,000 Shares

                                      Logo

                           Bancshares of Florida, Inc.
                                  Common Stock
           ----------------------------------------------------------


     We are offering 1,425,000 shares of our common stock, par value $0.01 per share. Prior to the date of this offering, there has been no public market for our common stock. We have applied to have our shares of common stock approved for listing on The Nasdaq National Market System. On June 30, 2002, we sold 913,829 shares of our stock in a registered offering at $10.00 per share. The current offering price is $______ per share.

     The shares are not a deposit or an account and are not insured by the Federal Deposit Insurance Corporation or any other government agency. Some of the risks of this investment are described under the heading "Risk Factors" beginning on page 7.

     This is a firm commitment underwriting. We have granted the underwriter an option to purchase up to 213,750 additional shares of common stock to cover any over-allotments. The underwriter can exercise this option at anytime within thirty days after the offering. The underwriter expects to deliver the shares of common stock to investors on or about ____________, 2002.


                                                  Underwriting       Proceeds to
                                Price to          Discounts and      Bancshares
                               the Public          Commissions       of Florida
Per Share ............... $                   $                   $
Maximum Offering ........ $                   $                   $


     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

                                  Advest, Inc.


                The date of this prospectus is October __, 2002.

                               INSIDE FRONT COVER

                                       MAP

                                       AND

                                     PHOTOS

                               PROSPECTUS SUMMARY

     This is a summary of important information contained elsewhere in this prospectus. It may not contain all of the information that is important to you. We encourage you to read the entire prospectus carefully before investing.

Bancshares of Florida

     Our Business. We are a Florida-based multi-bank holding company that was formed in September 1998. We conduct our business principally through three subsidiaries:

     o Citizens National Bank of Southwest Florida, a national banking association, headquartered in Naples, Florida, which commenced operations in August 1999;
     o Florida Trust Company, Inc., a trust company providing investment management, trust administration, estate planning and financial planning services; and
     o Bank of Florida, a state-chartered bank, headquartered in Fort Lauderdale, Florida, which commenced operations in July 2002.

     At June 30, 2002, our consolidated assets were $95.8 million, total loans were $79.5 million, total deposits were $78.9 million, and total shareholder's equity was $16.8 million. We recently changed our name from Citizens Bancshares of South Florida to Bancshares of Florida. In the first six months of 2002, we had a loss of approximately $877,000, of which approximately $629,000 was attributable to the organizational costs of Bank of Florida.

     Citizens National was formed by a group of Naples businessmen, bank executives and community leaders who believed that there was significant demand for an additional community bank in the Naples area. Five of the 16 directors were directors and management of other community banks in Naples, which were acquired by out-of-state regional bank holding companies. Since commencing banking operations in August, 1999, Citizens National has grown to approximately $95 million in assets, loans of $79.5 million and deposits of $87 million at June 30, 2002. Due to our strong focus on commercial lending, approximately 61% of total loans are commercial and 21% of total deposits are comprised of non-interest bearing checking accounts. In the first six months of 2002, Citizens National had a loss of approximately $33,000. However, in the second quarter of 2002, Citizens National had net operating income, exclusive of its trust subsidiary operations and income tax effect, of approximately $138,483, as the bank's margin and operating efficiency continued to improve. Citizens National opened its new main office facility in Naples on August 12, 2002. This facility is located at 1185 Immokalee Road. The bank continues to operate a branch at the former main office location at 3401 Tamiami Trail North.

     Florida Trust Company is a wholly-owned subsidiary of Citizens National which offers investment management, trust administration, estate planning, and financial planning services to both customers and non-customers of the subsidiary banks. Florida Trust Company commenced operations on April 18, 2000, under its original name of Citizens Capital Management, Inc. On June 30, 2002, we had approximately $69 million in assets under management and generated revenue of $138,276 in the first six months of 2002, with expenses of $263,964. For the first six months of 2002, we had a loss of $125,687.

     We recently formed Bank of Florida, a new state-chartered bank which opened for business in Fort Lauderdale, Florida on July 16, 2002. We opened Bank of Florida specifically to serve the Broward/Palm Beach County markets in Florida. The Board of Directors of Bank of Florida is also comprised of individuals with strong banking, business and community ties. Six of the founding directors have been acknowledged for their civic contributions and four of the bank directors previously served as local bank directors for Barnett Bank of Broward County. In order to capitalize Bank of Florida, we raised over $9 million in new capital through a registered best efforts public offering that closed on June 30, 2002.

     Our Strategy. We plan to capitalize on the opportunities created by the consolidation that has taken place in the banking industry in Florida in recent years. We believe that the consolidation has reduced the levels of personalized services and, for the most part, the national and regional financial institutions that dominate the banking industry in South Florida have increasingly focused on larger corporate customers, standardized loan and deposit products and other services. More specifically, many financial institutions have centralized their loan approval practices for small businesses. The most frequent customer complaints are the lack of personalized service and turnover in lending personnel, which limits the customer's ability to develop a relationship with his or her banker. As a result of these factors, we believe there currently exists a significant opportunity to attract and retain customers who are dissatisfied with their current banking relationships.

     We place emphasis on relationship banking so that each customer can identify and establish a comfort level with our bank officers and staff. We operate our subsidiary banks as community banks, emphasizing local leadership and local decision-making. We want our subsidiary banks to be the bank of choice for businesses, professionals and individuals looking for a more responsive banking environment. The management team of each of our bank subsidiaries makes its own credit decisions. Each subsidiary bank prices and markets its own loan and deposit products and has its own board of directors, drawn mainly from members of the local business community. Each board has full authority over its bank, in contrast to an "advisory" board that lacks authority.

     Market Focus. We focus our marketing efforts on attracting small and medium-sized businesses and individuals, including service companies, manufacturing companies, commercial real estate developers, entrepreneurs and professionals, such as engineers, physicians, attorneys, certified public accountants, and architects. We have been successful in penetrating these markets through our ability to deliver:

     o   Tailored and flexible loan products;
     o   Comprehensive online banking and cash management services;
     o   Competitive investment SWEEP products; and
     o   Sophisticated trust and investment advisory services.

     We distinguish ourselves from our competitors through customer service. To date, we have experienced significant success penetrating the medical and small business communities. For example, by utilizing director relationships with the more prominent hospitals and physician practices, we have originated in excess of $21 million in loans and garnered over $3 million in non-interest earning deposits. We intend to pursue a similar strategy as we expand in the Broward/Palm Beach County market.

     Our Management Team. Our management team includes individuals who have significant banking experience in our primary markets. Our President and Chief Executive Officer is Michael L. McMullan, who has more than 26 years of banking experience, a significant portion of which has been in the Florida market, including serving as:

     o Commercial Banking Executive for C& S Bank of Florida in Jacksonville, Florida; and
     o   Senior   Banking   Executive  and   Commercial   Banking   Manager  for
         NationsBank, Collier County, Florida.

Mr. McMullan is also the Chief Executive Officer and Chairman of Florida Trust Company, and the Chief Executive Officer and President of Bank of Florida.

     The President of Citizens National is John B. James, who has more than 12 years of senior executive management experience in the Collier/Lee County banking market, including serving as Regional Executive of NationsBank in Naples, Florida before joining Citizens National. He has over 30 years of experience in the banking industry as a whole.

     Future Growth. We plan to have sufficient capital on hand to take advantage of growth opportunities either through a new charter in a strategic market, the acquisition of small banks in identified strategic markets, or through the acquisition of branch sites that may come available in markets we are trying to penetrate. Currently, we have no specific acquisition candidates targeted. We are, however, considering other locations in Broward County, as well as Palm Beach County, for future branch expansion.

     Our multiple bank holding company structure provides flexibility for the future expansion of our banking business through the possible acquisition of other financial institutions and the formation of new banks. The acquisition or formation of banks will be subject to regulatory approvals and other requirements. See "Supervision and Regulation." In addition, our holding company structure makes it easier to raise additional capital for our subsidiary banks.

Information About Our Markets

     We currently consider our principal markets as Collier and Lee Counties for Citizens National and Broward and Palm Beach Counties for Bank of Florida. Citizens National has two locations in Naples, Florida, in Collier County. Bank of Florida opened its headquarters on July 16, 2002, in downtown Fort Lauderdale (Broward County) and is currently in negotiations to add an additional branch in Boca Raton (Palm Beach County).

     Collier County is fast growing and affluent. Since 1990, Collier County's population has grown by 70.2%. The average household income in Collier County is expected to grow from $95,750 in 2001, the highest average county household income in Florida, to $120,736 in 2006.

     Naples is the largest banking market in Collier and Lee Counties, with approximately $4.67 billion in deposits as of June 30, 2001, more than 50% larger than the second largest - Fort Myers, with $3.08 billion in deposits, and more than triple the third largest - Cape Coral, with $1.34 billion in deposits. The top three banking markets comprise 78.4% of the entire deposit market in Collier and Lee Counties.

     The Broward/Palm Beach County market is much larger than the Collier/Lee County market. While Collier and Lee Counties have only three banking markets with deposits greater than $1.0 billion, Broward and Palm Beach Counties have 12 banking markets with more than $1.0 billion in deposits. The six largest banking markets in Broward and Palm Beach Counties account for more than half of the entire deposit market.

     The demographics of Broward and Palm Beach Counties and Collier and Lee Counties support our plans to grow assets and deposits with limited, highly selective, full-service locations. The banking locations that we have initially targeted - Naples (1), Fort Lauderdale (2), and Boca Raton (3), have been the three fastest growing major deposit markets in the state, with more than $2.5 billion in deposits over the last five years. We are also looking to branch into Estero, Florida, located in South Lee County. While it is a smaller market, it is one of the fastest growing markets in Florida, with average household income of over $75,000.

Determination of Offering Price

     Prior to this offering, there has been no active trading market in our common stock. Our Board of Directors determined the offering price per share after consulting with the underwriter of this offering and after considering, among other criteria, our assets, market position, net worth, historical and projected earnings, book value and our recent successful public offering.

Our Address and Telephone Number

     Our corporate headquarters is located at 1185 Immokalee Road, Naples, Florida 34110. Our telephone number is (239) 254-2100.

The Offering

    Common Stock Offered ............   1,425,000 1 shares of common stock.

    Price of Common Stock ...........   $_____ per share.

    Shares Outstanding After the Offering  3,504,199 shares. 2



----------

1    This number  does not include  213,750 shares that the underwriter  has the option to purchase to cover over-allotments.

2    This number does not include 213,750 shares  that the  underwriter  has the option to purchase to cover over-allotments or 209,306 shares of common stock subject to outstanding stock warrants and stock options.

   Use of Proceeds...............    The  net  proceeds  in  this   offering  is
                                     expected  to be $__  million.  We will  use
                                     $2.9  million of this  amount to organize a
                                     Florida  state-chartered  trust  company as
                                     our    wholly-owned     subsidiary.     The
                                     wholly-owned    subsidiary   will   acquire
                                     Citizen's   National's  trust   subsidiary,
                                     Florida Trust Company, Inc. The balance of the proceeds will be used to expand in our markets through new branches or possible acquisitions. See "Use of Proceeds."

   Over Allotment Option.........    213,750 shares of common stock.

Risk Factors

     Before investing, you should carefully consider the information in the "Risk Factors" Section beginning on page 7.






                           [Intentionally Left Blank]

                       SUMMARY CONSOLIDATED FINANCIAL DATA

     The following summary financial data for the six-month and twelve-month periods ended June 30, 2002 and 2001, and December 31, 2001, 2000 and 1999 are derived from our financial statements and other data. The selected financial data should be read in conjunction with our financial statements, including the financial statement notes included elsewhere herein. Loans held for investment are stated net of unearned income, before allowance for credit losses. Income per share is computed using the weighted average number of shares of common stock and dilutive common stock equivalents from stock warrants and options as required. Book value per share excludes the effect of any outstanding stock warrants and options. Efficiency is determined by dividing non-interest expense by the sum of net interest income before provision for credit losses and other income, net of gains and losses on sales of assets. Capital and liquidity ratios are for Citizens National, not Bancshares of Florida.

                                                                                 At or for periods ended
                                                            --------------------------------------------------------------------
                                                                   June 30,                            December 31,
                                                            ----------------------           -----------------------------------
                                                            2002              2001           2001          2000             1999
                                                            ----              ----           ----          ----             ----
                                                                  (Unaudited)

                                                                        (Dollars in thousands, except per share data.)
Statement of Operations Data:
      Total interest income...........................   $    2,705      $    2,149    $    4,626      $    2,674       $      426
      Total interest expense..........................        1,082           1,105         2,251           1,385              182
      Net interest income before
            provision for credit losses...............        1,623           1,044         2,375           1,289              244
      Provision for credit losses.....................          241             116           215             256               27
      Net interest income after provision
          for credit losses...........................        1,382             928         2,160           1,033              217
      Noninterest income..............................          236             108           311              44                6
      Noninterest expense.............................        2,495           1,353         3,024           2,341            1,324
      Provision for income taxes......................            0               0             0               0                0
      Net income (loss)...............................         (877)           (317)         (553)         (1,264)          (1,101)
Balance Sheet Data:
      Total assets ...................................   $  95,736       $   63,032    $   77,092      $   49,288       $   28,242
      Total cash & cash equivalents...................        6,751          10,136         6,002           8,736           18,295
      Earning assets..................................       87,283          55,755        71,730          46,144           23,466
      Investment securities...........................          576              76            76           1,075            1,039
      Loans held for investment.......................       79,457          50,311        68,406          33,000            4,334
      Allowance for loan losses.......................          678             397           494             281               27
      Deposit accounts................................       78,873          54,251        64,288          40,135           17,947
      Stockholders' equity ...........................       16,782           8,757         8,521           9,074           10,135
Share Data:
      Basic earnings per share........................   $    (0.42)     $    (0.27)   $    (0.47)     $    (1.09)      $    (1.98)
      Diluted earnings per share .....................        (0.42)          (0.27)        (0.47)          (1.09)           (1.98)
      Book value per share (period end) ..............         8.07            7.52          7.31            7.79             8.85
      Weighted average shares outstanding
          used for diluted earnings per share ........    1,487,492       1,165,370     1,165,370       1,164,675          554,558
      Total shares outstanding........................    2,079,199       1,165,370     1,165,370       1,165,370        1,145,070
Performance Ratios:
      Return on average assets........................        (2.00)%         (1.13)%       (0.87)%         (3.41)%          (5.20)%
      Return on average equity........................       (14.34)%         (7.10)%       (7.74)%        (12.86)%         (12.70)%
      Interest-rate spread during the period..........         3.33 %          3.12 %        2.76 %          2.66 %           1.31 %
      Net interest margin.............................         3.71 %          3.73 %        3.62 %          3.60 %           2.47 %
      Efficiency......................................       134.30 %        117.41 %      112.60 %        158.07 %         528.80 %
Asset Quality Ratios:
      Allowance for credit loan losses to
          period end loans............................         0.85 %          0.79 %        0.72 %          0.85 %           0.62 %
      Net charge-offs to average loans................         0.08 %          0.00 %        0.00 %          0.00 %           0.00 %
      Nonperforming assets to period end total
          assets......................................         0.21 %          0.00 %        0.31 %          0.00 %           0.00 %
Capital and Liquidity Ratios:
      Average equity to average assets................         8.17 %         12.78 %       11.24 %         21.27 %          11.24 %
      Leverage (4.00% required minimum)...............         7.43 %         11.43 %       10.25 %         15.13 %          39.70 %
      Risk-based capital:
          Tier 1......................................         9.23 %         14.21 %       10.24 %         22.31 %          87.54 %
          Total.......................................        10.14 %         15.05 %       11.01 %         23.21 %          87.82 %
      Average loans held for investment to
          average deposits............................        93.35 %         86.24 %       95.78 %         66.39 %          24.15 %

                                  RISK FACTORS

     An investment in our common stock involves a high degree of risk. You should carefully consider the risks below and other information in this prospectus before deciding to invest in our common stock.

     We Have Incurred Capital Losses Since We Commenced Operations and We Are Likely to Continue to Incur Losses in the Future.

     We commenced our operations on August 24, 1999. From that date through June 30, 2002, we had an accumulated deficit of approximately $3.9 million. This deficit is primarily due to the costs of opening Citizens National and establishing its business, including the establishment of Citizens National's wealth management subsidiary, Florida Trust Company, which Citizens National formed on April 18, 2000, and the continuing expansion of our banking activities in the Collier/Lee County market. See "Management's Discussion and Analysis of Results of Operations and Financial Condition."

     We expended approximately $780,000 in 2002 in costs associated with the establishment of Bank of Florida in Fort Lauderdale. A newly formed bank is ordinarily expected to incur operating losses in its early periods of operations because of an inability to generate sufficient net interest income to cover operating expenses. Those operating losses can be significant and can occur for longer periods than planned, depending on Bank of Florida's ability to control operating expenses and generate net interest income. There is a risk that we may never become profitable.

We May Encounter Unexpected Financial and Operating Problems Due to Our Rapid Growth.

     We have grown significantly since we opened Citizens National. As of December 31, 1999, we had total assets of approximately $28 million. Our total assets grew to approximately $95 million, as of June 30, 2002. In addition to opening Bank of Florida, we opened a new branch for Citizens National in Naples in August 2002, and have moved our headquarters to this location. Our rapid growth may result in unexpected financial and operating problems, including problems in our loan portfolio due to its unseasoned nature, which may affect the value of our shares.

If We Cannot Attract Additional Deposits, We Will Not Be Able to Grow.

     We plan to significantly increase the level of our assets (including our loan portfolio). Our ability to increase our assets depends in large part on our ability to attract additional deposits at competitive rates. We intend to seek additional deposits by offering deposit products that are competitive with those offered by other financial institutions in our markets and by establishing personal relationships with our customers. There can be no assurance that these efforts will be successful.

We May Not Be Able to Compete with Our Competitors for Larger Customers Because Our Lending Limits are Lower than Theirs.

     We are limited in the amount each of our subsidiary banks can loan a single borrower by the amount of each bank's capital. Bank of Florida's legal lending limit for secured loans is 25% of capital and surplus, while the limit for Citizens National is 15% of capital and surplus. Due to the relatively small size of Citizens National and Bank of Florida, our lending limits are significantly less than those of many of our competitors. This may adversely affect our ability to establish loan relationships with larger businesses in our primary markets.

     Our banks have arrangements with several correspondent banks to purchase participations in loans we make which exceed our legal lending limit. Without these arrangements, our subsidiary banks would not be able to make loans that exceed their combined lending limit.

If Adverse Economic Conditions in Our Target Markets Exist for a Prolonged Period, Our Financial Results Could Be Adversely Affected.

     Our success will depend in large part on economic conditions in Southeast and Southwest Florida. A prolonged economic downturn or recession in these markets could increase our non-performing assets, which would result in operating losses, impaired liquidity and the erosion of capital. A variety of factors could cause such an economic dislocation or recession, including adverse developments in the industries in these areas such as tourism, or natural disasters such as hurricanes, floods or tornadoes or additional terrorist activities such as those our country experienced in September 2001.

If Real Estate Values in Our Target Markets Decline, Our Loan Portfolio Would Be Impaired.

     A significant portion of our loan portfolio consists of mortgages secured by real estate located in the Collier/Lee County area. We also expect to generate a significant amount of real estate secured loans in the Broward/Palm Beach County area. Real estate values and real estate markets are generally affected by, among other things, changes in national, regional or local economic conditions, fluctuations in interest rates and the availability of loans to potential purchasers, changes in the tax laws and other governmental statutes, regulations and policies, and acts of nature. If real estate prices decline in either of these markets, the value of the real estate collateral securing our loans could be reduced. Such a reduction in the value of our collateral could increase the number of non-performing loans and adversely affect our financial performance.

Some of Our Borrowers do not Repay Their Loans, and Losses From Loan Defaults May Exceed the Allowance We Establish for that Purpose, Which May Have an Adverse Effect on Our Business.

     Some borrowers do not repay loans that we make to them. This risk is inherent in the banking business. If a significant number of loans are not repaid, it would have an adverse effect on our earnings and overall financial condition. Like all financial institutions, we maintain an allowance for loan losses to provide for loan defaults and nonperformance. The allowance for loan losses reflects our management's best estimate of probable losses in the loan portfolio at the relevant balance sheet date. This evaluation is primarily based upon a review of our and the banking industry's historical loan loss experience, known risks contained in the loan portfolio, composition and growth of the loan portfolio, and economic factors. However, the determination of an appropriate level of loan loss allowance is an inherently difficult process and is based on numerous assumptions. As a result, our allowance for loan losses may not be adequate to cover actual losses, and future provisions for loan losses may adversely affect our earnings.

Changes in Interest Rates Affect Our Profitability and Assets.

     Changes in prevailing interest rates may hurt our business. We derive our income mainly from the difference or "spread" between the interest earned on loans, securities and other interest- earning assets, and interest paid on deposits, borrowings and other interest-bearing liabilities. In general, the larger the spread, the more we earn. When market rates of interest change, the interest we receive on our assets and the interest we pay on our liabilities will fluctuate. This can cause decreases in our spread and can adversely affect our income. Changes in market interest rates could reduce the value of our financial assets. Fixed-rate investments, mortgage-backed and related securities and mortgage loans generally decrease in value as interest rates rise. In addition, interest rates affect how much money we can lend. For example, when interest rates rise, the cost of borrowing increases and loan originations tend to decrease. If we are unsuccessful in managing the effects of changes in interest rates, our financial condition and results of operations could suffer.

The Offering Price May Exceed the Fair Market Value of Our Shares.

     Prior to the offering there has been no active trading market in our common stock. Our Board of Directors determined the offering price after consulting with the underwriter of this offering and considering our historic and expected growth, the recent public sale of our shares and general market conditions, among other factors. Nevertheless, the offering price bears no relationship to the amount of our assets, book value, shareholders' equity or other typical criteria of value, and may exceed the fair market value of our shares and the price at which shares may be sold after the offering. Consequently, you may lose a portion of your investment simply as a result of an inaccurately determined offering price.

A High  Volume of Future  Sales of Our Common  Stock  Could  Depress  the Market
Price.

     After the offering, the market price of our common stock could be materially and adversely affected by the sale or the availability for sale of shares now held by our existing shareholders. After the offering, we will have 3,504,199 shares of common stock outstanding. This amount does not include the over allotment option.

     Almost all of the shares which will be outstanding after the offering, including all of the shares sold in the offering, will be eligible for sale in the open market without restriction, except for shares held by our "affiliates". At the present time, our directors and executive officers hold an aggregate of 481,222 shares, and have the right to purchase up to 227,356 additional shares through warrants and stock options.

     Following the offering, almost all of the shares held by these affiliates will be eligible for sale in the public market subject to compliance with certain volume limitations and other conditions of Rule 144. Sales of a substantial number of shares of our common stock after this offering could cause our stock price to fall. In addition, the offer to sell or the sale of these shares could impair our ability to raise capital by selling additional shares of common stock.

We May Need to Raise Additional Capital, Which Could Dilute Your Ownership.

     We may need to raise additional capital in the future to support our business, expand our operations, or maintain minimum capital levels required by our bank regulatory agencies. If we do sell additional shares of common stock to raise capital, the sale may dilute your ownership interest and such dilution could be substantial. At the present time, we do not expect to sell additional shares of common stock for the next 12 months.

Certain Provisions of Florida Law May Discourage or Prevent a Takeover of Our Company and Result in a Lower Market Price for Our Common Stock.

     Florida law, as well as certain federal regulations, contain anti-takeover provisions that apply to us. While these provisions may provide us with flexibility in managing our business, they could discourage potential buyers from seeking to acquire us, even though certain shareholders may wish to participate in such a transaction. These provisions could also adversely affect the market price of our common stock. See "Anti-Takeover Provisions" for a discussion of these provisions.

Our Executive Officers and Directors Will Continue to Have Substantial Control over Our Company after the Offering, Which Could Delay or Prevent a Change of Control Favored by Our Other Shareholders.

     Our executive officers and directors, if acting together, will be able to significantly influence all matters requiring approval by our shareholders, including election of directors and the approval of mergers or other business combination transactions. Our executive officers and directors own or have the right to acquire 708,578 shares, representing approximately 18.99% of the total number of shares outstanding after the offering. See "Management - Beneficial Ownership of Management Following Offering."

     The interest of these shareholders may differ from the interests of other shareholders, and these shareholders, acting together, will be able to influence significantly all matters requiring approval by shareholders . As a result, these shareholders could approve or cause us to take actions of which you disapprove or that may be contrary to your interests and those of other investors.

            CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     We have made forward-looking statements in this prospectus that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our operations or performance after the offering. Also, when we use any of the words "believes", "expects", "anticipates", "intends", "may", or similar expressions, we are making forward-looking statements. Many possible events or factors could affect our future financial results, and could cause those results or performances to differ materially from those expressed in our forward-looking statements. These possible events or factors include the following:

     o   legal and regulatory risks and uncertainties;
     o economic, political and competitive forces affecting our businesses, our markets, our constituencies or our securities; and
     o the risk that our analyses of these risks and forces could be incorrect, or that the strategies we have developed to deal with them may not succeed.

     You should recognize that all forward-looking statements are necessarily speculative and speak only as of the date made. You should also recognize that various risks and uncertainties, such as those described above, could cause actual results for future periods to differ materially. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that any expectations will prove to be correct. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.






                           [Intentionally Left Blank]

                                 CAPITALIZATION

     The following table sets forth our capitalization as of June 30, 2002. Our capitalization is presented:

     o   on an actual basis; and
     o on an as-adjusted basis to give effect to the sale of the 1,425,000 shares of common stock in the offering (assuming the underwriter's over allotment option was not exercised) and the application of the net proceeds from such shares.

This table should be read in conjunction with "Management's Discussion and Analysis of Results of Operations and Financial Condition" and the Financial Statements included elsewhere in this prospectus.


                                                                                  As adjusted
                                                                 Actual         for the offering
                                                                 ------         ----------------
Borrowings................................................ $       0           $
Stockholders' equity:
   Preferred Stock, $.01 par value, authorized and
         unissued 1,000,000 shares.......................  $       0           $
   Common Stock, $.01 par value, 20,000,000 shares
         authorized, 2,079,199 issued and outstanding
         (3,504,199 shares after the offering)............          28,456
   Additional paid-in capital.............................      20,671,188
   Accumulated deficit....................................      (3,917,865)
   Net unrealized holding losses on securities............         0
                                                           ---------------     -----------------
Total stockholders' equity................................ $    16,781,779     $
                                                           ===============     =================

Total capitalization...................................... $    16,781,779     $
                                                           ===============     =================

                                 USE OF PROCEEDS

     The net proceeds in the offering are expected to be $_____ million. We intend to use $2,900,000 of these proceeds to organize a Florida state-chartered trust company as our wholly- owned subsidiary, which will acquire Florida Trust Company from Citizens National. We will use the balance of the proceeds to expand through the acquisition of another bank, the formation of a new bank in a targeted market, or through the opening of additional branch offices for our wholly-owned subsidiary banks.

     We will have significant discretion regarding when the net proceeds will be applied toward the expansion of our business. In the event our expansion plans are delayed or curtailed for any reason, we will deploy the net proceeds of the offering in alternative investments, such as loans or securities, in order to maximize returns. We believe that the offering proceeds, together with all other sources of financing currently available to us, are sufficient to sustain our proposed activities for the next 12 months following the offering.

                                 DIVIDEND POLICY

     To date, we have never declared or paid any stock or cash dividends on our common stock, and we do not intend to pay cash dividends in the foreseeable future. Instead, we intend to retain any earnings to finance our growth.

     We are a legal entity separate and distinct from our subsidiaries. Funds available for payment of dividends on our common stock principally consist of dividends paid to us by our subsidiaries. Due to the retained earnings position of our existing bank subsidiaries, their ability to pay dividends to Bancshares of Florida is severely limited. There are also statutory and regulatory limitations on the amount of dividends that may be paid by our subsidiary banks to Bancshares of Florida. See "Supervision and Regulation" for a discussion of the regulatory restrictions on the payment of dividends by our bank subsidiaries.











                           [Intentionally Left Blank]

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following selected financial data for the six-month and twelve-month periods ended June 30, 2002 and 2001, and December 31, 2001, 2000 and 1999 are derived from our financial statements and other data. The selected financial data should be read in conjunction with our financial statements, including the financial statement notes included elsewhere herein. Loans held for investment are stated net of unearned income, before allowance for credit losses. Income per share is computed using the weighted average number of shares of common stock and dilutive common stock equivalents from stock warrants and options as required. Book value per share excludes the effect of any outstanding stock warrants and options. Efficiency is determined by dividing non-interest expense by the sum of net interest income before provision for credit losses and other income, net of gains and losses on sales of assets. Capital and liquidity ratios are for Citizens National, not Bancshares of Florida.

                                                                                    At or for periods ended
                                                                 ---------------------------------------------------------------
                                                                      June 30,                            December 31,
                                                                 ------------------           ----------------------------------
                                                                 2002          2001           2001            2000          1999
                                                                 ----          ----           ----            ----          ----
                                                                (Unaudited)
                                                                            (Dollars in thousands, except per share data.)
Statement of Operations Data:
      Total interest income..........................        $    2,705     $    2,149     $    4,626      $    2,674   $      426
      Total interest expense.........................             1,082          1,105          2,251           1,385          182
      Net interest income before
            provision for credit losses..............             1,623          1,044          2,375           1,289          244
      Provision for credit losses....................               241            116            215             256           27
      Net interest income after provision
          for credit losses..........................             1,382            928          2,160           1,033          217
      Noninterest income.............................               236            108            311              44            6
      Noninterest expense............................             2,495          1,353          3,024           2,341        1,324
      Provision for income taxes.....................                 0              0              0               0            0
      Net income (loss)..............................              (877)          (317)          (553)         (1,264)      (1,101)
Balance Sheet Data:
      Total assets ..................................        $   95,736     $   63,032     $   77,092      $   49,288   $   28,242
      Total cash & cash equivalents..................             6,751         10,136          6,002           8,736       18,295
      Earning assets.................................            87,283         55,755         71,730          46,144       23,465
      Investment securities..........................               576             76             76           1,075        1,039
      Loans held for investment......................            79,457         50,311         68,406          33,000        4,334
      Allowance for loan losses......................               678            397            494             281           27
      Deposit accounts...............................            78,873         54,251         64,288          40,135       17,947
      Stockholders' equity ..........................            16,782          8,757          8,521           9,074       10,135
Share Data:
      Basic earnings per share.......................        $    (0.42)    $    (0.27)    $    (0.47)     $    (1.09)  $    (1.98)
      Diluted earnings per share ....................             (0.42)         (0.27)         (0.47)          (1.09)       (1.98)
      Book value per share (period end) .............              7.99           7.52           7.31            7.79         8.85
      Weighted average shares outstanding
          Used for diluted earnings per share .......         1,487,492      1,165,370      1,165,370       1,165,370      554,558
      Total shares outstanding.......................         2,079,199      1,165,370      1,165,370       1,165,370    1,145,070
Performance Ratios:
      Return on average assets.......................             (2.00)%        (1.13)%        (0.87)%         (3.41)%      (5.20)%
      Return on average equity.......................            (14.34)%        (7.10)%        (7.74)%        (12.86)%     (12.70)%
      Interest-rate spread during the period.........              3.33 %         3.12 %         2.76 %          2.66 %       1.31 %
      Net interest margin............................              3.71 %         3.73 %         3.62 %          3.60 %       2.47 %
      Efficiency.....................................            134.30 %       121.80 %       112.60 %        158.07 %     528.80 %
Asset Quality Ratios:
      Allowance for credit loan losses to
          period end loans...........................              0.85 %         0.79 %         0.72 %          0.85 %       0.62 %
      Net charge-offs to average loans...............              0.08 %         0.00 %         0.00 %          0.00 %       0.00 %
      Nonperforming assets to period end total
          assets.....................................              0.21 %         0.00 %         0.31 %          0.00 %       0.00 %
Capital and Liquidity Ratios:
      Average equity to average assets...............              8.17 %        12.78 %        11.24 %         21.27 %      11.24 %
      Leverage (4.00% required minimum)..............              7.43 %        11.43 %        10.25 %         15.13 %      39.70 %
      Risk-based capital:
          Tier 1.....................................              9.23 %        14.21 %        10.24 %         22.31 %      87.54 %
          Total......................................             10.14 %        15.05 %        11.01 %         22.21 %      87.82 %
      Average loans held for investment to
          average deposits...........................             93.35 %        86.24 %        95.78 %         66.39 %      24.15 %

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and our results of operations should be read in conjunction with the consolidated financial statements and the related notes thereto included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those set forth under "Risk Factors" and elsewhere in this prospectus.

General

     Bancshares of Florida Inc., f/k/a Citizens Bancshares of South Florida, Inc. was incorporated in Florida in September 1998 to serve as a holding company for Citizens National Bank of Southwest Florida, a national banking association then in organization. The holding company structure provides flexibility for expansion of our banking business through possible acquisition of other financial institutions and provision of additional banking-related services which the traditional commercial bank may not provide under present laws. For example, banking regulations require that banks maintain a minimum ratio of capital to assets. In the event that Citizens National's or Bank of Florida's growth is such that this minimum ratio is not maintained, we may borrow funds, subject to the capital adequacy guidelines of the Federal Reserve Board, and contribute them to the capital of Citizens National or Bank of Florida.

     For approximately the first eleven months following our incorporation, our main activities centered on applying for a national bank charter, applying to become a bank holding company, hiring and training bank employees, preparing the banking facilities and premises for opening, and conducting an initial public offering of common stock to raise a minimum of $10 million to fund the startup of Citizens National. By August 1999, we had received subscriptions to purchase common stock in an amount in excess of the required minimum, and on August 24, 1999, Citizens National commenced operations at its office located at 3401 Tamiami Trail North in Naples, Florida.

     Citizens National is a full service commercial bank with full trust powers, which we exercise through its wholly-owned subsidiary, Florida Trust Company. Citizens National offers a full range of interest bearing and non-interest bearing deposit accounts, including commercial and retail checking accounts, money market accounts, individual retirement accounts, regular interest bearing statement savings accounts, certificates of deposit, commercial loans, real estate loans, home equity loans and consumer/installment loans. In addition, Citizens National provides such consumer services as U.S. Savings Bonds, travelers checks, cashiers checks, safe deposit boxes, bank by mail services, direct deposit and automatic teller services.

     On April 18, 2000, Florida Trust Company was incorporated under the laws of the State of Florida as a wholly-owned subsidiary of Citizens National. Florida Trust Company applied to the Comptroller of the Currency and was approved to engage in fiduciary services and estate planning consultation on August 23, 2000. Florida Trust Company offers investment management, trust administration, estate planning, and financial planning services.

     On July 16, 2002, we opened the Bank of Florida, a newly formed state-chartered commercial bank, in Fort Lauderdale, Florida. Bank of Florida opened with over $7 million in capital and offers products and services similar to those offered by Citizens National.

Results of Operations

Comparison of Results of Operations for the Three Months Ended June 30, 2002

     Net Income.  For the three-month  period ended June 30, 2002, we reported a
     ----------
net loss of $362,379 compared to a net loss of $126,661 for the comparable period in 2001. Of this amount, approximately $334,932 is attributable to the pre-opening expenses for the Bank of Florida.

     Net  Interest  Income.  The  largest  component  of our net  income  is net
     ---------------------
interest income, which is the difference between the income earned on assets and the interest paid on deposits and borrowings used to support such assets. Net interest income is determined by the rates earned on interest-earning assets and the rates paid on our interest-bearing liabilities, the relative amounts of interest-earning assets and interest-bearing liabilities, and the degree of mismatch and the maturity and re-pricing characteristics of its interest-earning assets and interest-bearing liabilities. Interest expense resulted mainly from interest paid on customer deposits. Net interest income was $873,296 for the three months ended June 30, 2002, as compared to $564,094 for the three months ended June 30, 2001. The increase was directly related to significant increase in loan volume of 58% (approximately $29.2 million) between the periods. Interest income generated during the quarter ended June 30, 2002, totaled $1,417,325, compared to $1,117,606 for the same period in 2001. Approximately 94.6% of interest income for the second quarter of 2002 resulted from interest and fees on loans compared to 93.4% for the second quarter of 2001, a result of continued strong loan growth at Citizens National. Interest expense totaled $544,029 for the second quarter of 2002, compared to $553,512 for that period in 2001. Net interest spread, the difference between the yield on earning assets and the rate paid on interest-bearing liabilities, was 3.34% for the three months ended June 30, 2002, as compared to 3.21% for the three months ended June 30, 2001. For the three-month period ended June 30, 2002, our net interest income yield was 3.34%, reflecting a yield on average earning assets of 6.57% and the cost of average interest-bearing liabilities of 3.24%.

     Provision and Allowance for Credit Losses.  We have developed  policies and
     -----------------------------------------
procedures for evaluating the overall quality of our credit portfolio and the timely identification of potential problem loans. Management's judgment as to the adequacy of the allowance is based upon a number of assumptions about future events that it believes to be reasonable, but which may or may not be valid. Thus, there can be no assurance that charge-offs in future periods will not exceed the allowance for credit losses or that additional increases in the credit loss allowance will not be required.

     The allowance for credit losses is established through a provision for loan losses charged against income. Loans are charged against the provision when management believes that the collectibility of the principal is unlikely. The provision is an estimated amount that management believes will be adequate to absorb losses inherent in the loan portfolio based on evaluations of its collectibility. The evaluations take into consideration such factors as changes in the nature and volume of the portfolio, overall portfolio quality, specific problem loans and commitments, and current anticipated economic conditions that may affect the borrower's ability to pay. While management uses the best information available to recognize losses on loans, future additions to the provision may be necessary based on changes in economic conditions.

     As a result of our continued growth in loans during the three-months ended June 30, 2002, $34,222 was added to the provision for such period, compared to $65,200 for the three month period ended June 30, 2001.

     Non-Interest  Income.  Our primary sources of  non-interest  income include
     --------------------
service charges on deposit accounts and fees related to loans which are closed in the name of a third party and fees generated by Florida Trust Company. Other sources of non-interest income include debit card, ATM card, check printing, safe deposit, wire transfer and official check fees.

     Non-interest income totaled $124,121 for the three month period ended June 30, 2002, compared to $75,861 for the three month period ended June 30, 2001. Non-interest income included $67,563 in fees generated by Florida Trust Company during the second quarter of 2002, compared to $51,564 for the comparable period in 2001.

     Non-Interest  Expense.  As Citizens National Bank and Florida Trust Company
     ---------------------
continued to grow and we incurred expenses related to the organization of Bank of Florida in Fort Lauderdale, our non-interest expense totaled $1,325,574 for the second quarter of 2002, compared to $701,416 for the comparable period in 2001. Expenses related to personnel totaled $756,311 for the second quarter of 2002, compared to $406,384 for the comparable period in 2001. Non-interest expenses attributed to the operation of Florida Trust Company totaled $143,604 for the three month period ended June 30, 2002, compared to $99,860 for the comparable period in 2001. Non-interest expenses attributed to Bank of Florida totaled $334,747 for the three month period ended June 30, 2002.

Comparison of Results of Operations for the Six Months Ended June 30, 2002

     Net Income. For the six-month period ended June 30, 2002, we reported a net
     ----------
loss of $877,308, compared to a net loss of $316,593 for the comparable period in 2001. Operations from Citizens National Bank resulted in a loss of $32,907, which included the addition of $240,620 to the provision for loan losses. Florida Trust Company operations for the first six months of 2002 resulted in a net loss of $125,688. Pre-opening expenses for the Bank of Florida totaled $628,823.

     Net Interest Income.  Interest income generated during the six months ended
     -------------------
June 30, 2002, totaled $2,705,346, compared to $2,149,104 for the same period in 2001. Approximately 97.2% of interest income for the first six months of 2002 resulted from interest and fees on loans, compared to 88.1% for the first six months of 2001, a result of continued strong loan growth at Citizens National. Interest expense totaled $1,082,459 for the first six months of 2002, compared to $1,105,096 for that period in 2001. Interest expense resulted mainly from interest paid on customer deposits. Net interest income was $1,622,887 for the six months ended June 30, 2002, as compared to $1,044,008 for the six months ended June 30, 2001. The $29.2 million increase in loans (58%) between the periods had the most significant impact on the improvement in total interest income. Net interest income increased 55.5% for the six months ended June 30, 2002, versus the comparable period in 2001.

     Net interest spread, the difference between the yield on earning assets and the rate paid on interest-bearing liabilities, was 3.33% for the six months ended June 30, 2002, as compared to 3.12% for the six months ended June 30, 2001. Net interest margin, which is net interest income divided by average assets, declined slightly to 3.71% for the six months ended June 30, 2002, as compared to 3.73% for the six months ended June 30, 2001. The increase in spread was a result of increases in loan volumes having a greater impact on these ratios than the numerous declines in interest rates during the first six months of 2002.



                           [Intentionally Left Blank]

     The following table depicts, for the six-month period indicated, certain information related to our average balance sheet and its average yields on assets and average costs of liabilities. Such yields are derived by dividing income or expense by the average balance of the corresponding assets or liabilities. Average balances have been derived from daily averages.

                                                                                For the Six Months Ended June 30,
                                                         -------------------------------------------------------------------------
                                                                            2002                                2001
                                                         ------------------------------------- -----------------------------------
                                                                          Interest    Average                 Interest    Average
                                                            Average         and       Yield/    Average          and       Yield/
                                                            Balance      Dividends     Rate      Balance      Dividends     Rate
                                                            -------      ---------     ----      -------      ---------     ----
Earning assets:
  Interest earning deposits ..........................   $ 1,933,151    $    19,346    2.01%   $ 1,527,473   $    52,603    6.91%
  Securities .........................................       582,588         15,992    5.51%       559,177        15,669    5.62%
  Federal funds sold .................................     4,926,090         40,629    1.65%     7,291,552       187,040    5.14
  Loans ..............................................    74,019,508      2,629,379    7.12%    42,243,810     1,893,792    8.99%
                                                          ----------      ---------             ----------     ---------
      Total earning assets ...........................    81,461,337      2,705,346    6.66%    51,622,012     2,149,104    8.35%

Non-earning assets ...................................     6,221,859                             4,539,875
                                                           ---------                             ---------

      Total assets ...................................   $87,683,196                           $56,161,887
                                                         ===========                           ===========

Interest-bearing liabilities:
  NOW and money market ...............................   $14,102,399         72,661    1.03%   $14,127,314       222,776    3.16%
  Savings ............................................       806,079          1,852    0.46%       598,900         7,479    2.50%
  Time deposits ......................................    48,977,504        995,543    4.08%    27,640,553       874,841    6.35%
  Other borrowings ...................................     1,228,630         12,403    2.02%             0             0    0.00%
                                                           ---------         ------            -----------   -----------
      Total interest-bearing liabilities .............    65,114,612      1,082,459    3.33%    42,366,767     1,105,096    5.23%

Non interest-bearing liabilities .....................    10,355,864                             4,879,831
Stockholders' equity .................................    12,212,720                             8,915,289
                                                           ---------                             ---------
   Total liabilities and equity ......................   $87,683,196                           $56,161,887
                                                         ===========                           ===========

Net interest income before Provision .................                  $ 1,622,887                          $ 1,044,008
                                                                        ===========                          ===========
Interest-rate spread .................................                                 3.33%                                3.12%

Net interest margin ..................................                                 3.71%                                3.73%

Ratio of average earning assets to
 Average interest-bearing Liabilities ................         125.1%                                121.8%


     Provision and Allowance for Credit Losses.  At June 30, 2002, the allowance
     -----------------------------------------
for credit losses amounted to $678,245, or 0.85% of outstanding loans. At December 31, 2001, the allowance for credit losses totaled $494,205, or 0.72% of outstanding loans. The provision for credit losses was $240,620 for the six months ended June 30, 2002. For the same six month period in 2001, the provision for credit losses was $115,951. Because of a lack of historical loss experience, the provision has been established based principally on loss histories of comparably sized and positioned banking institutions, adjusted for current economic and demographic conditions. The provision is also influenced by the fact that some 30% of the loan portfolio is residential real estate, which historically has resulted in a lower percentage of losses.

     Activity in the allowance for credit losses follows:

                                                Six Months       Twelve Months
                                                   Ended             Ended
                                               June 30, 2002   December 31, 2001
                                               -------------   -----------------

            Balance, beginning of period         $ 494,205        $ 281,067
            Recoveries                                   0              268
            Charge-offs                            (56,580)          (1,702)
            Provision charged to operations        240,620          214,572
                                                   -------          -------
            Balance, end of period               $ 678,245        $ 494,205
                                                 =========        =========

     Non-Interest Income. Total non-interest income increased by $127,373 during
     -------------------
the six months ended June 30, 2002, as compared to the same period in 2001, reflecting increased activity fees related to increases in deposit and loan balances. Non-interest income totaled $235,646 for the six months ended June 30, 2002, as compared to $108,273 for the comparable period in 2001.

     Non-Interest  Expense.  Our  non-interest  expense  increased by $1,142,298
     ---------------------
during the six months ended June 30, 2002, as compared to the same period in 2001. Some 55% of this increase, or $628,637 was related to start-up costs for Bank of Florida. For the first six months of 2002, this increase involved increases in salary and benefits of $622,347 that resulted from the addition of staff due to continued growth and provided normal salary and benefit increases. Occupancy and equipment related expenses increased $175,068 in the first six months of 2002, as compared to the same period in 2001. The organization of Bank of Florida occupancy and equipment expenses totaled $144,285 in the first six months of 2002, or 82.4% of the total increase.

     The following amounts comprised our non-interest expense:

                                                             Six Months
                                                           Ended June 30,
                                                     -------------------------
Non-Interest Expense                                     2002         2001
---------------------------------------------------- -----------    ----------

Citizens National Bank
Salaries & benefits ................................     $  868        $  638
Occupancy ..........................................        262           231
Data processing ....................................         97             1
Professional & outside services ....................         51            32
Advertising & marketing ............................          2            15
Other ..............................................         13            61
                                                         ------        ------

   Total Citizens National Bank ....................      1,513         1,148

Florida Trust Company
Salaries & benefits ................................     $  207        $  157
Other ..............................................         57            47
                                                         ------        ------
   Total Florida Trust Company .....................     $  264        $  204
                                                         ======        ======

Bank of Florida
Salaries & benefits ................................     $  343        $    0
Occupancy ..........................................        145             0
Other ..............................................        141             0
                                                         ------        ------
   Total Bank of Florida ...........................        629             0
                                                         ------        ------
Total non-interest expense .........................     $2,406        $1,352
                                                         ======        ======

Consolidated Non-Interest Expense:
Salaries & benefits ................................     $1,418        $  795
Occupancy ..........................................        407           231
Other expenses .....................................        581           326
                                                         ------        ------
   Total non-interest expense ......................     $2,406        $1,352
                                                         ======        ======


Comparison  of Results of Operations  for the Years Ended  December 31, 2001 and
2000

     Net Income.  Consistent  with the results of de novo banking  institutions,
     ----------
our investment in expansion and growth came at the expense of earnings. Our net loss for the year ended December 31, 2001, totaled $552,789 as we continued to grow our asset base in order to cover fixed costs of operation and expand wealth management services. A significant portion of this loss was the addition of $214,572 to the provision for loan loss and a net loss of $300,962 related to the operation of Florida Trust Company. The 2001 loss of $552,789 compares to a loss of $1,263,981 in 2000.

     Net Interest Income. Interest and loan fee income increased from $2,673,000
     -------------------
in 2000 to $4,626,000 in 2001, a 73.0% increase. The yield on average earning assets for 2001 was 7.92% compared to 8.01% in 2000. Interest and fees on loans for 2001 was $4,280,000, a result of an average yield of 8.41% compared to

$1,780,000 resulting from an average yield of 9.92% for 2000. Interest on investments decreased from $242,000 in 2000, based on an average yield of 6.91%, to $83,000 in 2001 resulting from an average yield of 6.38%. Interest on federal funds sold decreased from $651,000 in 2000 to $263,000 in 2001. During 2001, the increased volumes of higher yielding loans offset significant declines in the interest rates on earning assets. Average loans comprised 87.1% of average earning assets in 2001 compared to 57.8% in 2000.

     Interest on deposit accounts amounted to $2,251,000 in 2001, compared to $1,385,000 in 2000. The average rate paid on deposits in 2001 was 4.06%, compared to an average rate of 5.35% in 2000.

     The following is an analysis of the net interest earnings for the years ended December 31, 2001 and 2000 with respect to each major category of interest-earning asset and each major category of interest-bearing liabilities.


                           [Intentionally Left Blank]

For purposes of these analyses, non-accruing loans, if any, are included in the average balances and tax exempt income, to the extent included in the amounts below, is not reflected on a tax equivalent basis. Loan fees included in interest earned are not material to the presentation.

                                                                     For the Twelve Months Ended December 31,
                                            --------------------------------------------------------------------------------------
                                                             2001                                              2000

                                            -------------------------------------            -------------------------------------
                                                            Interest      Average                             Interest    Average
                                               Average        and         Yield /              Average          and       Yield /
                                               Balance     Dividends       Rate                Balance       Dividends      Rate
                                            -------------------------------------            -------------------------------------
ASSETS:
    Earning assets:
      Interest earning deposits             $    759,563   $   52,604       6.93%            $ 2,136,612     $  146,404      6.85%
      Securities                                 535,242       30,067       5.62%              1,369,741         95,885      7.00%
      Federal funds sold                       6,224,135      263,485       4.23%             10,576,601        651,339      9.16%
      Loans                                   50,866,391    4,029,401       7.92%             19,302,050      1,779,649      9.22%
                                            ------------   ----------                        ------------    ----------

        Total earning assets                $ 58,385,331   $4,375,557       7.49%            $33,385,004     $2,673,277      8.01%
    Non-earning assets                         4,658,827                                       5,410,553
                                            ------------                                     -----------
        Total Assets                        $ 63,044,158                                     $38,795,557
                                            ============                                     ===========

LIABILITIES:
    Interest-bearing liabilities:
      NOW and money market                  $ 13,282,396      317,915       2.39%            $ 6,298,119        226,287      3.59%
      Savings                                    641,368       12,460       1.94%                511,591         15,975      3.12%
      Time Deposits                           32,668,252    1,896,426       5.81%             19,069,581      1,142,280      5.99%
      Other interest bearing deposits         13,282,396      317,915       2.31%              6,298,119        226,287      3.59%
      Other borrowings                           997,582       23,977       2.40%                      0              0         0%
                                            ------------   ----------                        ------------    ----------

        Total interest-bearing liabilities    47,589,598    2,250,778       4.73%             25,879,291      1,384,542      5.35%

      Non interest-bearing liabilities         6,649,910                                       3,084,857
      Stockholders' equity                     8,804,650                                       9,831,409
                                            ------------                                     -----------
        Total liabilities and equity        $ 63,044,158                                     $38,795,557
                                            ============                                     ===========


      Net interest income before provision                 $2,124,779                                        $1,288,735
                                                           ==========                                        ==========

      Interest-rate spread                                                  2.76%                                            2.66%

      Net interest margin                                                   3.37%                                            3.32%

      Ratio of average earning assets to
        Average interest-bearing liabilities       122.7%                                          129.0%

     The effect of changes in average balances (volume) and rates on interest income, interest expense and net interest income, for the period indicated, is shown in the table below. The effect of a change in average balances has been determined by applying the average rate in the earlier period to the change in the average balance of the later period, as compared with the earlier period. The effect of a change in the average rate has been determined by applying the average balances in the later period to the change in the average rate in the later period, as compared with the earlier period. Changes resulting from average balance/rate variances are included in changes resulting from volume.

                                               Year Ended December 31, 2001
                                                     Compared to 2000
                                                Increase (Decrease) Due to
                                          -------------------------------------
                                           Volume        Rate          Change

Interest earned on:
  Federal funds sold .................  $  (268,038)  $  (119,816)  $  (387,854)
  Investments ........................     (152,818)       (6,800)     (159,618)
  Loans ..............................    2,910,232      (660,480)    2,249,752
                                          ---------      --------     ---------

     Total interest income ...........    2,489,376      (787,096)    1,702,280
                                          ---------      --------     ---------

Interest paid on:
  Savings deposits ...................        4,052        (7,567)       (3,515)
  Time deposits ......................      814,569       (60,423)      754,146
  Other interest bearing deposits ....      250,940      (159,312)       91,628
  Other borrowings ...................       23,977             0        23,977
                                          ---------      --------     ---------

      Total interest expense .........    1,093,539      (227,303)      866,236
                                          ---------      --------     ---------

Change in net interest income ........  $ 1,395,838   $  (559,794)  $   836,044
                                          =========      ========     =========


     Provision  and  Allowance  for Credit  Losses.  The  provision for possible
     ---------------------------------------------
credit losses decreased to $215,000 in 2001 from $256,000 in 2000. Because of a lack of historical loss experience, the provision has been established based principally on loss histories of comparably sized and positioned banking institutions, adjusted for current economic and demographic conditions. The provision is also influenced by the fact that some 30% of the loan portfolio is residential real estate which historically has resulted in a lower percentage of losses.

     Accrual of interest is discontinued on a loan when management determines, after consideration of economic and business factors affecting collection efforts, that collection of interest is doubtful.

     At December 31, 2001 and 2000, there were no loans which were accounted for on a non-accrual basis, no loans which were contractually past due 90 days or more as to principal or interest payments, and no loans which would be defined as troubled debt re-structurings.

     An analysis of our allowance for possible credit losses and loan loss experience (charge-offs and recoveries) is furnished in the following table:


                                                         Year Ended December 31,
                                                         -----------------------
                                                             2001        2000
                                                         -----------  ----------

Balance at beginning of period .........................   $281,067    $ 26,885
Charge-offs:
  Consumer .............................................      1,702       2,520
  Commercial ...........................................          0           0
  Residential ..........................................          0           0

Recoveries:
  Consumer .............................................        268       1,000
  Commercial ...........................................          0           0
  Residential ..........................................          0           0

Net charge-offs ........................................      1,434       1,520

Provision for losses charged to operations .............    214,572    $255,702
                                                            -------    --------
Balance at end of period ...............................   $494,205    $281,067
                                                           ========    ========

Asset Quality Ratios
Net charge-offs during the period to average loans
    outstanding during the period ......................       0.00%       0.01%
Allowance for credit losses to total loans .............       0.72%       0.86%
Allowance for credit losses to non-performing
     Assets ............................................     207.65%        N/A
Non-performing loans to total loans                            0.35%          0%
Non-performing loans to total assets                           0.31%          0%


     At December 31, 2001 and 2000, the allowance for possible credit losses was generally allocated as follows:

                                            2001                          2000
                                   --------------------------   ------------------------------
                                                Percent of                      Percent of
                                               Loans in Each                Percent of Loans
                                                Category to                 in Each Category
                                    Amount     Total Loans        Amount       to Total Loans
                                   ---------  ---------------   ---------   -----------------
     Commercial .................  $121,026         16.8%        $108,439           15.3%
     Real estate ................   215,417         52.5%         147,888           74.7%
     Lines of credit ............   135,500         26.4%          19,136            7.7%
     Consumer ...................    22,261          4.3%           5,604            2.3%
                                   --------      --------        --------        --------
          Total .................  $494,205        100.0%        $281,067          100.0%
                                   ========      ========        ========        ========

     Although the allowance for credit losses was determined by category of loans, the entire allowance is available to absorb losses from any category.

     The allowance for credit losses is established based upon management's evaluation of the potential losses in our total loan portfolio. In analyzing the adequacy of the allowance for credit losses, management considers its own internal review, as well as the results of independent external credit reviews, changes in the composition and volume of the loan portfolio, levels of non-performing and charged-off loans, local and national economic conditions, and other factors.

     Non-Interest  Income.  Non-interest  income for 2001  increased to $311,000
     --------------------
from $44,000 in 2000. Fee income from Florida Trust Company, in its first year of revenue generation, totaled $148,000 in 2001.

     The following amounts comprised our general non-interest income sources for the years ended December 31:

                                                              2001        2000
                                                            --------    --------

Service charges, commissions and fees ..................    $310,764    $ 44,020
                                                            ========    ========

     Non-Interest Expense. Total non-interest expenses increased from $2,341,000
     --------------------
in 2000 to $3,024,000 in 2001, an increase of 29.2%. Salaries and benefits expense represented the area of greatest change, increasing from $1,248,000 in 2000 to $1,731,000 in 2001. Total assets per employee were $2,753,000 at December 31, 2001, compared to $2,143,000 at December 31, 2000. Occupancy and equipment-related expenses increased by 12.2% or $53,000 in 2001 compared to 2000. Expenses related to the operation of Florida Trust Company are included in non-interest expenses. These expenses totaled $49,000 in 2001, compared to $230,912 in 2000. Personnel costs for Florida Trust Company comprised $356,000 of the totals, while other operating expenses were $93,000 in 2001.



                           [Intentionally Left Blank]

     The following amounts comprised our non-interest expense:

                                                                  Years Ended
                                                                  December 31,
                                                                ----------------

                                                                ----------------
Non-Interest Expense:                                             2001    2000
                                                                -------- -------

Citizens National Bank
Salaries & benefits ...........................................  $1,375  $1,143
Occupancy .....................................................     489     436
Data processing ...............................................     159     128
Professional & outside services ...............................      98      75
Advertising & marketing .......................................      42      42
Other .........................................................     335     285
                                                                 ------  ------
   Total Citizens National Bank ...............................  $2,498  $2,109
                                                                 ======  ======

Florida Trust Company
Salaries & benefits ...........................................  $  336  $  106
Other .........................................................      94     126
                                                                 ------  ------
   Total Florida Trust Company.................................  $  430  $  232
                                                                 ======  ======

Bank of Florida
Salaries & benefits ...........................................  $    0  $    0
Occupancy .....................................................       0       0
Other .........................................................      76       0
                                                                 ------  ------
  Total Bank of Florida .......................................  $   76  $    0
                                                                 ======  ======

Consolidated Non-Interest Expense:
Salaries & benefits ...........................................  $1,731  $1,249
Occupancy .....................................................     489     436
Other expenses ................................................     804     656
                                                                 ------  ------
   Total non-interest expense .................................  $3,004  $2,341
                                                                 ======  ======


Financial Condition

     Our total assets at June 30, 2002, were $94.9 million, increasing from $77.1 million at December 31, 2001. The increase of approximately $17.8 million was due principally to the increase in loan balances of $11.1 million and a $4.2 million increase in interest-bearing deposits and banks. Deposits increased approximately $14.6 million, with $1.2 million of the interest attributable to non-interest bearing deposits, a 12.2% increase, compared to a 24.6% increase ($13.4 million) in interest-bearing deposits.

     During 2001, total assets grew by $27.8 million or 56.4% to $77.7 million at December 31, 2001. This increase was achieved primarily through the attraction of customer deposits of $24.2 million during the year, ending with an aggregate balance of $64.3 million at December 31, 2001. These deposits were principally used to generate new loans of $35.4 million, increasing loan balances outstanding at December 31, 2001 to $68.4 million. Investment in interest bearing accounts at other banks decreased approximately $4.0 million to

Total stockholders' equity as of June 30, 2002, was $16,781,779, an increase of $8.2 million, or approximately 97%, compared with stockholders' equity of approximately $8.5 million, as of December 31, 2001.

The following table shows selected ratios for the periods ended or at the dates indicated:


                                                               Six Months Ended            Year Ended
                                                                June 30, 2002           December 31, 2001
                                                               -----------------        -----------------

Return on average assets ....................................        (2.00)%                 (0.87)%
Return on average equity ....................................       (14.34)%                 (7.74)%
Interest-rate spread during the period ......................         3.33 %                  2.76 %
Net interest margin .........................................         3.71 %                  3.62 %
Allowance for credit losses to period end loans .............         0.85 %                  0.72 %

Net charge-offs to average loans held for investment ........         0.08 %                  0.00 %

Nonperforming assets to period end total assets..............         0.21 %                  0.31 %
Average Equity to Average Assets Ratio.......................         8.17 %                 11.24 %

Loans

     Management believes that general economic conditions in our primary service areas, including the real estate market, continue to be healthy due to the growth in the areas' population and demand for real estate property and personal services. Accordingly, we have experienced continued demand for consumer and commercial financing in 2001 as loans increased $35.4 million, or 107.3%, to $68.4 million at December 31, 2001. At December 31, 2001, commercial loans comprised 16.8% of total loans; real estate loans comprised 52.5%; lines of credit comprised 26.4%; and consumer loans comprised 4.3%. Commercial lending activity is focused on seasonal working capital loans and commercial real estate term loans. At December 31, 2001, we had one loan on non-accrual with a balance of $238,000, 75% of which is SBA guaranteed. At December 31, 2000, the bank had no non-performing loans.

     We engage, through our bank subsidiaries, in a full complement of lending activities, including commercial, consumer/installment and real estate loans.

     Our commercial lending is directed principally towards businesses whose demands for funds fall within our bank subsidiaries' legal lending limits and are potential deposit customers. For presentation purposes, the commercial lending category includes loans made to individual, partnership or corporate borrowers, and obtained for a variety of business purposes. Particular emphasis is placed on loans to small and medium-sized businesses.

     Our real estate loans consist of residential and commercial first mortgage loans, second mortgage financing and construction loans.

     Lines of credit include home equity, commercial, and consumer lines of credit.

     Our consumer loans consist primarily of installment loans to individuals for personal, family and household purposes.

     We have correspondent relationships with several banks, whereby we can engage in the sale and purchase of loan participations. Participations purchased, if any, are entered into using the same underwriting criteria that would be applied if we had originated the loan. This would include credit and collateral analyses and maintenance of a complete credit file on each purchased participation that is consistent with the credit files that we maintain on our customers.

     The following is an analysis of maturities of loans as of December 31, 2001:

                                                                Due in 1 Year    Due in 1 to 5    Due After 5
     Type of Loan                                                   or Less         Years            Years           Total
-------------------------------------------------------------   -------------    -------------    -----------     -----------
Commercial ..................................................     $ 3,649,841     $ 6,286,280     $ 1,531,637     $11,467,758
Real estate .................................................       5,977,760      11,209,851      18,715,291      35,902,902
Lines of credit .............................................       6,841,633       5,221,692       6,003,406      18,066,731
Consumer ....................................................         374,967       2,412,881         180,323       2,968,171
                                                                  -----------     -----------     -----------     -----------
     Total ..................................................     $16,844,201     $25,130,704     $26,430,657     $68,405,562
                                                                  ===========     ===========     ===========     ===========

     The following table presents various categories of loans contained in our loan portfolio and the total amount of all loans at December 31, 2001 and 2000.

                                                             December 31,
                                                     ---------------------------

Type of Loan                                            2001             2000
------------------------------------------------     -----------     -----------
Commercial loans ...............................     $11,467,758     $ 5,052,787
Real estate loans ..............................      35,902,902      24,648,033
Lines of credit ................................      18,066,731       2,551,517
Consumer loans .................................       2,968,171         747,239
                                                     -----------     -----------
     Subtotal ..................................      68,405,562      32,999,576

Allowance for:
     possible loan losses ......................         494,205         281,067
     Unearned income and deferred loan fees ....          68,802          45,322
                                                     -----------     -----------
          Net loans ............................     $67,847,555     $32,673,187
                                                     ===========     ===========

     We do not presently have, nor do we intend to implement, a rollover policy with respect to our loan portfolio. All loans are recorded according to original terms, and demand loans, overdrafts and loans having no stated repayment terms or maturity are reported as due in one year or less.

     At December 31, 2001, the amount of loans due after one year with predetermined interest rates totaled approximately $10,063,229, while the amount of loans due after one year with floating interest rates totaled approximately $41,498,132. Our bank subsidiaries generally do not make fixed rate loans with maturities longer than five years.

     Investment  Securities.  We primarily  invest in  obligations of the United
     ----------------------
States or obligations guaranteed as to principal and interest by the United States and other taxable securities. The following table presents, at December 31, 2001 and 2000, the carrying value of our investments:

                                                             December 31,
                                                      --------------------------
                   Investment Category                   2001            2000
------------------------------------------------      ----------      ----------
Obligations of U.S. Treasury and other U.S. ....
   government agencies .........................        $ 25,000      $1,024,394
State and political subdivisions ...............               0               0
Restricted securities, FHLB stock, and
   Federal Reserve Bank stock, at cost .........         541,760         377,360
                                                         -------         -------
       Total ...................................        $566,760      $1,401,754
                                                        ========      ==========

     The following table indicates the respective maturities and weighted average yields of securities available for sale as of December 31, 2001:

                                                                        Weighted
                                                                         Average
                   Type of Investment                        Amount       Yield
-----------------------------------------------------       --------    --------
Obligations of U.S. Treasury and other U.S. .........
   government agencies:
    0 - 1 year ......................................       $      0        N/A
    Over 10 years ...................................         25,000       5.50%
Other securities:
     No stated maturity .............................        541,760       5.00
                                                             -------       ----
          Total .....................................       $566,760       5.02%
                                                            ========       ====

     The weighted average yields for tax exempt securities, if applicable, are computed on a tax equivalent basis.

Liquidity and Capital Resources

     Liquidity Management.  Liquidity management involves monitoring our sources
     --------------------
and uses of funds in order to meet our day-to-day cash flow requirements while maximizing profits. Liquidity represents the ability of a company to convert assets into cash or cash equivalents without significant loss and to raise additional funds by increasing liabilities. Liquidity management is made more complicated because different balance sheet components are subject to varying degrees of management control. For example, the timing of maturities of the investment portfolio is very predictable and subject to a high degree of control at the time investment decisions are made. However, net deposit inflows and outflows are far less predictable and are not subject to the same degree of control. Asset liquidity is provided by cash and assets which are readily marketable, can be pledged, or which will mature in the near future. Liability liquidity is provided by access to core funding sources, principally the ability to generate customer deposits in our primary markets. In addition, liability liquidity is provided through the ability to borrow against approved lines of credit including federal funds purchased from correspondent banks and the Federal Home Loan Bank.

     Short-Term Investments.  Short-term  investments,  which consist of federal
     ----------------------
funds sold and interest-bearing deposits, averaged $6.9 million in the first six months of 2002, as compared to $8.8 million in the same period of 2001. At June 30, 2002, and December 31, 2001, short-term investments totaled $6.7 million and $2.8 million, respectively. These funds are a source of our liquidity and are generally invested in an earning capacity on an overnight basis.

     Federal funds sold totaled $2.7 million at December 31, 2001, compared to $7.7 million on December 31, 2000. The lower level reflects maturities of certificate of deposit promotions sold in 2000.

     Management regularly reviews our liquidity position and has implemented internal policies that establish guidelines for sources of asset-based liquidity and limit the total amount of purchased funds used to support the balance sheet and funding from non-core sources.

     Deposits and Other Sources of Funds.  In addition to deposits,  the sources
     -----------------------------------
of funds available for lending and other business purposes include loan repayments, loan sales, and borrowings from the Federal Home Loan Bank. Loan repayments are a relatively stable source of funds, while deposit inflows and outflows are influenced significantly by general interest rates and money market conditions. Borrowings may be used on a short-term basis to compensate for reductions in other sources, such as deposits at less than projected levels, and are also used to fund the origination of mortgage loans designated to be sold in the secondary markets.

     We offer a full range of interest bearing and non-interest bearing accounts, including commercial and retail checking accounts, negotiable order of withdrawal ("NOW") accounts, money market accounts with limited transactions, individual retirement accounts, regular interest bearing statement savings accounts and certificates of deposit with a range of maturity date options. The sources of deposits are residents, businesses and employees of businesses within our market areas. Deposits are generally obtained through the personal solicitation of our officers and directors, direct mail solicitation and advertisements published in the local media. We pay competitive interest rates on time and savings deposits. In addition, we have implemented a service charge fee schedule competitive with other financial institutions in our market areas, covering such matters as maintenance fees on checking accounts, per item processing fees on checking accounts, returned check charges and the like.

     Deposits from our primary market provide a relatively stable funding source for our loan portfolio and other earning assets. Our total deposits were $78.9 million at June 30, 2002, and $64.3 million at December 31, 2001. Most of the $14.6 million increase in deposits since December 31, 2001, was attributable to continued growth in certificates of deposit. The funding requirements for loans have continued to grow in the first six months of 2002, from 2001 levels. Loans have increased $11.1 million during the period from December 31, 2001, to June 30, 2002. As noted, we have also experienced strong growth in non-interest deposits as management directed a conscious effort to attract deposits from commercial relationships. Management anticipates that a stable base of deposits will be our primary source of funding to meet both short-term and long-term liquidity needs in the future.

     Total deposits increased $24.2 million or 60.2% to $64.3 million at December 31, 2001. During 2001, interest-bearing deposits increased 50.6% to $54.3 million, while non-interest-bearing deposits increased 144.3% to $10.0 million. At December 31, 2001, time deposits represented 65.4% of total deposits, other interest-bearing deposits were at 19.1%, and non-interest bearing balances were 15.5%.

     The following table presents, for the years ended December 31, 2001 and 2000, the average amount of, and average rate paid on, each of the following deposit categories.


                                                              Average Amount                    Average Rate Paid
                                                     -------------- --- ---------------    ---------- ---- ------------
                 Deposit Category                        2001                2000            2001             2000
  -----------------------------------------------    --------------     ---------------    ----------      ------------
  Non-interest bearing demand deposits ..........       $6,515,330          $3,002,190        N/A               N/A
  Savings deposits ..............................          641,368             511,591       1.94%            3.12%
  Time deposits .................................       32,668,252          17,410,719       5.81%            6.56%
  Other interest bearing deposits ...............       13,282,396           6,298,119       2.39%            3.59%
  Other borrowing ...............................          997,582                   0       2.40%              N/A

     The following table indicates amounts outstanding of time certificates of deposit of $100,000 or more and their respective maturities at of December 31:

                                                 2001                   2000
                                             -------------         -------------

3 months or less ...................          $ 7,891,485           $ 1,923,784
3 - 12 months ......................           15,263,095             4,713,792
1 - 3 years ........................            2,927,151             6,166,614
Over 3 years .......................              100,537             1,700,208
                                              -----------           -----------

      Total ........................          $26,182,268           $14,504,398
                                              ===========           ===========

     Capital.  The Federal  Reserve Board and bank regulatory  agencies  require
     -------
bank holding companies and financial institutions to maintain capital at adequate levels based on a percentage of assets and off-balance sheet exposures, adjusted for risk weights ranging from 0% to 100%. The Federal Reserve grants an exemption from these requirements for bank holding companies with less than $150 million in consolidated assets; therefore, our capital is currently measured only at our subsidiary banks' level. Under the risk-based standard, capital is classified into two tiers. Tier 1 capital consists of common stockholders' equity, excluding the unrealized gain (loss) on available-for-sale securities, minus certain intangible assets. Tier 2 capital consists of the general allowance for credit losses subject to certain limitations. An institution's qualifying capital base for purposes of its risk-based capital ratio consists of the sum of its Tier 1 and Tier 2 capital. The regulatory minimum requirements are 4% for Tier 1 and 8% for total risk-based capital.

     Bank holding companies and banks are also required to maintain capital at a minimum level based on total assets, which is known as the leverage ratio. The minimum requirement for the leverage ratio is 3%, but all but the highest rated institutions are required to maintain ratios 100 to 200 basis points above the minimum. We and Citizens National exceeded minimum regulatory capital ratios as of June 30, 2002, as reflected in the following table which sets forth its regulatory capital position.

                                       Actual                     Minimum1                 Well-Capitalized 2
                              ------------------------    -------------------------     -------------------------
                                Amount          %           Amount           %           Amount           %
                              ----------    ----------    -----------    ----------     ----------    -----------
                                                                (Dollars in thousands)
Total Capital (to risk-
   weighted assets) ......     $7,547        10.14%          $5,956        8.00%          $7,445        10.00%
Tier 1 Capital (to risk-
   weighted assets) ......      6,869         9.23%           2,978        4.00%           4,467         6.00%
Tier 1 Capital (to average
   assets) ...............      6,869         7.43%           3,698        4.00%           4,623         5.00%

----------

(1) The minimum required for adequately capitalized purposes.
(2)  To  be  "well-capitalized"   under  the  FDIC's  Prompt  Corrective  Action
     regulations.

     We are not aware of any current recommendation by any regulatory authority which, if implemented, would have a material effect on Citizens National's or Bank of Florida's liquidity, capital resources or results of operations.


                           [Intentionally Left Blank]

Interest Sensitivity

     The following is a combined maturity and re-pricing analysis of rate sensitive assets and liabilities as of December 31, 2001.

                                                       0-90         91-180        181-365         Over
                                                       Days          Days           Days         1 Year          Total
                                                       ----          ----           ----         ------          -----
                                                                      (Dollars in thousands)

Interest earning assets:
  Federal funds sold ...........................      $ 2,757      $      0       $      0      $      0       $  2,757
  Investment securities ........................            0             0              0            567           567
  Loans ........................................       25,101         2,534          2,174         38,597        68,406
  Other earnings assets ........................            0             0              0              0             0
                                                        -----         -----         ------          -----        ------

     Total interest earning assets .............     $ 27,858      $  2,534       $  2,174       $ 39,164      $ 71,730
                                                     ========      ========       ========       ========      ========

Interest bearing deposits ......................     $ 12,271      $      0       $      0       $      0      $ 12,271
  Certificates, less than $100,000 .............        1,086         6,144          4,614          3,998        15,842
  Certificates, $100,000 and over ..............        6,296         5,755         10,785          3,346        26,182
                                                        -----         -----         ------          -----        ------


      Total interest bearing liabilities .......     $ 19,653      $ 11,899       $ 15,399       $  7,344      $ 54,295
                                                     ========      ========       ========       ========      ========

Interest sensitivity gap:
  Sensitive assets less rate sensitive
    liabilities ................................     $  8,205      $ (9,365)      $(13,255)      $ 31,820      $ 17,405
                                                     ========      ========       ========       ========      ========

Cumulative interest sensitivity gap ............     $  8,205      $ (1,160)      $(14,415)      $ 17,405
                                                     ========      ========       ========       ========


Interest sensitivity gap ratio .................       141.7%          21.3%          14.1%        533.3%

Cumulative interest sensitivity gap ratio ......       141.7%          96.3%          69.4%        132.1%


     The objective of interest sensitivity management is to minimize the risk associated with the effect of interest rate changes on net interest margins while maintaining net interest income at acceptable levels. Managing this risk involves monthly monitoring of interest sensitive assets relative to interest sensitive liabilities over specific time intervals. All assets and liabilities are evaluated as maturing at the earlier of the re-pricing date or the contractual maturity date. While liabilities without specific terms such as money market, NOW and savings accounts are generally considered core deposits for liquidity purposes, they are deemed to re-price for purposes of interest rate sensitivity analysis. Management subjectively sets rates on all accounts.

     At December 31, 2001, we had $32.6 million in interest sensitive assets compared to $47.0 million in interest sensitive liabilities that will mature or re-price within a year.

     A negative gap position is indicative of a bank that has a greater amount of interest sensitive liabilities re-pricing (or maturing) than it does interest sensitive assets in a given time interval. In this instance, the impact on net interest income would be positive in a declining rate environment and negative if rates were rising. Conversely, a positive gap position represents a greater amount of interest sensitive assets re-pricing (or maturing). Thus, an increase in rates would positively impact net interest income, as the yield on earning assets would increase prior to the increase in the cost of interest bearing liabilities. The impact on net interest income described above is general, as other factors would additionally maximize or minimize the effect. For example, a change in the prime interest rate could effect an immediate change to rates on prime related assets, whereas a liability which re-prices according to changes in Treasury rates might (1) lag in the timing of the change and (2) change rates in an amount less than the change in the prime interest rate.

     Management believes that the current balance sheet structure of interest sensitive assets and liabilities does not represent a material risk to earnings or liquidity in the event of a change in market rates.


                           [Intentionally Left Blank]

                                    BUSINESS

General

     We are a multiple bank holding company that owns and operates Citizens National, a national banking association based in Naples, Florida, Bank of Florida, a state-chartered bank based in Fort Lauderdale, Florida, and Florida Trust Company, Inc., a wholly-owned subsidiary of Citizens National.

Strategy

     We plan to capitalize on the opportunities created by the consolidation of the banking industry in Florida that has taken place in recent years. We believe that consolidation has reduced the levels of personalized services and, for the most part, the national and regional financial institutions that dominate the banking industry in South Florida have increasingly focused on larger corporate customers, standardized loan and deposit products and other services. More specifically, many financial institutions have centralized their loan approval practices for small businesses, leaving less responsibility and authority with the local loan officer. The most frequent customer complaints are the lack of personalized service and turnover in lending personnel, which limits the customer's ability to develop a relationship with his or her banker. As a result of these factors, we believe there currently exists a significant opportunity to attract and preserve customers who are dissatisfied with their current banking relationships.

     We place emphasis on relationship banking so that each customer can identify and establish a comfort level with our bank officers and staff. We operate our subsidiary banks as community banks, emphasizing local leadership and local decision-making. We want our subsidiary banks to be the bank of choice for businesses, professionals and individuals looking for more personalized financial planning, services and products. The management team of each bank subsidiary makes its own credit decisions. Each subsidiary bank prices and markets its own loan and deposit products and has its own board of directors, drawn mainly from members of the local business community. Each board has full authority over the bank, in contrast to an "advisory" board that lacks authority. While a significant portion of our lending effort is concentrated on commercial and professional businesses, we also focus on cross-marketing deposit products. Many of our retail customers are the principals of our small- and medium- sized business customers.

Market Focus

     We focus our marketing efforts on attracting small and medium-sized businesses and individuals, including service companies, manufacturing companies, commercial real estate developers, entrepreneurs and professionals, such as engineers, physicians, attorneys, certified public accountants and architects. We have been successful in penetrating this market through our ability to deliver:

     o    Tailored and flexible loan products;
     o    Comprehensive online banking and cash management services;
     o    Competitive investment SWEEP products; and
     o    Sophisticated trust and investment advisory services.

     We distinguish ourselves from our competitors through customer service. To date, we have experienced significant success penetrating the medical and small business communities. By utilizing director relationships with the more prominent hospitals and physician practices, we have originated in excess of $21 million in loans and garnered over $3 million in non-interest deposits. We believe we can replicate this success as we expand in the Broward/Palm Beach County market.

Future Growth

     We plan to have sufficient capital on hand to take advantage of growth opportunities either through a new charter in a strategic market, the acquisition of small banks in identified strategic markets, or through the acquisition of branch sites that may come available in markets we are trying to penetrate. Currently, we have no specific acquisition candidates targeted. We are, however, considering other locations in Broward County, as well as Palm Beach County, for future branch expansion. Our multiple bank holding company structure provides flexibility for the future expansion of our banking business through the possible acquisition of other financial institutions and the formation of new banks. The acquisition or formation of banks will be subject to regulatory approvals and other requirements. See "Supervision and Regulation." In addition, our holding company structure makes it easier to raise additional capital for our subsidiary banks.

Citizens National Bank of Southwest Florida

     Citizens National is a national bank with trust powers located in Naples, Florida, with approximately $95 million in assets at June 30, 2002. Citizens National commenced operations on August 24, 1999. Citizens National seeks to emphasize the needs of individuals and small to medium-sized businesses located in Collier and Lee Counties who desire high levels of personalized attention and customer service. Citizens National offers a full range of interest bearing and non-interest bearing deposit accounts, including commercial and retail checking accounts, money market accounts, individual retirement accounts, regular savings accounts and certificates of deposit. Citizens National also offers a variety of loan accounts, including commercial loans, real estate loans, home equity loans and consumer/installment loans. In addition, Citizens National provides such consumer services as telephone banking, online banking, U.S. Savings Bonds, travelers checks, cashier's checks, safe deposit boxes, bank-by-mail services, direct deposit and automated teller services. Citizens National opened its new main office facility on August 12, 2002. The facility is located at 1185 Immokalee Road. The former main office at 3401 Tamiami Trail North now serves as a full-service branch office. Citizens National intends to establish one additional branch office within the next 12 to 18 months, presently anticipated to be located in southern Lee County, Florida.

Bank of Florida

     Bank of Florida is a state-chartered commercial bank located in Fort Lauderdale, Florida with approximately $10 million in assets as of August 31, 2002. Bank of Florida commenced operations on July 16, 2002. Bank of Florida offers the same services offered by Citizens National to professionals and small to medium size businesses located in Broward and Palm Beach Counties, including wealth management and trust services. Bank of Florida is currently looking at branch opportunities in Boca Raton.

Florida Trust Company, Inc.

     On April 18, 2000, Citizens Capital Management, Inc., now known as Florida Trust Company, Inc., was incorporated under the laws of the State of Florida as a wholly-owned subsidiary of Citizens National. The Comptroller of the Currency approved Florida Trust Company on August 23, 2000, to conduct fiduciary activities. Florida Trust Company offers investment management, trust administration, estate planning, and financial planning services to both customers and non-customers of Citizens National and Bank of Florida. Florida Trust Company's goal is to combine the highest level of investment advice with the highest level of personalized service for the clients who have entrusted us with the safe and sound stewardship of the assets they have accumulated. We provide each client with his or her own unique, custom- tailored answer to the investment needs we have helped to identify. Our staff is comprised of experienced, seasoned professionals who strive to develop in-depth relationships with our clients. Florida Trust Company has formed strategic partnerships with a number of organizations in the investment industry in order to make these organizations' services available to our clients. Florida Trust Company currently manages over $70 million in assets.

Products and Services

     General. We offer a broad array of traditional banking products and services to our bank customers, including the products and services described below. These services are offered at each of our banking locations, as well as through our online banking program at: www.cnb-online.com and
                                                       ------------------
www.bankofflorida.net.
---------------------

     Deposits. We offer a full range of interest bearing and non-interest bearing accounts, including commercial and retail checking accounts, money market accounts, sweep accounts, cash management accounts, individual retirement accounts, savings accounts, and other time deposits, ranging from daily money market accounts to longer term certificates of deposit. We have tailored the rates and terms of our accounts and time deposits to compete with the rates and terms in our principal markets. We seek deposits from residents, businesses, professionals and employees of businesses in our primary markets. The FDIC insures all of our accounts up to the maximum amount permitted by law. In addition, we receive service charges that are competitive with other financial institutions in our principal markets, covering such matters as maintenance fees on checking accounts, per item processing fees on checking accounts, returned check charges and other similar fees.

     Loan Activities. We use our deposits, together with borrowings and other sources of funds, to originate and purchase loans. We offer a full range of short- and medium-term commercial, consumer and real estate loans. We generally seek to allocate our loan portfolio as follows: 25% to residential real estate loans; 60% to small business and commercial real estate loans; and 15% to consumer loans. Our loan approval process provides for various levels of officer lending authority. When a loan amount exceeds officer lending authority levels, it is reviewed by the loan committee of our board of directors, which has ultimate lending authority. The loan committee meets on demand.

     The risk of non-payment of loans is inherent in all loans. However, we carefully evaluate all loan applicants and attempt to minimize our credit risk exposure by use of thorough loan application and approval procedures that we have established for each category of loan. In determining whether to make a loan, we consider the borrower's credit history, analyze the borrower's income and ability to service the loan, and evaluate the need for collateral to secure recovery in the event of default. An allowance for loan losses is maintained based upon assumptions and judgments regarding the ultimate collectibility of loans in our portfolio and a percentage of the outstanding balances of specific loans when their ultimate collectibility is considered questionable.

     Our loan activities are primarily directed to individuals, businesses and professionals in our principal markets whose demand for funds generally fall within our bank's respective legal lending limits and who are also likely deposit customers. We have the ability to make loans in excess of our individual loan limits when we are able to secure a commitment from another lending institution to purchase a participation in the loan which will result in our subsidiary banks maximum loan exposure being equal to or less than our legal lending limit. The following is a description of each of the major categories of loans which we make.

     Commercial  Loans.  This category  includes loans made to business entities
     -----------------
for a variety of business purposes. We place particular emphasis on loans to small- to medium-sized professional firms, retail and wholesale businesses, and light industry and manufacturing concerns operating in our principal markets. We consider "small businesses" to include commercial, professional and retail businesses with annual gross sales of less than $20 million or annual operating profits of less than $5 million. Our commercial loans include term loans with variable interest rates secured by equipment, inventory, receivables and real estate, as well as secured and unsecured working capital lines of credit. Risks of these types of loans depend on the general business conditions of the local economy and the borrowers' ability to sell its products and services in order to generate sufficient business profits to repay their loans under the agreed upon terms and conditions. Personal guarantees are obtained from the principals of business borrowers and third parties to support further the borrowers' ability to service the debt and reduce the risk of non-payment.

     Commercial  Real Estate Loans.  Commercial real estate loans are offered to
     -----------------------------
developers of both commercial and residential properties. Interest rates may be fixed or adjustable. We manage credit risk associated with these loans by actively monitoring such measures as advance rate, cash flow, collateral value and other appropriate credit factors. Risks associated with commercial real estate loans include the general risk of the failure of the commercial borrower, which are different for each type of business and commercial entity. We evaluate each business on an individual basis. We attempt to reduce credit risks in the commercial real estate loan portfolio by emphasizing loans on owner-occupied office and retail buildings where the loan-to-value ratio, established by independent appraisals, does not exceed 80%. In addition, we typically require personal guarantees of the principal owners.

     Construction and Development Loans.  Construction and development loans are
     ----------------------------------
made on both a pre-sold and speculative basis, and are generally at a fixed interest rate. If the borrower has entered into an arrangement to sell the property prior to beginning construction, we consider the loan to be on a pre-sold basis. If the borrower has not entered into an agreement to sell the property prior to beginning construction, we consider the loan to be on a speculative basis. We make residential and commercial construction loans to builders and developers, as well as to consumers who wish to build their own home. We limit the term of most construction and development loans to 18 months, although we may structure the payments based on a longer amortization basis. We base speculative loans on the borrower's financial strength and cash flow position. Loan proceeds are disbursed based on the percentage of completion and only after an experienced construction lender or appraiser inspects the project. These loans generally command higher rates and fees commensurate with the risks warranted in the construction loan field. The risk in construction lending depends upon the performance of the builder in building the project to the plans and specifications of the borrower and our ability to administer and control all phases of the construction disbursements. Upon completion of the construction, we typically convert construction loans to permanent loans.

     Residential  Real Estate Loans.  We make  adjustable or fixed interest rate
     ------------------------------
residential real estate loans to qualified individuals for the purchase of existing single-family residences in our principal markets. We make these loans in accordance with our appraisal policy and real estate lending policy which detail maximum loan-to-value ratios and maturities. We believe that these loan-to-value ratios are sufficient to compensate us for fluctuations in real estate market values and minimize losses that could result from a downturn in the residential real estate market. We sell mortgage loans that do not conform to our policies in the secondary markets. The risk of these loans depends on our ability to sell the loans to national investors and on the frequency of interest rate changes.

     We limit interest rate risk and credit risk on these loans by locking in the interest rate for each loan with a secondary market investor and receiving the investor's underwriting approval before originating the loan. Loans are retained for our portfolio when there is sufficient liquidity to fund the needs of the established customers and when rates are favorable to retain the loans. The loan underwriting standards and policies are generally the same for both loans sold in the secondary market and those retained in our portfolio.

     Consumer and Installment Loans.  Consumer loans include lines of credit and
     ------------------------------
term loans secured by second mortgages on the residences of borrowers for a variety of purposes, including home improvements, education and other personal expenditures. Consumer loans also include installment loans to individuals for personal, family and household purposes, including automobile and boat loans and pre-approved lines of credit. Consumer loans generally involve more risk than mortgage loans because the collateral for a defaulted loan may not provide an adequate source of repayment of the principal. This risk is due to the potential for damage to the collateral or other loss of value, and the fact that any remaining deficiency often does not warrant further collection efforts. In addition, consumer loan performance depends on the borrower's continued financial stability and is, therefore, more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy.

     Other Services and Products. Other services and products that we provide include:

     o    cash management services
     o    sweep accounts
     o    telephone banking

     o    safe deposit boxes
     o    traveler's checks
     o    direct deposit of payroll and social security checks
     o    online banking/bill payment services
     o    wire transfers and ACH services
     o    automatic drafts for various accounts
     o    debit cards
     o VISA(R)and MasterCard(R)credit card services through our correspondent banks

     We also offer extended banking hours (both drive-in and lobby) and an after-hours depository. We are associated with a shared network of automated teller machines that customers may use throughout our market areas and other regions. We are associated with third party Internet banking service providers that enable us to provide customers with cost effective, secure and reliable Internet banking services.

Asset and Liability Management

     Our primary assets are cash and cash equivalents, our loan portfolio and our investment portfolio. Our liabilities consist primarily of deposits. Our objective is to support asset growth primarily through the growth of core deposits, which include deposits of all categories made by individuals, partnerships, corporations and other entities. Consistent with the requirements of prudent banking necessary to maintain liquidity, we seek to match maturities and rates of loans and the investment portfolio with those of deposits, although exact matching is not always possible. The largest portion of our assets are invested in real estate, commercial and consumer loans. Our policy guideline is to limit our loans to less than 85% of deposits. This ratio may be exceeded during our subsidiary banks' initial periods of operations due to strong loan demand. Our investment portfolio will consist primarily of marketable securities of the United States government, federal agencies and state and municipal governments, generally with varied maturities.

     We monitor our asset/liability mix on a regular basis with a monthly report detailing interest-sensitive assets and interest-sensitive liabilities. The objective of this policy is to control interest-sensitive assets and liabilities in order to minimize the impact of substantial movements in interest rates on our earnings.

Customers

     We believe that the consolidation of the Florida banking industry over the last several years provides community-oriented banks, such as ours, significant opportunities to build successful, locally managed banks. We further believe that many of the larger financial institutions do not provide the high level of personalized services desired by many small and medium-sized businesses and their principals. We intend to focus our marketing efforts on attracting small and medium-sized businesses and individuals, including service companies, manufacturing companies, commercial real estate developers, entrepreneurs and professionals, such as engineers, physicians, CPA's, architects and attorneys.

     While a significant portion of our lending effort is concentrated on commercial and professional businesses, we also focus on generating a significant amount of retail business. Many of our retail customers are the principals of our small and medium-sized business customers. These customers also comprise a component of our private banking clients. A great deal of emphasis is placed on "relationship banking", so that each customer can identify and establish a comfort level with our bank officers. We intend to continue to develop our retail business with individuals who appreciate a high level of personal service, contact with their loan officer and responsive decision-making. Most of our business is developed through our loan officers, trust officers and members of our board of directors and by pursuing an aggressive strategy of calling on customers and potential customers throughout our principal market areas.

Information About Our Markets

     We currently consider our principal markets to be Collier and Lee Counties for Citizens National and Broward and Palm Beach Counties for Bank of Florida. Citizens National has two locations in Naples (Collier County). Bank of Florida opened on July 16, 2002, in downtown Fort Lauderdale (Broward County) and is currently in negotiations to add an additional branch in Boca Raton (Palm Beach County).

     Collier and Lee Counties have a combined population of 1.65 million estimated as of 2001, estimated annual income of $20.3 billion and deposits of $11.6 billion as of June 30, 2001. While Lee County is the larger market with 64.4% of the population, 51.4% of the income and 54.7% of the deposits, Collier County is faster growing and more affluent. Since 1990, Collier County's population has grown by 70.2%. Average household income in Collier County is expected to grow from $95,750 in 2001, the highest average county household income in the State, to $120,736 in 2006.

     Naples is the largest banking market in Collier and Lee Counties, with approximately $4.67 billion in deposits as of June 30, 2001, more than 50% larger than the second largest - Fort Myers, with $3.08 billion in deposits, and more than triple the third largest - Cape Coral, with $1.34 billion in deposits. The top three banking markets comprise 78.4% of the entire deposit market in Collier and Lee Counties.

     Broward and Palm Beach Counties have a combined population of 2.8 million estimated as of 2001, estimated income of $73.8 billion and deposits of $46.6 billion as of June 30, 2001. The Broward/Palm Beach County market is much larger than the Collier/Lee County market. While Collier and Lee Counties have only three banking markets with deposits greater than $1.0 billion, Broward and Palm Beach Counties have 12 banking markets with more than $1.0 billion in deposits. However, the six largest banking markets in Broward and Palm Beach Counties, Fort Lauderdale, Boca Raton, West Palm Beach, Delray Beach, Boynton Beach and Hollywood, respectively, control more than half of the entire deposit market.

     The demographics of Broward and Palm Beach Counties and Collier and Lee Counties support our plans to grow assets and deposits with limited, highly selective, full-service locations. The banking locations that we have initially targeted - Naples (1), Fort Lauderdale (2), and Boca Raton (3), have been the three fastest growing major deposit markets in the state, with more than $2.5 billion in deposits over the last five years. We are also looking to branch into Estero, Florida, located in South Lee County. While it is a smaller market, it is one of the fastest growing markets n the State, with average household income of over $75,000.

Competition

     We are subject to intense competition in both the Collier/Lee County and the Broward/Palm Beach County markets. We face substantial competition in all phases of our operations from a variety of different competitors. These competitors include:

     o large national and super-regional financial institutions that have well-established branches and significant market share in the communities we serve;
     o finance companies, investment banking and brokerage firms, and insurance companies that offer bank-like products;
     o credit unions, which can offer highly competitive rates on loans and deposits because they receive tax advantages not available to commercial banks;
     o other community banks, including start-up banks, that can compete with us for customers who desire a high degree of personal service;
     o technology-based financial institutions including large national and super-regional banks offering on-line deposit, bill payment, and mortgage loan application services; and
     o    both local and out-of-state trust companies and trust service offices.

     Other existing community banks with whom we compete directly, and many new community bank start-ups, have marketing strategies similar to ours. These other community banks may open new branches in the communities we serve and compete directly for customers who want the level of service offered by community banks. Other community banks also compete for the same management personnel in Florida.

     Various legislative actions in recent years have led to increased competition among financial institutions. With the enactment of the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 and other laws and regulations affecting interstate bank expansion, it is easier for financial institutions located outside of the State of Florida to enter the Florida market, including our targeted markets. In addition, recent legislative and regulatory changes and technological advances have enabled customers to conduct banking activities without regard to geographic barriers, through computer and telephone-based banking and similar services. There can be no assurance that the United States Congress, the Florida Legislature, or the applicable bank regulatory agencies will not enact legislation or promulgate rules that may further increase competitive pressures on us.

Facilities

     Our corporate headquarters and Citizens National's main office are located at Citizens National Bank Center, 1185 Immokalee Road, Naples, Collier County, Florida 34103. Citizens National Bank Center is a three-story office building opened in August, 2002. Citizens National leases one-half of the first floor, consisting of 12,785 square feet, from Citizens Reserve, LLC. The first floor houses a banking center with a Board Room, dining room, two conference rooms, seven offices, five teller stations, two remote drive-through lanes and an ATM/night deposit lane. Private Banking offices and a conference room are also located on the ground floor. Citizens National also leases 4,951 square feet on the second floor, with offices and work areas for Loan Operations, Deposit Operations, Finance, Advertising and Marketing personnel.

     Citizens National's former main office at 3401 Tamiami Trail North, Naples, Florida, now serves as a full-service branch office. This branch office, which is owned by Citizens National, is approximately 4,500 square feet contained in a two-story modern office building located on approximately one acre of land. The branch office has a lobby area, vault, two executive offices, four teller stations, five drive-through lanes, and two offices utilized by Florida Trust Company.

     Bank of Florida operates from approximately 8,100 square feet of first floor space in the Corporate Center office building located at 110 East Broward Boulevard, in downtown Fort Lauderdale. This space is sub-leased from Wachovia Bank, N.A. The space includes 13 offices, a conference room, five teller stations, a customer service area, a vault and employee facilities. The site does not have drive-in facilities, but does contain an ATM facility. The lease is for eight years with options for two five-year renewals at then market rates.

     Florida Trust Company maintains offices and personnel at both subsidiary banks' main offices, and also meets with prospective clients at Citizens National's Tamiami Trail North branch office.

     Citizens National currently employs 39 full-time personnel and no part-time personnel. Bank of Florida currently has 14 full-time employees and no part-time employees. Florida Trust Company currently has 5 full-time employees and no part-time employees. Additional employees may be hired as needed to support our growth.

Legal Proceedings

     From time-to-time, we are involved in litigation arising in the ordinary course of our business, such as claims to collect past due loans. As of the date of this prospectus, we are not engaged in any material legal proceedings.


                           SUPERVISION AND REGULATION

General

     As a registered bank holding company, we are subject to an extensive body of state and federal banking laws and regulations which impose specific requirements and restrictions on virtually all aspects of our operations. We are also affected by government monetary policy and by regulatory measures affecting the banking industry in general.

     The following is a brief summary of some of the statutes, rules and regulations which affect our operations. This summary is qualified in its entirety by reference to the particular statutory and regulatory provisions referred to below and is not intended to be an exhaustive description of the statutes or regulations applicable to our business. Any change in applicable laws or regulations may have a material adverse effect on the business and prospects of our subsidiary banks.

Bancshares of Florida

     We are a bank holding company within the meaning of the Bank Holding Company Act of 1956. As such, we are required to file annual reports and other information with the Federal Reserve regarding our business operations and those of our subsidiaries. We are also subject to the supervision of, and to periodic inspections by, the Federal Reserve.

     The Bank Holding Company Act generally requires every bank holding company to obtain the prior approval of the Federal Reserve before:

     o    acquiring all or substantially all of the assets of a bank;
     o acquiring direct or indirect ownership or control of more than 5% of the voting shares of any bank or bank holding company; or
     o    merging or consolidating with another bank holding company.

     The Bank Holding Company Act and the Federal Change in Bank Control Act, together with regulations promulgated by the Federal Reserve, require that, depending on the particular circumstances, either the Federal Reserve's approval must be obtained or notice must be furnished to the Federal Reserve and not disapproved prior to any person or company, not a bank holding company, acquiring control of a bank holding company, such as Bancshares of Florida, subject to certain exemptions. Control is conclusively presumed to exist when an individual or company acquires 25% or more of any class of voting securities of the bank holding company. Control is rebuttably presumed to exist if a person acquires 10% or more, but less than 25%, of any class of voting securities and either the bank holding company has registered securities under Section 12 of the Securities Exchange Act of 1934 or no other person owns a greater percentage of that class of voting securities immediately after the transaction.

     Except as authorized by the Bank Holding Company Act and Federal Reserve regulations or order, a bank holding company is generally prohibited from engaging in, or acquiring direct or indirect control of more than 5% of the voting shares of any company engaged in any business other than the business of banking or managing and controlling banks. Some of the activities the Federal Reserve has determined by regulation to be proper incidents to the business of banking, and thus permissible for bank holding companies, include:

     o    making or servicing loans and certain types of leases;
     o    engaging in certain insurance and discount brokerage activities;
     o    performing certain data processing services;
     o acting in certain circumstances as a fiduciary or investment or financial advisor;
     o    providing management consulting services;
     o    owning savings associations; and
     o making investments in corporations or projects designed primarily to promote community welfare.

     In accordance with Federal Reserve policy, a bank holding company is expected to act as a source of financial strength to its subsidiary banks. In adhering to the Federal Reserve's policy, we may be required to provide financial support to one of our subsidiary banks at a time when, absent such Federal Reserve policy, it might not be deemed advisable to provide such assistance. Under the Bank Holding Company Act, the Federal Reserve may also require a bank holding company to terminate any activity or relinquish control of a non-bank subsidiary (other than a non-bank subsidiary of a bank) upon the Federal Reserve's determination that the activity or control constitutes a serious risk to the financial soundness or stability of any subsidiary depository institution of the bank holding company. Further, federal bank regulatory authorities have additional discretion to require a bank holding company to divest itself of any bank or non-bank subsidiary if the agency determines that divestiture may aid the depository institution's financial condition.

Our Banks

     As a national bank, Citizens National is subject to the supervision and regulation of the Office of the Comptroller of the Currency. As a state-chartered bank, Bank of Florida is subject to the supervision and regulation of the Florida Department of Banking and Finance and the FDIC. The deposits of both subsidiary banks are insured by the FDIC for a maximum of $100,000 per depositor. For this protection, our subsidiary banks must pay a semi-annual statutory assessment and comply with the rules and regulations of the FDIC. The assessment levied on a bank for deposit insurance varies, depending on the capital position of each bank, and other supervisory factors. Currently, neither subsidiary bank is subject to the statutory assessment.

     Areas regulated and monitored by the bank regulatory authorities include:

     o    security devices and procedures;
     o    adequacy of capitalization and loss reserves;
     o    loans;
     o    investments;
     o    borrowings;
     o    deposits;
     o    mergers;
     o    issuances of securities;
     o    payment of dividends;
     o    establishment of branches;
     o    corporate reorganizations;
     o    transactions with affiliates;
     o    maintenance of books and records; and
     o adequacy of staff training to carry out safe lending and deposit gathering practices.

     Our subsidiary banks are also subject to "cross-guarantee" provisions under federal law that provide if one FDIC-insured depository institution of a multi-bank holding company fails or requires FDIC assistance, the FDIC may assess a "commonly controlled" depository institution for the estimated losses suffered by the FDIC. Such liability could have a material adverse effect on the financial condition of any assessed bank and the holding company. While the FDIC's claim is junior to the claims of depositors, holders of secured liabilities, general creditors and subordinated creditors, it is superior to the claims of shareholders and affiliates.

Capital Adequacy Requirements

     Banks are subject to regulatory capital requirements imposed by the Federal Reserve and the FDIC. Until a bank and its holding company's assets reach $150 million, the capital adequacy guidelines issued by the Federal Reserve are applied to bank holding companies on a non- consolidated basis, unless the bank holding company is engaged in non-bank activities involving significant leverage, or it ha a significant amount of outstanding debt held by the general public. The OCC's and the FDIC's risk-based capital guidelines apply directly to insured national and state banks, such as Citizens National and Bank of Florida, regardless of whether they are subsidiaries of a bank holding company. Both agencies' requirements, which are substantially similar, establish minimum capital ratios in relation to assets, both on an aggregate basis as adjusted for credit risks and off balance sheet exposures. The risk weights assigned to assets are based primarily on credit risks. Depending upon the riskiness of a particular asset, it is assigned to a risk category. For example, securities with an unconditional guarantee by the United States government are assigned to the lowest risk category. The aggregate amount of assets assigned to each risk category is multiplied by the risk weight assigned to that category to determine the weighted values, which are added together to determine total risk-weighted assets.

     Capital is then classified into two categories, Tier 1 and Tier 2. Tier 1 capital consists of common and qualifying preferred shareholder's equity, less goodwill and other adjustments. Tier 2 capital consists of mandatory convertible, subordinated, and other qualifying term debt, preferred stock not qualifying for Tier 1 capital, and a limited amount of allowance for credit losses, up to a designated percentage of risk-weighted assets. Under the risk-based guidelines, financial institutions must maintain a specified minimum ratio of "qualifying" capital to risk-weighted assets. At least 50% of an institution's qualifying capital must be "core" or "Tier 1" capital, and the balance may be "supplementary" or "Tier 2" capital. In addition, the guidelines require banks to maintain a minimum leverage ratio standard of capital adequacy. The leverage standard requires top-rated institutions to maintain a minimum Tier 1 leverage capital to assets ratio of 3%. All other institutions are required to maintain a Tier 1 leverage capital ratio of 4% or greater, based upon their particular circumstances and risk profiles.

     Federal bank regulatory agencies have adopted regulations revising the risk-based capital guidelines to further ensure that the guidelines take adequate account of interest rate risk. Interest rate risk is the adverse effect that changes in market interest rates may have on a bank's financial condition and is inherent to the business of banking. Under the regulations, when evaluating a bank's capital adequacy, the revised capital standards now explicitly include a bank's exposure to declines in the economic value of its capital due to changes in interest rates. The exposure of a bank's economic value generally represents the change in the present value of its assets, less the change in the value of its liabilities, plus the change in the value of its interest rate off-balance sheet contracts.

     Federal bank regulatory agencies possess broad powers to take prompt corrective action as deemed appropriate for an insured depository institution and its holding company, based on the institution's capital levels. The extent of these powers depends upon whether the institution in question is considered "well -capitalized", "adequately capitalized", "undercapitalized", "significantly undercapitalized", or "critically undercapitalized". Generally, as an institution is deemed to be less well-capitalized, the scope and severity of the agencies' powers increase, ultimately permitting the agency to appoint a receiver for the institution. Business activities may also be influenced by an institution's capital classification. For instance, only a "well- capitalized" depository institution may accept brokered deposits without prior regulatory approval, and can engage in various expansion activities with prior notice, rather than prior regulatory approval. However, rapid growth, poor loan portfolio performance or poor earnings performance, or a combination of these factors, could change the capital position of our subsidiary banks in a relatively short period of time. Failure to meet these capital requirements could subject the subsidiary banks to prompt corrective action provisions of the OCC or the FDIC, which may include filing with the appropriate bank regulatory authorities a plan describing the means and a schedule for achieving the minimum capital requirements. In addition, we would not be able to receive regulatory approval of any application that required consideration of capital adequacy, such as a branch or merger application, unless we could demonstrate a reasonable plan to meet the capital requirement within an acceptable period of time.

Dividends

     Our ability to pay cash dividends will depend almost entirely upon the amount of dividends that our subsidiary banks are permitted to pay by statutes or regulations. Additionally, the Florida Business Corporation Act provides that we may only pay dividends if the dividend payment would not render us insolvent, or unable to meet our obligations as they come due.

     Both the OCC and the Florida Department of Banking and Finance limit a bank's ability to pay dividends. OCC regulations provide that a national bank such as Citizens National may not pay dividends except out of retained earnings. As a state-chartered bank, Bank of Florida is subject to regulatory restrictions on the payment of dividends, including a prohibition of payment of dividends from the banks' capital under certain circumstances without the prior approval of the Florida Department of Banking and Finance and the FDIC. Except with the prior approval of the Florida Department of Banking and Finance, all dividends of any Florida bank must be paid out of retained net profits from the current period and the previous two years, after deducting expenses, including losses and bad debts. In addition, a state-chartered bank in Florida is required to transfer at least 20% of its net income to surplus until their surplus equals the amount of paid-in capital. National banks have similar restrictions.

     Our subsidiary banks are not currently able to pay dividends because of the organizational costs and initial operating losses that have been incurred since their inception. Furthermore, we do not expect that our subsidiary banks will pay dividends in the foreseeable future because they will retain any earnings to support their growth.

Other Laws

     State usury and credit laws limit the amount of interest and various other charges collected or contracted by a bank on loans. Our loans are also subject to federal laws applicable to credit transactions, such as the:

     o Federal Truth-In-Lending Act, which governs disclosures of credit terms to consumer borrowers;

     o Community Reinvestment Act, which requires financial institutions to meet their obligations to provide for the total credit needs of the communities they serve, including investing their assets in loans to low- and moderate-income borrowers;
     o Home Mortgage Disclosure Act requiring financial institutions to provide information to enable public officials to determine whether a financial institution is fulfilling its obligations to meet the housing needs of the community it serves;
     o Equal Credit Opportunity Act prohibiting discrimination on the basis of race, creed or other prohibitive factors in extending credit;
     o Real Estate Settlement Procedures Act, which requires lenders to disclose certain information regarding the nature and cost of real estate settlements, and prohibits certain lending practices, as well as limits escrow account amounts in real estate transactions;
     o Fair Credit Reporting Act governing the manner in which consumer debts may be collected by collection agencies; and
     o the rules and regulations of various federal agencies charged with the responsibility of implementing such federal laws.

Our operations are also subject to the:

     o The privacy provisions of the Gramm-Leach-Bliley Act of 1999, which requires us to maintain privacy policies intended to safeguard consumer financial information, to disclose these policies to our customers, and allow customers to "opt out" of having their financial service providers disclose their confidential financial information to non-affiliated third parties, subject to certain exceptions;
     o Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records; and
     o Electronic Funds Transfer Act and Regulation E, which govern automatic deposits to, and withdrawals from, deposit accounts and customers' rights and liabilities arising from the use of debit cards, automated teller machines and other electronic banking services.

Interstate Banking and Branching

     Under the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994, eligible bank holding companies in any state are permitted, with Federal Reserve approval, to acquire banking organizations in any other state. The Interstate Banking and Branching Efficiency Act also removed substantially all of the prohibitions on interstate branching by banks. The authority of a bank to establish and operate branches within a state, however, continues to be subject to applicable state branching laws. Under current Florida law, our banks are permitted to establish branch offices throughout Florida with the prior approval of either the OCC or the Florida Department of Banking and Finance and the FDIC. In addition, with prior regulatory approval, we would be able to acquire existing banking operations in other states.

Financial Modernization

     The Gramm-Leach-Bliley Act of 1999 sought to achieve significant modernization of the federal bank regulatory framework by allowing the consolidation of banking institutions with other types of financial services firms, subject to various restrictions and requirements. In general, the Gramm-Leach-Bliley Act repealed most of the federal statutory barriers which separated commercial banking firms from insurance and securities firms and authorized the consolidation of such firms in a "financial services holding company". We have no immediate plans to utilize the structural options created by the Gramm-Leach-Bliley Act, but we may develop such plans in the future. In the meantime, we do and will provide our customers with a broad range of financial products and services, including various insurance products and securities brokerage services, through our wealth management subsidiary and through cooperative arrangements with certain third-party vendors.

                                   MANAGEMENT

Executive Officers and Directors of Bancshares of Florida and Our Subsidiaries

     The following table sets forth certain information with respect to Bancshares' executive officers and directors.


            Name                      Position                              Name                       Position
---------------------------- -----------------------------      ----------------------------- --------------------------
      Donald R. Barber                 Director                         Harry K. Moon                  Director
---------------------------- -----------------------------      ----------------------------- --------------------------
         Joe B. Cox              Chairman and Director               Michael T. Putziger               Director
---------------------------- -----------------------------      ----------------------------- --------------------------
     Robert C. Farenhem        Executive Vice President                Richard Rochon                  Director
---------------------------- -----------------------------      ----------------------------- --------------------------
        Earl L. Frye                   Director                        Ramon Rodriguez                 Director
---------------------------- -----------------------------      ----------------------------- --------------------------
      Stanley W. Hole                  Director                        Polly M. Rogers                 Director
---------------------------- -----------------------------      ----------------------------- --------------------------
       John B. James                   Director                       Craig D. Sherman            Chief Loan Officer
---------------------------- -----------------------------      ----------------------------- --------------------------
      Lavonne Johnson                  Director                       Bernard L. Turner                Director
---------------------------- -----------------------------      ----------------------------- --------------------------
    Michael L. McMullan             Director, Chief                    Lorenzo Walker                  Director
                                 Executive Officer and
                                       President
---------------------------- -----------------------------      ----------------------------- --------------------------
    Luc C. Mazzini, DDS                Director                       Thomas M. Whelan         Chief Financial Officer
---------------------------- -----------------------------      ----------------------------- --------------------------

     Donald R. Barber, 59, a director of Bancshares of Florida and Citizens National, is Vice Chairman of Boran Craig Barber Engel Construction Co., Inc. His former positions include ten years as Vice President and Chief Estimator of Boran Craig Schreck Construction Co., Inc. as well as seven years with Krehling Homes in Naples managing the administrative responsibilities for construction of more than 700 single-family homes. Mr. Barber received his B.S. in Building Construction in 1965 from the University of Florida. Mr. Barber's previous affiliations include Southern Building Code Congress International, Inc., the National Association of Homebuilders, and Collier County Builders & Contractors Association where he was named Builder of the Year in 1987.

     Joe B. Cox, 62, a director and Chairman of the Board of Bancshares of Florida and Citizens National, is the managing partner of Cox & Nicci, P.A., a law firm in Naples, Florida. Mr. Cox received a J.D. degree from the University of Tulsa Law School in 1966. Mr. Cox is a member of the Oklahoma and Florida Bar Associations, American Bar Association, and the American College of Trust & Estate Counsel. Mr. Cox's community activities include serving as Vice Chairman of the Board of Naples Community Hospital, Director of the Naples Area Chamber of Commerce, Chairman of the Florida Chamber Foundation Board of Trustees and Vice Chairman of the Federal Judicial Selection Committee.

     Robert C. Farenhem, 31, is Executive Vice President/Strategic Planning of Bancshares of Florida and is Chief Financial Officer of Bank of Florida. He graduated in 1993 from the University of Miami with a BBA in Finance. In 1996, he joined Bank of America's Financial Strategies Group as an Associate Client Manager for Dade County, Florida. In 1999, he transferred from the Financial Strategies Group to Bank of America Securities where he worked as an investment banker until February 2002 when he joined the Bank of Florida.

     Earl L. Frye, 74, a director of Bancshares of Florida and Citizens National, is a realtor, developer and former banker who moved to Naples in 1962. Mr. Frye is a past President of the Naples Area Board of Realtors and Director of the Florida Association of Realtors, as well as past President of the Collier County Society of Real Estate Appraisers. His banking career began in 1968 when he served as a director of First National Bank and Trust Company of Collier County, which later merged with Southwest Florida Banks of Fort Myers. Southwest Florida Bank later merged with Sovran of Norfolk, Virginia, which became C&S Sovran. C&S Sovran then merged with NCNB of Charlotte, North Carolina. Mr. Frye served on all of the above parent boards and state boards, and was also Chairman of First National Bank of Collier County. After the merger of C&S Sovran and NCNB, which became NationsBank, Mr. Frye served on the Florida/Georgia board of directors and chaired the trust committee. He has served as Trustee for Naples Community Hospital.

     Stanley W. Hole, 71, a director of Bancshares of Florida and Citizens National, is Chairman Emeritus of Hole, Montes & Associates, a Naples-based civil engineering firm of which Mr. Hole was President when he retired in 1997 after serving for 32 years. Mr. Hole has also served as the Chairman of the
South Florida Water Management District, as Chairman of the Florida Keys Aqueduct Authority and as Chairman of the Regional Planning Council. His involvement in the community includes membership on several boards of directors, such as the American Heart Association, Chamber of Commerce, Economic Development Council, Collier County Education Foundation and the City of Naples Planning Advisory Board. He is on the board of Naples Community Hospital; he serves on the Executive Committee, the Bio Ethics committee and chairs the Building Committee. Mr. Hole received his undergraduate degree from the University of Miami.

     John B. James, 61, is a director of Bancshares of Florida, Bank of Florida and Citizens National. Mr. James has been Chief Executive Officer and President of Citizens National since October 2001. Mr. James retired from NationsBank on December 31, 1997, after 35 years in banking. Prior to his retirement, Mr. James served as President of the C&S Hillsborough County Bank. Mr. James has been involved in many civic activities, including Collier County Educational Foundation Board and The Economic Development Council of Collier County, and has participated in the Leadership Lee and Leadership Southwest Florida Programs. Mr. James received his B.S. degree in 1967 from Florida State University.

     Lavonne Johnson, 69, a director of Bancshares of Florida and Citizens National, is a retired Planner and Project Director for Allegheny County, Pennsylvania. She and her husband maintain residences in both Pittsburgh, Pennsylvania and Marco Island, Florida. Mrs. Johnson is a member of the Art League of Marco Island and the Association of University Women, and serves as a Certified Tutor through the literacy program of the Collier County Library system. Mrs. Johnson has served in various elected capacities in Minnesota, including member of the Board of Education, County Chairwoman of a political party and delegate to a National Political Convention. Mrs. Johnson received a B.A. degree in Political Science and Sociology from the University of Pennsylvania and also received a Master of Public Administration degree from the University of Pennsylvania.

     Michael L. McMullan, 48, a director of Bancshares of Florida, Citizens National and Bank of Florida, is the Chief Executive Officer of Bancshares of Florida and the President and Chief Executive Officer of Bank of Florida. He also serves as Chairman and Chief Executive Officer of Florida Trust Company. Until his resignation in November 2001 to assume his current positions with Bank of Florida, Mr. McMullan served as the President and Chief Executive Officer of Citizens National. Mr. McMullan has more than 26 years' banking experience. Prior to joining Bancshares of Florida, Mr. McMullan served as the Commercial Banking Executive for NationsBank's Broward County Division, managing the Broward County and Palm Beach divisions and was Florida Market Manager for NationsBank's Financial Strategies Group. His last position with NationsBank, now Bank of America, was that of Manager of the Economic Development Office for the State of Florida. He has served on the board of directors of the United Way of Broward County, Florida; the Boys and Girls Club of Broward County; and the Board and Executive Committees of Boy Scouts of America. Mr. McMullan received a BBS from the Chair of Banking at the University of Mississippi in 1976, and in 1979 received an MBA in Finance and Monetary Policy from Columbia University, New York.

     Luc C. Mazzini, DDS, 47, a director of Bancshares of Florida and Citizens National, is a licensed dentist in both Florida and Texas and has been practicing General Dentistry for 18 years. His area of specialty is cosmetic and implant dentistry. Dr. Mazzini has maintained an active dental practice in Collier County since 1990. Dr. Mazzini has also enjoyed memberships in several professional organizations, including the American Dental Association, Florida Dental Association and Collier County Dental Association. Dr. Mazzini received a B.S. degree from the University of Texas and a D.D.S. from Baylor College of Dentistry.

     Harry K. Moon, M.D., 52, has been appointed to be a director of Bancshares of Florida and is awaiting Federal Reserve Board approval. He is a director and the Chairman of the Bank of Florida. Dr. Moon is a plastic and reconstructive surgeon, and author of numerous papers, book chapters and physician education videocassettes. He is President and Chairman of the Cleveland Clinic Florida Foundation, Cleveland. Prior to this appointment, Dr. Moon was Chief Executive Officer of Cleveland Clinic Florida beginning in October 1997 and, prior to that, Chief of Staff from 1990. Dr. Moon conceived of and developed Cleveland Clinic Florida Naples, now an integral part of Cleveland Clinic Florida and helped Cleveland Clinic Florida become an international health care resource. Dr. Moon serves as a board member of numerous civic organizations. In 1996, the Juvenile Diabetes Foundation recognized Dr. Moon as Father of the Year and during the same year he was appointed by former Gov. Lawton Chiles as a Resident Member of The Florida Council of 100. In early 2000, Dr. Moon was named the recipient of the Physician Business Leadership Award, a peer-directed award given by Florida Medical Business Magazine recognizing individual sectors of the health-care industry. Most recently, Governor Jeb Bush appointed Dr. Moon to Florida Gulf Coast University's Board of Trustees.

     Michael T. Putziger, 56, a director of Bancshares of Florida and Citizens National, is a partner in the law firm of Roche, Carens & DeGiacomo. He has served on the firm's Board of Directors since its inception and has been President of the firm since 1974. He represents state banks and bank holding companies in general corporate matters. Mr. Putziger is Chairman of the Board of Directors of First Community Bank, Woodstock, Vermont. He serves as Chairman of the Board of Trustees of Nazareth, a charitable organization serving children. He is a member of the Massachusetts Bar Association and his firm is a member of the Massachusetts Bankers Association. He received his B.A. from Syracuse University and his J.D. from the University of Boston.

     Richard Rochon, 45, has been appointed to be a director of Bancshares of Florida and is awaiting Federal Reserve Board approval. Mr. Rochon is a director of Bank of Florida. He serves as Chairman and CEO of Royal Palm Capital
Partners, a private investment and management fund. He also serves as Vice Chairman of Boca Resorts, Inc. located in Fort Lauderdale, Florida. The company owns and manages luxury resort properties including The Boca Raton Resort and Club, The Registry Resort, Edgewater Beach Hotel and the Naples Grand Golf Club in Naples, Florida, Pier 66 and Bahia Mar in Fort Lauderdale. He also serves as a director of Huizenga Holdings, Inc., a highly diversified company with investments in such organizations as Miami Dolphins, Pro Player Stadium, Auto Nation, Inc., and Boca Resorts, Inc. Mr. Rochon also serves on the Boards of Century Business Services, Inc., Make-A-Wish Foundation of South Florida, Inc., North Broward Preparatory School & Lighthouse Point Academy and Boca Resorts, Inc.

     Ramon A. Rodriguez, 57, has been appointed to be a director of Bancshares of Florida and is awaiting Federal Reserve Board approval. Mr. Rodriguez is a director of Bank of Florida. He is President and CEO of Madsen, Sapp, Mena, Rodriguez & Co., located in Fort Lauderdale, Florida. He received his undergraduate degree with a major in Accounting in 1971 from Florida Atlantic University in Boca Raton, Florida. In 1983, he completed the Owner's and President's Management Program at Harvard Business School in Boston, Massachusetts. He was a former President of the Florida Institute of Certified Public Accountants. Mr. Rodriguez is an active board member of a number of civic organizations, including the United Way, Boys and Girls Club, Make-A-Wish Foundation and Florida Atlantic University Foundation. Mr. Rodriguez was previously a member of the Board of Directors of Barnett Bank of Broward County. He is an owner of DME Corporation, a manufacturing company located in Fort Lauderdale and also serves on the Board of Directors of Republic Services, Inc., a New York Stock Exchange listed company.

     Polly M. Rogers, 64, is a director of Bancshares of Florida and the Vice Chairman of Citizens National. Until January 2002, she served as President of Citizens National. She resigned in May 2002, as an active bank officer. Prior to being an organizer with Citizens National, Mrs. Rogers was an organizer of Gulf Coast National Bank. Mrs. Rogers served as President and as a director of Gulf Coast until July 1996. From 1986 to 1994, Mrs. Rogers served as an Executive Vice President of Citizens National Bank of Naples until the bank merged with AmSouth Bancorporation. Mrs. Rogers is very involved in the community and has served on numerous charitable boards and locally sponsored organizations. She is a member of Royal Poinciana Golf Club and an active member of The First Baptist Church of Naples.

     Craig D. Sherman, 45, is the Chief Loan Officer for Bancshares of Florida. Mr. Sherman is also Executive Vice President and Senior Loan Officer for Citizens National. Mr. Sherman has over 22 years of banking experience, all of which is in the lending area. Prior to joining Citizens National in 1999, Mr. Sherman served as Senior Vice President and subsequently as Vice President and Commercial Team Lender for SouthTrust in Naples, Florida. Mr. Sherman is a 1979 graduate of Florida State University with a Bachelor of Science Degree in Finance.

     Bernard L. Turner, 76, a director of Bancshares of Florida and Citizens National, is a businessman and developer who has been a resident of Naples for over 28 years, and currently serves as Chairman of the Board of the Florida Coastal School of Law, Jacksonville, Florida, which he co-founded in 1994. He has served as Trustee of the Collier County Economic Development Committee, was the founding Chairman of Creative Living, a non-profit corporation to provide housing for the needy elderly, and was appointed by former Florida Governor Bob Graham as a member of the State Board of Independent Colleges and Universities.

     Lorenzo Walker, 81, a director of Bancshares of Florida and Citizens National, has been a lifelong member of the Naples community and is a retired developer and real estate broker. He has served the community in many different capacities, including Founding Director of Naples Community Hospital, member of Lee University, member of Advisory Council of the Lorenzo Walker Institute of Technology, the largest school in Collier County and is Director Emeritus of International College of Naples. Mr. Walker has also been active in local and state politics having served on the Board of County Commissioners, as a representative to the Florida House of Representatives, as Speaker Pro Tem, and as Dean of the Florida House, the position he held when he retired in 1974. Mr. Walker has significant bank board experience, having been a founding director and director of FNB Naples from 1955-1976, a founding director and the Chairman of Citizens National Bank, Naples, in 1968, a founding director of Vanderbilt Bank and director of the second Citizens National Bank of Naples in 1987.

     Thomas M. Whelan, 52, Chief Financial Officer of Bancshares of Florida and Executive Vice President and Chief Financial Officer of Citizens National. Mr. Whelan has over 30 years in bank experience. In 1996, his family relocated to Southwest Florida where he joined Hendry County Bank as Vice President and Cashier. In May 1997, he was named President and Chief Executive Officer. Following the acquisition of Hendry County Bank by Florida Community Bank in February 1998, he served as Executive Vice President in charge of Finance, Operations and Branch Administration, until joining Bancshares of Florida in April 1999. Mr. Whelan received his Bachelor of Arts degree in business and management from Ohio Northern University in 1971. He is a 1982 honors graduate of the BAI School in Banking at the University of Wisconsin.

Citizens National

     The Board of Directors of Citizens National is comprised of 16 directors, most of whom have strong banking, business and community ties with Naples, Florida. Five of the directors were directors and members of management of other community banks in Naples that were subsequently acquired by out-of-state regional bank holding companies. The founding directors of Citizens National saw a void created in the Collier/Lee County market following a number of mergers and acquisitions of community banks in the Naples area. While other de novo banks have been organized in Collier County, the directors of Citizens National wanted to create a special community bank that could deliver bank services and products generally limited to larger banks, such as trust services. In addition to Messrs Barber, Cox, Fryer, Hole, James, McMullan, Mazzini, Putziger, Turner and Walker, and Mrs. Johnson and Mrs. Rogers, whose biographical information was listed under Bancshares of Florida, the following individuals also serve as directors for Citizens National:

     Caroline Beasley, 40, is Vice President and Chief Financial Officer of Beasley Broadcast Group (BBGI), a publicly owned radio broadcasting company based in Naples, Florida. BBGI is the 16th largest radio broadcasting company in the United States. Ms. Beasley joined BBGI in 1983 and became Vice President and Chief Financial Officer in August 1994. She has been heavily involved in BBGI's acquisitions and divestitures. She is a member of the Broadcast and Cable Financial Management Association and is a graduate of the University of North Carolina at Chapel Hill.

     Dr. Thomas L. Cook, 58, is the Medical Director of Naples Day Surgery and President of Collier Anesthesia. Mr. Cook received his B.S. from the University of Alabama in 1966 and graduated from the University of Alabama Medical College in 1970. Mr. Cook has been associated with such organizations as the American College of Physicians, the Florida Society of Anesthesiologists, the International Anesthesia Research Society, the Society of Ambulatory Anesthesia and the American Academy of Pain Management. He has served as diplomat to the American Board of Anesthesiology, American College of Anesthesiology, and the National Board of Medical Examiners Mr. Cook is licensed to practice medicine in both Florida and California.

     James J. Guerra, MD, 37, is a board certified orthopedic surgeon and sports medicine specialist in Naples, Florida. An honors graduate of Northwestern University Medical School in Chicago, Illinois. He spent one year of advanced fellowship training in sports medicine at American Sports Medicine Institute in Birmingham, Alabama, with internationally known sports medicine expert James R. Andrews, MD. Previously the head of Sports Medicine for the Cleveland Clinic Florida, Dr. Guerra founded Collier Sports Medicine and Orthopaedic Center in 1999. Dr. Guerra is a member of several professional societies including the American Orthopaedic Society for Sports Medicine, Arthroscopy Association of North America and the American Sports Medicine Fellowship Society.

     Edward Morton, 55, is Chief Executive Officer of NCH Healthcare Systems, Inc. (Naples Community Hospital), where he served as Chief Financial Officer for over 25 years. Mr. Morton is a graduate of the University of Notre Dame with a BS in Public and Managerial Accounting. He completed graduate studies at Florida International University with a Master of Accountancy Program and Tax Law, and earned an MBA from the University of Miami. Mr. Morton also serves as a Commissioner for the Collier County Sheriffs Office, Director of Economic Development Council, Director of Florida Gulf Coast University, Director of the Naples Area Chamber of Commerce. He is a member of the Collier County Health Advisors Board and a Trustee of the Youth Development Foundation.

Bank of Florida

     The Board of Directors of Bank of Florida is comprised of individuals with strong banking, business and community ties to Broward County, Florida. Six of the directors have been acknowledged for their civic contributions. Four of the directors previously served as local directors for Barnett Bank of Broward County. When Barnett was acquired by NationsBank and then by Bank of America, they saw first-hand the need for a community bank that could provide personal service to the business and professional community. Through Bancshares of Florida, they proceeded to charter a community bank that focused on establishing personal bank relationships, prompt delivery systems with local decision-making authority. In addition to Messrs James, McMullan, Moon, Rochon and Rodriguez, whose biographical information was listed under Bancshares of Florida, the following individuals also serve as directors of Bank of Florida:

     Jorge H. Garcia, 48, is Chief Executive Officer of Garcia Brenner Stromberg, a 40- person architectural firm with offices in Boca Raton and Stuart, Florida. He has a Bachelor's Degree from the University of Miami and is a registered architect in the State of Florida in 1978. Mr. Garcia founded Garcia Brenner Stromberg in 1987. In addition to receiving recognition for award winning designs, Garcia Brenner Stromberg received a "Special Mention" for Small business of the Year 2001 by the South Florida Business Journal. Mr. Garcia is also President/Founder/CEO of GBS Development with the principal business of residential and small to medium size commercial development, and he manages an investment group known as Development Interests, Inc. In addition to his business ventures, Mr. Garcia has taken an active role in the community by providing design services to non-profit groups and also serving as a Board Member for several of South Florida's leading charitable organizations.

     Wayne Huizenga, Jr., 40, is President of Huizenga Holdings, Inc., an investment and management company located in Fort Lauderdale, Florida. Mr. Huizenga received his B.S. from the University of Tampa in Tampa, Florida, in 1985. He formed Waco Courier Services, Inc., a ground courier company which was eventually sold to Courier Dispatch Company. Mr. Huizenga also founded Royalty Yogurt, a frozen yogurt chain, which was subsequently sold to TCBY Yogurt Company. Mr. Huizenga has also worked at Blockbuster Entertainment Corporation and has served as President of Blue Ribbon Water Company.

     Keith Koenig, 51, is President and co-owner of City Furniture, a retail furniture chain based in South Florida which was named 2001 Furniture Retailer of the Year by Furniture/TODAY. Mr. Koenig is active in the South Florida community. He is a board member and past chairman of the Museum of Discovery and Science and of Covenant House Florida. He also serves as a board member of Holy Cross Hospital and Co-chair of their Development Committee. He is a board member of the Broward Workshop, the Catholic Community Foundation and chaired the St. Gregory Catholic Church Capital Campaign. Mr. Koenig received a BSBA in 1973 and an MBA in 1975, both from the University of Florida, and he is still active in UF Business School Advisory Boards.

     Thomas J. Miller, 58, is Chief Executive Officer of Miller Construction Company located in Fort Lauderdale, Florida. Mr. Miller is a State of Florida certified General Contractor who received his degree in Building Construction from the University of Florida in 1965. Mr. Miller has served on many community, civic and field related boards over the years. He has served as President of the Construction Association of South Florida, Chairman of the Broward Alliance and the Broward Workshop, and has held a seat on the Board of Trustees for the Broward Community College Foundation. He has also served on the boards of numerous charitable organizations such as the United Way of Broward County and the Fort Lauderdale Museum of Art. Mr. Miller has been the recipient of numerous awards including General Contractor of the Year awarded by the American Subcontractor's Association and again by the Broward Economic Development Council and Business Leader of the Year awarded by the Fort Lauderdale Chamber of Commerce. In 1993, Mr. Miller received the Sun-Sentinel's Excalibur award as Business Leader of the Year.

     Steve H. Shelton, 53, is co-Chief Executive Officer and owner of Shelton Dealerships, Inc., representing nine automotive franchises in Fort Lauderdale, Naples, and Fort Myers. Mr. Shelton is a member of the Jaguar Dealer Advisory Council and a four-time recipient of the "Pride of Jaguar" award for Dealer Excellence. Mr. Shelton's involvement in cars began long before he and his brother started Shelton Dealerships. Holder of an FIA International Racing License, Mr. Shelton's extensive racing career spans 25 years, and includes a major championship and SCCA Driver of the Year, a position as Contract Test
Driver for Goodyear and Yokohama Racing Tires, as well as Contract Test and Development Driver for Swift and Reynard Racing Cars.

     Terry W. Stiles, 55, is Chairman and Chief Executive Officer of Stiles Corporation, a multi-million dollar, full-service real estate development company. Mr. Stiles assumed leadership of the Fort Lauderdale-based company in 1971 and under his direction Stiles Corporation has expanded from a primarily residential construction firm to a full-service commercial real estate development company with established regional offices in Atlanta, Nashville, Charlotte and Fort Myers, Florida. Mr. Stiles is actively involved in his community. In 1999, the City of Fort Lauderdale elected him "Citizen of the Year". He was designated "1995 Leader of the Year" by Leadership Broward Foundation, and was selected by the United Way as a "community hero" to carry the torch in the 1996 Olympic cross-county relay. Mr. Stiles has also received numerous awards and honors from his professional affiliation including the NAIOP (National Association of Industrial Office Properties) National Developer of the Year in 2000. Mr. Stiles was the National President of NAIOP in 1997-98. He is an active member of the Executive Committee of Broward Workshop and the Board of Directors of the Broward Alliance.

Florida Trust Company

     Florida Trust Company is a wholly-owned subsidiary of Citizens National and is a registered investment advisor with full trust powers granted by the Office of the Comptroller. This subsidiary is an outgrowth of the vision of the founding directors of Bancshares of Florida to making Citizens National a special community bank. In the past ten years, only one other de novo bank in Florida began its operations with trust powers. In addition to Messrs. McMullan, Cox and James, whose biographical information was listed under Bancshares of Florida, Marty Wasmer and Jerry Wolf serve as directors of Florida Trust Company. The President of Florida Trust Company is John M. Stewart.

     John M. Stewart, 59, is a graduate of the University of Virginia. He received his MBA degree from New York University in 1983. Mr. Stewart has more than 35 years of financial institution experience, most recently as President and Chief Executive Officer of Harris Trust/Bank of Montreal, a Florida-chartered commercial bank, located in West Palm Beach, Florida. Prior to that, he was the founder and Chief Executive Officer of SunTrust's Private Capital Group. He is a Certified Trust and Financial Advisor and an active member of the Florida Bankers Association. He is also involved with a number of civic and philanthropic organizations in Palm Beach and Broward Counties.

     Marty Wasmer, 42, is President of Wasmer, Schroeder & Company, Inc., an investment advisory firm. Mr. Wasmer has over 20 years experience in the real estate and bond markets. In 1983, Mr. Wasmer joined Miller & Schroeder Financial where he was involved in the sales and trading of municipal bonds. In 1985, he joined PaineWebber, Inc. and continued in the retail and institutional sales of municipal bonds. Mr. Wasmer left PaineWebber in May, 1988, to form Wasmer, Schroeder & Company, Inc. Mr. Wasmer is a board member of the Conservancy of Southwest Florida, the NCH Healthcare Foundation, and is involved in other charitable activities.

     Jerry Wolf, 52, is an attorney with the Boca Raton office of Ackerman, Senterfitt & Eidson, P.A. He practices primarily in the trust, tax and estate planning areas of the law. He received his B.A. degree from George Washington University in 1970 and his J.D. from Duquesne University in 1973. He was admitted to the New York bar in 1974 and the Florida bar in 1984. He was a member of the Florida Bar's Real Property, Probate and Trust Law Section and Chairman of the Trust Law Committee from 1991 through 1995, and was the Chairman and Lecturer for the Bar's Bi-Annual Will and Trust Drafting Seminar. He is a Certified Estate Planning and Probate Lawyer through the Florida Bar's Board of Legal Specialization and Education.

Dependence on Management

     Our future success depends, in large part, upon the continuing contributions of our key management personnel, including the Chairmen and the Presidents of Citizens National and Bank of Florida. The loss of services of one or more key executives could have a material adverse effect on our operations and financial condition. Bancshares of Florida and its subsidiary banks have entered into separate employment agreements with Michael L. McMullan, John B. James, Craig D. Sherman and Thomas M. Whelan. See "Management of Bancshares of Florida - Employment Agreements with Certain Executive Officers."

Board Compensation

     Directors of Bancshares of Florida, Citizens National and Bank of Florida do not currently receive cash compensation for their services as directors, although members may be reimbursed for reasonable expenses incurred in attending meetings. Except for Joe B. Cox, our Chairman of the Board, who has been granted options to purchase 1,800 of our shares, only directors of Citizens National have been granted non-qualified stock options to purchase 1,300 of our common stock.




                           [Intentionally Left Blank]

                             EXECUTIVE COMPENSATION

     The following table sets forth information concerning compensation for services rendered to us in 1999, 2000 and 2001 by our chief executive officer, as well as each other officer where salary and bonus exceeded $100,000.


                                                                  Summary Compensation Table
                                                   ------------------------------------------------------------------
                                                                                                   Long-Term
                                                   Annual Compensation                            Compensation
                                        -------------------------------------------    ------------------------------
          Name and                                                   Other Annual         Stock         All Other
     Principal Position         Year    Salary*      Bonus(1)       Compensation(2)    Options(3)    Compensations(4)
     ------------------         ----    -------      --------       ---------------    ----------    ----------------

Michael L. McMullan..........   2001    $  142,921      0             $   13,062              0            0
  Chief Executive               2000       137,287      0                 14,613          2,500            0
  Officer                       1999       113,856      0                 13,142         30,000            0

Polly M. Rogers..............   2001       107,856      0                  4,176              0            0
  President                     2000       100,918      0                 11,300              0            0
                                1999        64,310      0                  7,075         20,000            0

Craig D. Sherman.............   2001       108,273      0                  7,800              0            0
  Executive Vice                2000        94,979      0                  7,800              0            0
  President                     1999        59,042      0                  5,200         20,000            0
---------------------------------------------------------------------------------------------------------------------

* Current base salary for Mr. McMullan is $160,000, and Mr. Sherman's current base salary is $112,000. Ms. Rogers resigned as an active officer and no longer receives any cash compensation.

Explanation of Columns:

(1) Annual Cash Bonus Award - Annual incentive awards paid for results achieved during the calendar year, which were paid during the year or immediately following the years indicated.
(2) Other Annual Compensation - All additional forms of cash and non-cash compensation paid, awarded or earned which includes automobile allowances and club membership costs.
(3) Stock Options - Grants of stock options made under Bancshares of Florida's 1999 Stock Option Plan. Ms. Rogers forfeited her options when she resigned.
(4) All Other Compensation - Compensation that does not fall under any of the aforementioned categories.

     Other executive officers whose salary information does not appear on the above table, because their salaries in the periods did not exceed $100,000, include: John B. James, President and Chief Executive Officer of Citizens National, current base salary is $147,800; John M. Stewart, President of Florida Trust Company, current base salary is $130,000; and Julie W. Husler, Executive Vice-President of Florida Trust Company, current base salary is $101,000.

Incentive Stock Options

     We have granted options to purchase 100,700 shares of common stock under Bancshares of Florida's 1999 Stock Option Plan to certain employees in accordance with the following schedule:


                                  Date of          Number         Exercise         Shares        Expiration
            Name                   Grant         of Shares          Price          Vested           Date
-----------------------------     -------        ---------          ------         ------          -----
Robert C. Farenhem...........     02/07/02          17,500          $10.00              0          02/07/12
Julie W. Husler..............     01/16/02           3,000           10.00              0          01/16/12
                                  08/27/02           5,000           10.00              0          08/27/12
Michael L. McMullan..........     08/24/99          30,000           10.00         18,000          08/24/09
                                  05/17/01           2,500           10.00          2,500          05/17/11
Timothy O'Neil...............     05/01/00           7,500           10.00          3,000          05/01/10
Craig D. Sherman.............     08/24/99          20,000           10.00         12,000          08/24/09
Thomas M. Whelan.............     08/24/99          15,000           10.00          9,000          08/24/09
All others as a group........     Various           24,700           10.00          2,920           Various
                                                   -------                         ------
Total........................                      125,200                         47,420
                                                   =======                         ======

     In addition to the options disclosed above, the Board intends to seek shareholder approval to reserve additional shares of common stock to be issued pursuant to the 1999 Stock Option Plan at the 2003 annual meeting of shareholders. If that proposal is approved, it is the Board's present intention to grant options to purchase 95,000 shares of common stock to five key employees and options to purchase 15,850 shares of common stock to the non-employee directors of Bancshares of Florida, Citizens National, Bank of Florida and Florida Trust Company.

Employment Agreements With Certain Executive Officers

     Michael L. McMullan. Mr. McMullan entered into a joint employment agreement dated as of April 28, 1999, with Bancshares of Florida and Citizens National, pursuant to which Mr. McMullan was to serve as Chief Executive Officer of Bancshares of Florida and Citizens National. On December 23, 2001, the agreement was amended so that Bank of Florida assumed all of Citizen's National's rights and duties and Mr. McMullan became Chief Executive Officer of Bank of Florida. The employment agreement as amended, provides for a term of three years and a minimum annual base salary of $140,000. The agreement automatically renews at the end of each three year period, unless either party gives notice of non-renewal. Mr. McMullan's salary must be reviewed annually by our board of directors. Mr. McMullan is also be eligible to receive a bonus, which will not exceed 40% of his annual base salary. In addition, Mr. McMullan has been granted stock options (pursuant to the employment agreement) to purchase 30,000 shares of the common stock of Bancshares of Florida at an exercise price of $10.00 per share.

     In the event of a "change of control" of Bancshares of Florida, as defined in the employment agreement, Mr. McMullan will be entitled to give written notice to us of termination of his employment agreement and to receive a cash payment equal to 250% of his annual salary, and an additional cash payment equal to the excess, if any, of the aggregate market value of the number of shares of common stock of Bancshares of Florida subject to options held by Mr. McMullan over the aggregate exercise price of all such options.

     The employment agreement provides that we may terminate the employment of Mr. McMullan with or without cause, but that in the latter case Mr. McMullan will receive a severance payment equal to the amount he would be entitled to in the event of a change in control, as described above. In addition, the employment agreement contains a non-compete provision which provides that in the event the employment agreement is terminated by Bancshares of Florida or Bank of Florida without cause, or by Mr. McMullan, Mr. McMullan may not, without our prior written consent, either directly or indirectly serve as an employee of any financial institution within Broward, Collier, Dade, Lee or Palm Beach Counties for a period of 12 months after such termination.

     John B. James. Mr. James entered into an employment agreement, dated as of October 1, 2001, with Citizens National, pursuant to which Mr. James serves as the Chief Executive Officer of Citizens National. Under this contract, which has a one year term, Mr. James is to receive a minimum annual base salary of $147,800, which will be reviewed annually by the board of directors of Citizens National. In addition, Mr. James is eligible to receive a bonus which will not exceed 40% of his annual base salary, but no grant of stock options is provided for by his contract. Mr. James is also subject to a non-compete provision substantially similar to Mr. McMullan's, except its geographic scope is limited to Collier and Lee Counties. In all other respects, Mr. James' contract is identical to that of Mr. McMullan's contract, including the entitlement to receive a cash payment equal to 250% of his annual salary in the event of a "change in control" as defined in the agreement.

     Craig D. Sherman. Mr. Sherman entered into a joint employment agreement, dated as of May 3, 1999, with Bancshares of Florida and Citizens National, pursuant to which Mr. Sherman serves as the Senior Lender of Citizens National. Under this contract, which has a three year term, Mr. Sherman is to receive a minimum annual salary of $90,000, which must be reviewed annually by the board of directors of Citizens National. As amended, the employment agreement automatically renews at the end of each three year period unless either party gives notice of non- renewal. In addition, Mr. Sherman is eligible to receive a bonus which will not exceed 40% of his annual base salary. Mr. Sherman has been granted stock options to purchase 20,000 shares of our common stock at an exercise price of $10.00 per share. Mr. Sherman is also subject to a non-compete provision substantially similar to Mr. McMullan's, except its geographic scope is limited to Collier and Lee Counties. In all other respects, Mr. Sherman's contract is identical to that of Mr. McMullan's contract, including the entitlement to receive a cash payment equal to 250% of his annual salary in the event of a "change in control" as defined in the agreement.

     Thomas M. Whelan. Mr. Whelan entered into a joint three-year employment agreement on April 28, 1999, with Bancshares of Florida and Citizens National, pursuant to which Mr. Whelan serves as the Chief Financial Officer of Citizens National. As amended, the employment agreement automatically renews at the end of each three year period unless either party gives notice of non-renewal. Under this contract, Mr. Whelan is to receive a minimum annual salary of $80,000, which must be reviewed annually by our board of directors. Mr. Whelan is eligible to receive a performance bonus, which will not exceed 40% of his annual base salary. Mr. Whelan has been granted stock options to purchase 15,000 shares of our common stock at an exercise price of $10.00 per share. Mr. Whelan is also subject to a non-compete provision substantially similar to Mr. McMullan's, except its geographic scope is limited to Collier and Lee Counties. In all other respects, Mr. Whelan's contract is identical to that of Mr. McMullan's contract, including entitlement to receive a cash payment equal to 250% of his annual salary in the event of a "change in control" as defined in the agreement. Mr. Whelan also serves as our Chief Financial Officer.

Stock Option Plan

     We currently have one stock option plan for employees and directors, the 1999 Stock Option Plan, which provides for the issuance of stock options to employees who are contributing significantly to the management or operation of our business or our subsidiaries as determined by the committee administering the plan. The plan was approved by our shareholders at the annual meeting of shareholders held on April 27, 2000. The plan provides for the grant of options at the discretion of the board of directors or a committee designated by the board of directors to administer the plan. The committee must at all times consist of at least two non-employee directors. Stock options granted pursuant to the plan will expire on or before:

     o the date which is the tenth anniversary of the date the option is granted; or
     o the date which is the fifth anniversary of the date the option is granted in the event the option is granted to a key employee who owns more than 10% of the total combined voting power of all classes of our stock.

     Under the 1999 Stock Option Plan, 150,000 shares have been reserved for issuance. As of the date of this prospectus, an aggregate of 142,600 stock options have been granted and are outstanding. Qualified Incentive Stock Options totaling 125,200 shares have been granted to officers and employees of Bancshares of Florida and our subsidiaries and non-qualified options for 17,400 shares have been granted to directors of Bancshares of Florida and our subsidiaries. Of this amount, 64,820 shares are currently exercisable. The exercise price of all outstanding options is $10.00 per share. As of the date of this prospectus none of the options have been exercised.

     Each stock option granted under the plan has a maximum term of 10 years, subject to earlier termination in the event the participant ceases to be an employee. The exercise price of an option granted under the plan must be at least 100% of the fair market value of the stock subject to the option on the date of grant, or 110% with respect to an option granted to a holder of more than 10% of the combined voting power of all classes of stock of Bancshares of Florida. In general, options vest ratably over a five year period commencing one year from the date of grant, except as otherwise determined by the Board of Directors. The purchase price for shares of common stock is payable in cash immediately upon the exercise of the option.

     Each stock option granted under the plan is non-transferable and exercisable only during the holder's lifetime. In the event that the holder dies prior to exercising an option, such option may be exercised by the personal representative of the estate of such holder for a period of one year after such representative's appointment. In the event that the holder is terminated for any reason other than death, such option may be exercised at any time prior to the expiration date of the option or within three months after the date of such termination, or 12 months in the case of an employee who is totally disabled, whichever is earlier, but only to the extent such holder had the right to exercise such option at the date of such termination. If the holder's employment is terminated as a result of deliberate, willful or gross misconduct, all rights under the option shall terminate and expire upon such termination. If options granted under the plan expire or are terminated for any reason without being exercised, the shares of common stock underlying such grant will again be available for purposes of the plan.

     In the event of a reorganization, merger or consolidation in which we are not the surviving corporation, the sale of substantially all of our assets to another corporation, or a change in control or threatened change in control of Bancshares of Florida, all options granted prior to such event under the plan may become immediately exercisable at the discretion of our board of directors.

Outstanding Warrants

     Citizens National organizers received warrants, in the aggregate, to purchase 113,330 shares of our common stock. The term of the warrants is for ten years. The exercise price of the warrants is $10.00 per share, and 20% of the warrants were exercisable on the date Citizens National opened. The remaining warrants vest at a rate of 20% per year. As of the date of this prospectus, none of the warrants have been exercised. Bank of Florida organizers received warrants to purchase a total of 78,526 shares of our common stock. The exercise price is $10.00 per share and 20% of the warrants were vested when Bank of Florida opened. The remaining warrants vest at the rate of 20% per year. The term of the warrants was for five years and they will expire in July, 2009.

401(k) Plan

     We maintain a 401(k) Retirement Plan to which eligible employees may contribute from 1% to 15% of their pay. We may make discretionary contributions based on profitability and after approval by our board of directors. To date, we have contributed approximately $5,400 to the plan. Employees who have completed at least three months of service and have attained age 21 are generally eligible to participate. Employee contributions are 100% vested as to amounts which are credited to the employee's account. Company contributions, if made, become 20% vested when an employee has completed one year of service, and vest at a rate of 20% per year thereafter, fully vesting when an employee has completed five years of service.

                              CERTAIN TRANSACTIONS

     From time-to-time, we make loans to our executive officers and directors in accordance with our usual loan approval criteria. We made all such loans on substantially the same terms, including interest rates and collateral, as loans we make to unaffiliated parties. As of June 30, 2002, the aggregate balance of all such loans was approximately $1.3 million; or 1.7% of the total loans.

     In connection with the effort to organize Bank of Florida, our board of directors asked Mr. McMullan to relocate to Fort Lauderdale to oversee the organizing efforts and to serve as President and Chief Executive Officer of the Bank of Florida, in organization. In order to help Mr. McMullan defray the costs of moving, our board of directors approved a lease between Mr. McMullan and Bancshares of Florida, whereby we leased Mr. McMullan's personal residence in Naples, Florida for a two-year period beginning January 15, 2002. The monthly lease payment is $3,500. The lease permits Bancshares of Florida to sublease the property which we have done.

                   SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT

     The following table sets forth, as of June 30, 2002, the number and percentage of shares of our outstanding common stock which are beneficially owned, directly or indirectly, by:

     o    each shareholder who owns more than 5% of the outstanding shares;
     o    each of our directors;
     o    each of our executive officers; and
     o    all of our directors and executive officers as a group.

     The beneficial ownership was determined based on the rules of Securities and Exchange Commission. In general, beneficial ownership includes shares over which a person has sole or shared voting or investment power and shares which the person has the right to acquire within 60 days of June 30, 2002. Unless otherwise indicated, the persons listed have sole voting and investment power over the shares beneficially owned.




                            [Table Follows This Page]

                                                                    Options        Vested
                                                   Number of        and/or         Options             % of
                                                    Shares         Warrants         and/or          Beneficial
Name                                               Owned (1)         Held         Warrants (2)     Ownership (3)
----                                               ---------         ----         ------------     -------------
Donald R. Barber .........................           25,000           1,300            1,300           1.26 %
Joe B. Cox................................           28,530          15,133           12,468           1.96
Robert C. Farenhem .......................              500          17,500                0           0.02
Earl L. Frye..............................           23,530          14,633           11,968           1.70
Stanley W. Hole...........................           14,760           7,966            6,632           1.03
John B. James.............................           23,530          14,633           11,968           1.70
Lavonne Johnson ..........................          129,530          14,633           11,968           6.77
Luc C. Mazzini, DDS.......................           40,000          14,633           11,968           2.49
Michael L. McMullan.......................           10,000          32,500           20,500           1.45
Harry K. Moon.............................           10,052           5,026            1,005           0.53
Michael T. Putziger ......................           30,000           1,300            1,300           1.50
Richard Rochon............................           10,000           5,000            1,000           0.53
Ramon A. Rodriguez........................           11,000           5,500            1,100           0.58
Polly Rogers .............................           23,530          13,333           11,968           1.70
Craig D. Sherman..........................            1,000          20,000           12,000           0.62
Bernard L. Turner.........................           49,530          14,633           11,968           2.94
Lorenzo Walker............................           49,530          14,633           11,968           2.82
Thomas M. Whelan..........................            1,000          15,000            9,000           0.48
                                                   --------        --------         --------          -----
All directors and executive officers
as a group (18 persons)...................          481,222         227,356          150,081          28.32%
                                                   ========        ========         ========          =====

----------

(1)  Includes shares for which the named person:
     o    has sole voting and investment power,
     o    has shared voting and investment power with a spouse, or
     o holds in an IRA or other retirement plan program, unless otherwise indicated in these footnotes, but does not include shares that may be acquired by exercising stock options.

(2) Includes shares that may be acquired by exercising vested stock options and/or vested warrants.

(3) Under the rules of the SEC, the determinations of "beneficial ownership" of our common stock are based upon Rule 13d-3 under the Securities Exchange Act of 1934, which provides that shares will be deemed to be "beneficially owned" where a person has, either solely or in conjunction with others, the power to vote or to direct the voting of shares and/or the power to dispose, or to direct the disposition of shares, or where a person has the right to acquire any such power within 60 days after the date such beneficial ownership is determined. Shares of our common stock that a beneficial owner has the right to acquire within 60 days under the exercise of the options or warrants are deemed to be outstanding for the purpose of computing the percentage ownership of such owner but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. All amounts are determined as of June 30, 2002, when there were 2,079,199 shares outstanding.

(4) Includes 26,000 shares owned by Ms. Johnson's spouse, for which she has disclaimed beneficial ownership.

     The following Bank of Florida directors have warrants to purchase our shares: Jorge H. Garcia, 10,000 shares; Wayne Huizenga, Jr., 12,500 shares; Keith Koenig, 15,000 shares; Thomas J. Miller, 5,000 shares; Steve Shelton, 9,000 shares; and Terry W. Stiles, 11,500 shares. Each of these warrants expire in July 2009. Of these amounts, 12,600 shares are vested.

                          DESCRIPTION OF CAPITAL STOCK

     Our authorized capital stock consists of 20,000,000 shares of common stock, par value $.01 per share. As of the date of this prospectus, 2,079,199 shares of our common stock were issued and outstanding. In addition, there are 1,000,000 shares of preferred stock, $.01 par value authorized, of which there are no shares issued or outstanding.

     Common Stock. Holders of our common stock are entitled to receive ratably dividends, if any, declared by our board of directors out of funds legally available for dividends. In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably, based on the number of shares held, in our assets remaining after payment of all of our debts and liabilities.

     Holders of our common stock are entitled to one vote per share on all matters submitted to the holders of common stock for a vote. Because holders of common stock do not have cumulative voting rights with respect to the election of directors, the holders of a majority of the shares of common stock represented at a meeting can elect all of the directors. Holders of common stock do not have preemptive or other rights to subscribe for or purchase any additional shares of capital stock which we may issue or to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock.

     Preferred Stock. Our articles of incorporation authorize our board of directors to establish and issue shares of preferred stock in one or more series, and to determine by resolution, with respect to any series of preferred stock, the voting powers (full, limited or eliminated), and those designations, preferences and relative, participating, optional or other special rights and those qualifications, limitations or restrictions thereof, including liquidation preferences, dividend rights, conversion rights and redemption provisions. Moreover, the number of authorized, but unissued, shares will provide us with the ability to meet future capital needs and to provide shares for possible acquisitions and stock dividends or stock splits. The authorized and unissued shares of preferred stock, as well as the authorized and unissued shares of our common stock, will be available for issuance without further action by shareholders, unless such action is otherwise required by applicable law, by Nasdaq or by any stock exchange or listing service relating to our stock.

                            ANTI-TAKEOVER PROVISIONS

     General. The Florida Business Corporation Act contains provisions designed to enhance the ability of our board of directors to respond to attempts to acquire control of a Florida corporation such as Bancshares of Florida. These provisions may discourage takeover attempts which have not been approved by the board of directors. This could include takeover attempts that some shareholders would deem to be in their best interest. These provisions may:

     o adversely affect the price that a potential purchaser would be willing to pay for our common stock;

     o deprive you of the opportunity to obtain a takeover premium for your shares;

     o    make the removal of incumbent management more difficult;

     o enable a minority of our directors and the holders of a minority of our outstanding voting stock to prevent, discourage or make more difficult a merger, tender offer or proxy contest, even though the transaction may be favorable to the interests of shareholders; and

     o    potentially adversely affect the market price of the common stock.

     The following summarizes some of the anti-takeover provisions contained in the Florida Business Corporation Act.

     Staggered Terms for Directors Florida law permits and our articles of incorporation provide that directors shall be elected to three-year terms with terms divided into three classes. The number of directors in each class shall be as nearly equal as possible. Only one class of directors is elected by the shareholders each year at our annual meeting.

     Authorized but Unissued Capital Stock. The authorized but unissued shares of our common and preferred stock will be available for future issuance without shareholder approval. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common and preferred stock may enable our board of directors to issue shares of stock to persons friendly to existing management. Although the board of directors has no intention at the present time of doing so, it could issue common stock or a series of preferred stock that could, subject to certain limitations imposed by law or on the terms of that series, impede the completion of a merger, tender offer or other takeover attempt. Our board of directors will make any determination to issue common or preferred shares based on its judgment as to the best interests of Bancshares of Florida.

     Evaluation of Acquisition Proposals. The Florida Business Corporation Act expressly permits our board of directors, when evaluating any proposed tender or exchange offer, any merger, consolidation or sale of substantially all of the assets of Bancshares of Florida, or any similar extraordinary transaction, to consider all relevant factors including, without limitation, the social, legal and economic effects on the employees, customers and suppliers of Bancshares of Florida and its subsidiaries, and on the communities and geographical areas in which they operate. Our board of directors may also consider the amount of consideration being offered in relation to the then current market price for our outstanding shares of capital stock and our then current value in a freely negotiated transaction. Our board of directors believes that these provisions are in the long-term best interests of Bancshares of Florida and our shareholders.

     Control Share Acquisitions. We are subject to the Florida control share acquisitions statute. This statute is designed to afford shareholders of public corporations in Florida protection against acquisitions in which a person, entity or group seeks to gain voting control. With enumerated exceptions, the statute provides that shares acquired within certain specific ranges will not possess voting rights in the election of directors unless the voting rights are approved by a majority vote of the public corporation's disinterested shareholders. Disinterested shares are shares other than those owned by the acquiring person or by a member of a group with respect to a control share acquisition, or by any officer of the corporation or any employee of the corporation who is also a director. The specific acquisition ranges that trigger the statute are:

     o acquisitions of shares possessing one-fifth or more but less than one-third of all voting power;
     o acquisitions of shares possessing one-third or more but less than a majority of all voting power; or
     o acquisitions of shares possessing a majority of more of all voting power.

     Under certain circumstances, the statute permits the acquiring person to call a special shareholders meeting for the purpose of considering the grant of voting rights to the holder of the control shares. The statute also enables a corporation to provide for the redemption of control shares with no voting rights under certain circumstances.

     Transactions with Interested Shareholders. We are subject to the Florida affiliated transactions statute which generally requires approval by the disinterested directors or super- majority approval by shareholders for certain specified transactions between a corporation and a holder, or its affiliates, of more than 10% of the outstanding shares of the corporation. These provisions could prohibit or delay the accomplishment of mergers or other takeover or change in control attempts. Accordingly, these provisions may discourage attempts to acquire Bancshares of Florida.

Transfer Agent and Registrar

     Our transfer agent is Registrar & Transfer Company, 10 Commerce Drive, Cranford, New Jersey 07016.

Limited Liability and Indemnification

     Under the Florida Business Corporation Act, a director is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision, or failure to act unless:

     o the director breached or failed to perform his duties as a director, and

     o    a  director's   breach  of,  or  failure  to  perform,   those  duties
          constitutes:

          - a violation of the criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful;

          - a transaction from which the director derived an improper personal benefit, either directly or indirectly;

          -    a circumstance under which an unlawful distribution is made;

          - in a proceeding by, or in the right of the corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation or willful misconduct; or

          - in a proceeding by, or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property.

     A corporation may purchase and maintain insurance on behalf of any director or officer against any liability asserted against him and incurred by him in his capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the Florida Business Corporation Act.

     Our Articles of Incorporation and Bylaws provide that we shall, to the fullest extent permitted by applicable law, as amended from time-to-time, indemnify all of our directors as well as any of our officers or employees to whom we have agreed to grant indemnification.

                                  UNDERWRITING

     Subject to the terms and conditions of the Underwriting Agreement between Advest, Inc., the sole underwriter in the offering, and us, the underwriter has agreed to purchase from us, and we have agreed to sell to the underwriter, 1,425,000 shares of our common stock. The underwriter is committed to purchase and pay for all such shares if any are purchased. The Underwriting Agreement provides that the obligations of the underwriter are subject to approval of certain matters by their counsel and to various other conditions.

     We have been advised that the underwriter proposes to offer the shares of common stock directly to the public at the offering price set forth on the cover page of this prospectus and to certain selected dealers at such price less a concession of $_____ per share. The underwriter may allow, and such dealers may reallow, a concession not in excess of $_____ per share to certain other dealers. After the initial public offering of the shares, the public offering price, concession and reallowance to dealers may be changed by the underwriter. In addition, we have agreed to pay a supplemental financial advisory fee of $50,000 to Advest, Inc., payable upon consummation of the public offering.

     We have granted to the underwriter an option exercisable during the 30 day period beginning on the date of this prospectus, to purchase up to 213,750 additional shares of common stock, solely to cover overallotments, if any, at the public offering prices less the underwriting discount, as set forth on the cover page of this prospectus. If purchased, such additional shares will be sold by the underwriter on the same terms as those on which the 1,425,000 shares are being sold.

     We, our executive officers and directors and those of our subsidiaries, have agreed not to sell publicly, contract to sell publicly, or otherwise publicly dispose of, any shares of common stock for a period of 180 days from the date of this prospectus, without the written consent of the underwriter.

     We have agreed to indemnify the underwriter against certain liabilities including liabilities under the Securities Act of 1933, or to contribute to payments that the underwriter may be required to make in respect thereof.

     The foregoing is a summary of the principal terms of the Underwriting Agreement and does not purport to be complete. Reference is made to a copy of the Underwriting Agreement which is on file as an exhibit to the Registration Statement.

     The underwriter has informed us that it does not intend to confirm sales of the common stock offered by this prospectus to an accounts over which it exercises discretionary authority.

     Prior to this offering there has been no public market for the common stock. The offering price of the common stock was determined by negotiations between us and the underwriter. The factors considered in determining such prices and terms, in addition to prevailing market conditions, included:

          o the history of and the prospectus for the history in which we compete;
          o    an assessment of our management;
          o    our prospectus;
          o    an assessment of our results of operations;
          o    our capital structure; and
          o    such other factors as were deemed relevant.

     In connection with the offering of common stock, the underwriter and its affiliates may engage in transactions effected in accordance with Rule 104 of the Securities and Exchange Commission's Regulation M that are intended to stabilize, maintain or otherwise affect the market price of the common stock. These transactions may include over-allotment transactions in which the underwriter creates a short position for its own account by selling more common stock than it is committed to purchase from us. In such a case, to cover all or part of the short position, the underwriter may exercise the over-allotment option described above or may purchase common stock in the open market following completion of the initial offering of the common stock. The underwriter also may engage in stabilizing transactions in which it bids for, and purchases, shares of common stock at a level above that which might otherwise prevail in the open market for the purpose of preventing or retarding a decline in the market price of the common stock. The underwriter may also reclaim any selling concession allowed to a dealer if the underwriter purchases shares distributed by that dealer. Any of the foregoing transactions may result in the maintenance of a price for the common stock at levels above that which might otherwise prevail in the open market. Neither we nor the underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. The underwriter is not required to engage in any of the foregoing transactions and, if commenced, such transactions may be discontinued at any time without notice.

     The following table shows the amounts we will pay the underwriter assuming both no exercise and full exercise of the underwriter's over-allotment option:


                                         Paid by Bancshares of Florida
                                    ----------------------------------------

                                     No Exercise            Full Exercise
                                    ---------------      -------------------

Per share......................     $                    $
         Total.................

     We estimate that our share of the total expense of this offering, excluding underwriting discounts and commissions, will be approximately $________.

     The underwriter may in the future perform various services for us, including investment banking services, for which they may receive customary fees for such services.

     We have applied to have our shares of common stock approved for listing on The Nasdaq National Market System under the symbol "BOFI".

                        SHARES ELIGIBLE FOR FUTURE SALES

     We will issue 1,425,000 shares in this offering. Based on the number of shares outstanding as of the date of this prospectus, upon completion of the offering, we would have a maximum of 3,504,199 shares of common stock outstanding, assuming the underwriters do not exercise their over-subscription option. Except for shares held by our affiliates, almost all of our outstanding shares will be freely tradeable without restriction or further registration under the Securities Act of 1933. Our affiliates will need to comply with the resale limitations of Rule 144 under the Securities Act of 1933. Rule 144 defines an "affiliate" as a person who directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a company. Affiliates of a company generally include directors, executive officers and principal shareholders and the directors and executive officers of the principal subsidiaries of a company.

     Purchasers of the common stock in the offering, other than affiliates, may resell their shares immediately. Affiliates will be subject to the volume and other limitations of Rule 144. Rule 144 in general permits affiliates to sell within any three-month period a number of shares that does not exceed the greater of 1% of the outstanding shares of common stock, or the average weekly trading volume during the four calendar weeks preceding his or her sale. Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about Bancshares of Florida. Affiliate sales are also restricted for 90 days pursuant to the underwriting agreement.


                      LEGAL MATTERS PERTAINING TO OFFERING

     The validity of the common stock offered hereby and certain other legal matters will be passed upon for Bancshares of Florida by Igler & Dougherty, P.A., Tallahassee, Florida. Certain legal matters will be passed upon for the underwriter by Arnold & Porter, Washington D.C.


                CERTAIN EXPERTS RETAINED BY BANCSHARES OF FLORIDA

     Our consolidated financial statements as of December 31, 2001 and 2000, included in this prospectus, have been audited by Hill, Barth & King LLC, independent certified public accountants, as stated in their opinion, which has been rendered upon the authority of said firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the SEC a registration statement on Form SB-2, including the exhibits and schedules thereto, under the Securities Act of 1933 with respect to the shares of common stock to be sold in this offering. As permitted by the rules and regulations of the SEC, this prospectus does not contain all of the information that you can find in the registration statement.

     You may read and copy our registration statement and any reports, statements and other information which we may file with the SEC at the SEC's public reference room in Washington, D.C., at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also call the SEC at 1-800-SEC-0330 for further information on the operations of the public reference room.

     The SEC also maintains a website that contains reports, proxy and information statements and other information regarding registrants such as us that file electronically with the SEC. The address of this website is www.sec.gov.

     You should rely only on information in this prospectus and in our related registration statement in making an investment decision. If other available information is inconsistent with information in this prospectus, including information in public files or provided by the bank regulatory agencies, such other information is superseded by the information in this prospectus. Citizens National's website can be found at www.cnb-online.com and Bank of Florida's website can be found at www.bankofflorida.net.






                     [Financial Statements Follow This Page]

                        CONSOLIDATED FINANCIAL STATEMENTS
                        ---------------------------------

                   CITIZENS BANCSHARES OF SOUTH FLORIDA, INC.
                                AND SUBSIDIARIES

         June 30, 2002, June 30, 2001 (Unaudited), and December 31, 2001




                              - - - O O O O O - - -


                                 C O N T E N T S
                                 ---------------


                                                                        P A G E
                                                                        -------

Consolidated Balance Sheets .................................             F-2

Consolidated Statement of Operations
     Three Months Ended June 30 .............................             F-3
     Six Months Ended June 30 ...............................             F-4

Consolidated Statements of Cash Flow ........................             F-5

Consolidated Statements of
            Stockholders' Equity ............................             F-6

Note to Consolidated Financial Statements ...................         F-7 - F-10


                              - - - O O O O O - - -

                           CONSOLIDATED BALANCE SHEETS
                           ---------------------------

                  BANCSHARES OF FLORIDA, INC. AND SUBSIDIARIES

            For the periods ended June 30, 2002 and December 31, 2001

                                                                                                   June 30,             December 31,
                                                                                                     2002                  2001
                                                                                                 ------------          -------------
                 A S S E T S                                                                      (Unaudited)
                 -----------

Cash and due from banks                                                                          $  4,260,854          $  3,244,930
Federal funds sold                                                                                  2,490,000             2,757,000
                                                                                                 ------------          ------------
                                        TOTAL CASH AND CASH EQUIVALENTS                             6,750,854             6,001,930
                                                                                                 ------------          ------------

Interest-bearing deposits in banks                                                                  4,229,030                     0

Securities available for sale                                                                         575,760                75,760

                                                                                                            0                     0

Loans                                                                                              79,501,455            68,405,562
Less:
     Allowance for loan losses                                                                       (678,245)             (494,205)
     Unearned income and deferred loan fees                                                           (44,313)              (63,802)
                                                                                                 ------------          ------------
                                                              NET LOANS                            78,778,897            67,847,555
                                                                                                 ------------          ------------

Restricted securities, Federal Home Loan Bank
     Federal Reserve Bank stock, at cost                                                              531,100               491,000
Premises and equipment                                                                              4,358,868             2,178,422
Accrued interest receivable                                                                           364,707               342,320
Other assets                                                                                          146,380               154,826
                                                                                                 ------------          ------------
                                                           TOTAL ASSETS                          $ 95,735,596          $ 77,091,813
                                                                                                 ============          ============


                 LIABILITIES AND STOCKHOLDERS' EQUITY
                 ------------------------------------

Deposits                                                                                         $ 78,873,476          $ 64,287,574
Other borrowings                                                                                            0             4,000,000
Accrued interest payable                                                                                4,846                 4,690
Accrued expenses and other liabilities                                                                 75,495               278,752
                                                                                                 ------------          ------------
                                                      TOTAL LIABILITIES                            78,953,817            68,571,016
                                                                                                 ------------          ------------

Commitments

Stockholders' Equity
     Preferred stock, par value $.01 per share,
        1,000,000 shares authorized, no shares
        issued and outstanding                                                                              0                     0
     Common stock, par value $.01 per share,
        20,000,000 shares authorized, 2,079,199 and 1,165,370
        shares issued and outstanding, respectively                                                    28,456                11,654
     Additional paid-in capital                                                                    20,671,188            11,549,700
     Accumulated deficit                                                                           (3,917,865)           (3,040,557)
                                                                                                 ------------          ------------
                                             TOTAL STOCKHOLDERS' EQUITY                            16,781,779             8,520,797
                                                                                                 ------------          ------------
                 TOTAL LIABILITIES AND STOCKHOLDERS EQUITY                                       $ 95,735,596          $ 77,091,813
                                                                                                 ============          ============

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      -------------------------------------

                  BANCSHARES OF FLORIDA, INC. AND SUBSIDIARIES


                                                                                                            (Unaudited)
                                                                                                   Three months ended June 30,
                                                                                                  2002                     2001
                                                                                               -----------              -----------
INTEREST INCOME
     Interest and fees on loans                                                                $ 1,368,199              $ 1,043,374
     Interest on securities and other                                                               26,941                    7,018
     Interest on federal funds sold                                                                 22,185                   67,214
                                                                                               -----------              -----------
                                    TOTAL INTEREST INCOME                                        1,417,325                1,117,606
                                                                                               -----------              -----------

INTEREST EXPENSE
     Interest on deposits                                                                          544,029                  553,512
     Interest on other borrowings                                                                        0                        0
                                                                                               -----------              -----------
                                   TOTAL INTEREST EXPENSE                                          544,029                  553,512
                                                                                               -----------              -----------

                                      NET INTEREST INCOME                                          873,296                  564,094
PROVISION FOR LOAN LOSSES                                                                           34,222                   65,200
                                                                                               -----------              -----------
                                NET INTEREST INCOME AFTER
                                PROVISION FOR LOAN LOSSES                                          839,074                  498,894

NON-INTEREST INCOME
     Service charges, commissions and fees                                                         124,121                   75,861
                                                                                               -----------              -----------
                                                                                                   963,195                  574,755
                                                                                               -----------              -----------

NON-INTEREST EXPENSES
     Salaries and employee benefits                                                                756,311                  406,384
     Occupancy expenses                                                                            129,634                   45,947
     Equipment rental, depreciation and
        maintenance                                                                                 81,644                   68,959
     General operating                                                                             357,985                  180,126
                                                                                               -----------              -----------
                              TOTAL NON-INTEREST EXPENSES                                        1,325,574                  701,416
                                                                                               -----------              -----------
                                 LOSS BEFORE INCOME TAXES                                         (362,379)                (126,661)

INCOME TAXES                                                                                             0                        0
                                                                                               -----------              -----------
                                                 NET LOSS                                      $  (362,379)             $  (126,661)
                                                                                               ===========              ===========


LOSS PER SHARE                                                                                 $     (0.21)             $     (0.11)
                                                                                               ===========              ===========

WEIGHTED AVERAGE SHARES OUTSTANDING                                                              1,752,839                1,165,370
                                                                                               ===========              ===========

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      -------------------------------------

                  BANCSHARES OF FLORIDA, INC. AND SUBSIDIARIES

                                                                                                            (Unaudited)
                                                                                                      Six months ended June 30,
                                                                                                    2002                    2001
                                                                                                 -----------            -----------
INTEREST INCOME
---------------
              Interest and fees on loans                                                         $ 2,629,379            $ 1,893,791
              Interest on securities and other                                                        35,338                 68,273
              Interest on federal funds sold                                                          40,629                187,040
                                                                                                 -----------            -----------
                                             TOTAL INTEREST INCOME                                 2,705,346              2,149,104
                                                                                                 -----------            -----------

INTEREST EXPENSE
----------------
              Interest on deposits                                                                 1,070,057              1,105,096
              Interest on other borrowings                                                            12,402                      0
                                                                                                 -----------            -----------
                                            TOTAL INTEREST EXPENSE                                 1,082,459              1,105,096
                                                                                                 -----------            -----------

                                   NET INTEREST INCOME                                             1,622,887              1,044,008

PROVISION FOR LOAN LOSSES                                                                            240,620                115,951
-------------------------                                                                        -----------            -----------
                            NET INTEREST INCOME AFTER
                                         PROVISION FOR LOAN LOSSES                                 1,382,267                928,057

NON-INTEREST INCOME
-------------------
              Service charges, commissions and fees                                                  235,646                108,273
                                                                                                 -----------            -----------
                                                                                                   1,617,913              1,036,330
                                                                                                 -----------            -----------

NON-INTEREST EXPENSES
---------------------
              Salaries and employee benefits                                                       1,417,843                795,496
              Occupancy expenses                                                                     258,814                 96,567
              Equipment rental, depreciation and
                          maintenance                                                                147,435                134,614
              General operating                                                                      671,129                326,246
                                                                                                 -----------            -----------
                                       TOTAL NON-INTEREST EXPENSES                                 2,495,221              1,352,923
                                                                                                 -----------            -----------
                                          LOSS BEFORE INCOME TAXES                                  (877,308)              (316,593)

INCOME TAXES                                                                                               0                      0
------------                                                                                               -                      -
                                                                                                 -----------            -----------
                                              NET LOSS                                           $  (877,308)           $  (316,593)
                                                                                                 ===========            ===========


LOSS PER SHARE                                                                                   $     (0.59)           $     (0.27)
--------------                                                                                   ===========            ===========

WEIGHTED AVERAGE SHARES OUTSTANDING                                                                1,487,492              1,165,370
-----------------------------------                                                              ===========            ===========

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                      -------------------------------------

                  BANCSHARES OF FLORIDA, INC. AND SUBSIDIARIES

                                                                                                              (Unaudited)
                                                                                                      Six months ended June 30,
                                                                                                       2002               2001
                                                                                                   ------------        ------------
CASH FLOWS FROM OPERATING ACTIVITIES
------------------------------------
     Net loss                                                                                      $   (877,308)       $   (316,593)
     Adjustments to reconcile net loss to net
     cash used in operating activities:
        Depreciation and amortization                                                                   106,252              96,066
        Provision for loan losses                                                                       240,620             115,951
        Accretion of deferred loan fees
            and discounts                                                                               (12,278)               (606)
        Increase in accrued interest receivable                                                         (22,387)            (58,892)
        (Increase) decrease in other assets                                                               8,447             (47,234)
        Increase (decrease) in accrued interest payable                                                     156             (15,615)
        Increase (decrease) in accrued expenses
               and other liabilities                                                                   (203,257)            (39,632)

        Total adjustments                                                                               117,553              50,038
                                                                                                   ------------        ------------

               NET CASH USED IN OPERATING ACTIVITIES                                                   (759,755)           (266,555)
                                                                                                   ------------        ------------

CASH FLOWS FROM INVESTING ACTIVITIES
------------------------------------
     Net (increase) decrease in interest-bearing deposits
        in banks                                                                                     (4,229,030)          4,000,000
     Net increase in loans                                                                          (11,159,684)        (17,315,367)
     Purchase of securities available for sale                                                         (500,000)                  0
     Proceeds from (purchases of) securities held
        to maturity                                                                                           0           1,000,000
     Purchase of restricted securities                                                                  (40,100)           (105,300)
     Purchase of premises and equipment                                                              (2,286,698)            (28,497)
                                                                                                   ------------        ------------
               NET CASH USED IN INVESTING ACTIVITIES                                                (18,215,512)        (12,449,164)
                                                                                                   ------------        ------------

CASH FLOWS FROM FINANCING ACTIVITIES
------------------------------------
     Net increase in deposits                                                                        14,585,901          14,115,545
     Borrowings on (repayment of) short-term notes                                                   (4,000,000)                  0
     Net proceeds from issuance of common stock                                                       9,138,290                   0
                                                                                                   ------------        ------------
               NET CASH PROVIDED BY FINANCING ACTIVITIES                                             19,724,191          14,115,545
                                                                                                   ------------        ------------
                         NET INCREASE (DECREASE) IN CASH
                                    AND CASH EQUIVALENTS                                                748,924           1,399,826

CASH AND CASH EQUIVALENTS
-------------------------
        Beginning of period                                                                           6,001,930           8,736,225
                                                                                                   ------------        ------------
        End of period                                                                              $  6,750,854        $ 10,136,051
                                                                                                   ============        ============

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
------------------------------------------------
     Cash paid during the year for:

            Interest                                                                               $  1,082,303        $  1,120,711
                                                                                                   ============        ============

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                 -----------------------------------------------

                  BANCSHARES OF FLORIDA, INC. AND SUBSIDIARIES



                                                                                   Additional                         Total
                                                  Common Stock                      Paid-in         Retained       Stockholders'
                                          Shares                Amount              Capital         Earnings          Equity
                                   -----------------------------------------   ---------------  --------------  ----------------

Balance
       December 31, 2001                 1,165,370            $ 11,654           $11,549,700     $(3,040,557)     $  8,520,797

     Common stock issued                   913,829              16,802             9,121,488               -         9,138,290

    Comprehensive income:
        Net Income                                                                                  (877,308)         (877,308)

                                   ---------------------    ----------------   ---------------  --------------  ----------------
Balance
           June 30, 2002                 2,079,199            $ 28,456           $20,671,188     $(3,917,865)     $ 16,781,779
                                   =====================    ================   ===============  ==============  ================

                  BANCSHARES OF FLORIDA, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
                    THREE AND SIX MONTHS ENDED JUNE 30, 2002


NOTE 1 - ORGANIZATION AND BASIS OF PRESENTATION
-----------------------------------------------

Organization:
-------------

     Bancshares of Florida, Inc. ("Bancshares") was incorporated in Florida in September 1998 to serve as a holding company for Citizens National Bank of Southwest Florida ("Citizens National"), a national banking association then in organization. For approximately the first eleven months following its incorporation, the main activities of Bancshares centered on applying for a national bank charter, applying to become a bank holding company, hiring and training bank employees, preparing the banking facilities and premises for opening, and conducting an initial public offering of common stock to raise a minimum of $10 million to fund the startup of Citizens National Bank. By August 1999, Bancshares had received subscriptions to purchase common stock in an amount in excess of the required minimum, and on August 24, 1999, Citizens National Bank commenced operations at its office located at 3401 Tamiami Trail North in Naples, Florida.

     On April 18, 2000, Florida Trust Company was incorporated under the laws of the State of Florida as a wholly-owned subsidiary of Citizens National Bank of Southwest Florida. Florida Trust Company applied to the Office of the Comptroller of Currency and was approved to engage in fiduciary services and estate planning consultation on August 23, 2000. Florida Trust Company, which began operations in December 2000, offers investment management, trust administration, estate planning, and financial planning services.

     On December 3, 2001, the Company filed an Application for Authority to Organize a Bank with the Florida Department of Banking and Finance for a new state bank to be named Bank of Florida and to be located in Fort Lauderdale, Florida. Bank of Florida opened for business on July 16, 2002.

     Throughout this report, Bancshares, Citizens National and Florida Trust Company are collectively referred to as the "Company."

Basis of Presentation:
----------------------

     The accompanying unaudited consolidated financial statements include the accounts of the Company. All inter-Company accounts and transactions have been eliminated in consolidation.

     The accompanying unaudited consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles for interim financial information and with instructions to Form 10-QSB. Accordingly, they do not include all of the information and footnotes required by U.S. generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary have been made for the fair presentation of the Company's consolidated financial position and results of operations. Operating results for the three and six-month periods ended June 30, 2002 are not necessarily indicative of the results that may be expected for the year ended December 31, 2002.

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
                                  JUNE 30, 2002


NOTE 2 -  SIGNIFICANT ACCOUNTING POLICIES
-----------------------------------------

     The consolidated statements include the accounts of Bancshares and its wholly owned subsidiary, Citizens National. The consolidated financial statements for the three and six months ended June 30, 2002 and 2001, have not been audited and do not include information or footnotes necessary for a complete presentation of financial condition, results of operations and cash flows in conformity with U.S. generally accepted accounting principles. However, in the opinion of management, the accompanying consolidated financial statements contain all adjustments, which are of a normal recurring nature, necessary for a fair presentation. The results of operations for the interim periods are not necessarily indicative of the results that may be expected for an entire year. The accounting policies followed by Bancshares are set forth in Note 1 to Bancshares' consolidated financial statements contained in the 2001 Annual Report to Shareholders and are incorporated herein by reference.

Use of Estimates
----------------

     The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for credit losses on loans and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans ("Other Real Estate Owned"). In connection with the determination of the allowance for credit losses on loans and foreclosed real estate, management obtains independent appraisals for significant properties.

     While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review Citizens National's allowances for losses on loans and foreclosed real estate. Such agencies may require Citizens National to recognize additions to the allowances based on their judgments about information available to them at the time of their examination. Management does not anticipate that the allowances for credit losses on loans and foreclosed real estate will change materially in the near term.

Fair Value of Financial Instruments
-----------------------------------

     Financial instruments of Citizens consist of cash, due from banks, federal funds sold, investment securities, loans receivable, accrued interest receivable, deposits, federal funds purchased, other borrowings, accrued interest payable, and off-balance sheet commitments such as commitments to extend credit and standby letters of credit. On an interim basis, management considers the cost of providing estimated fair values by each class of financial instrument to exceed the benefits derived. In management's opinion, the carrying amount of financial instruments approximates fair value.

NOTE 3 - COMPUTATION OF PER SHARE EARNINGS

     Basic earnings per share amounts are computed by dividing net earnings by the weighted average number of common shares outstanding during the period. Diluted earnings per share are computed by dividing net earnings by the weighted average number of shares and all dilutive potential shares outstanding during the period. The following information was used in the computation of earnings per share on both a basic and diluted basis for the three and six months ended June 30, 2001 and 2001 (in thousands except per share date):

                                                                                        For the Three Months     For The Six Months
                                                                                           Ended June 30            Ended June 30
                                                                                           -------------            -------------
                                                                                          2002       2001         2002        2001
Basic EPS computation:
     Numerator - Net Income                                                             $  (362)    $  (127)    $  (877)    $  (317)
     Denominator - Weighted average shares outstanding                                    1,753       1,165       1,487       1,165
                                                                                        -------     -------     -------     -------

Basic EPS                                                                               $ (0.21)    $ (0.11)    $ (0.59)    $ (0.27)

Diluted EPS computation:
     Numerator - Net Income                                                             $  (362)    $  (127)    $  (877)    $  (317)
     Denominator - Weighted average shares outstanding                                   1,7537       1,165       1,487       1,165
     Stock Options and Warrants                                                               0           0           0           0
                                                                                        -------     -------     -------     -------
                                                                                         1,7537       1,165       1,487       1,165

Diluted EPS                                                                             $ (0.21)    $ (0.11)    $ (0.59)    $ (0.27)
                                                                                        =======     =======     =======     =======

NOTE 4 - LOANS HELD FOR INVESTMENT

Loans consisted of (dollars in thousands):


                                                   June 30,     December 31,
                                                     2002           2001
                                                     ----           ----

Loans Secured By Real estate                       $ 65,041       $57,845
Commercial and agricultural                           8,287         5,379
Installment and other loans                           6,173         5,182
                                                   --------       -------
   Total loans, gross                                79,501        68,406

Unearned income and deferred fees                       (44)          (64)
Allowance for credit losses                            (678)         (494)
                                                   --------       -------

Net Loans                                          $ 78,779       $67,848
                                                   ========       =======

NOTE 5 - ALLOWANCE FOR CREDIT LOSSES

     Bancshares' Board of Directors monitors the loan portfolio monthly in order to enable it to evaluate the adequacy of the allowance for credit losses.
Management has implemented a risk system that identifies potential problem credits as early as possible, categorizes the credits as to risk, and puts a reporting process in place to monitor the progress of the credits.

     Bancshares maintains the allowance for credit losses at a level sufficient to absorb all estimated losses inherent in the loan portfolio. Activity in the allowance for credit losses follows:

                                                                  Twelve
                                                 Six Months       Months
                                                 Ended June      Ended Dec.
                                                    30,             31,
                                                   2002            2001
                                                   ----            ----

Balance, beginning of period                     $494,205        $281,067

Recoveries                                                            268

Charge-offs                                      (56,580)         (1,702)

Provision charged to operations                   240,620         214,572
                                               ----------      ----------

Balance, end of period                         $  678,245      $  494,205
                                               ==========      ==========



NOTE 6 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

     Bancshares is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit. Those commitments involve, to a varying degree, elements of credit, and interest rate risk in excess of the amounts recognized in the balance sheet.

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

     Financial instruments at June 30, 2002, consisted of commitments to extend credit of approximately $9.32 million and letters of credit of $1.3 million.

                        CONSOLIDATED FINANCIAL STATEMENTS

                   CITIZENS BANCSHARES OF SOUTH FLORIDA, INC.
                                AND SUBSIDIARIES

                           December 31, 2001 and 2000




                              - - - o o o o o - - -


                                 C O N T E N T S
                                 - - - - - - - -


                                                                       P A G E
                                                                       - - - -

Independent Auditors' Report ...............................             F-12

Consolidated Balance Sheets ................................             F-13

Consolidated Statements of Operations ......................             F-14

Consolidated Statements of
    Stockholders' Equity ...................................             F-15

Consolidated Statements of Cash Flows ......................             F-16

Notes to Consolidated Financial Statements .................         F-17 - F-35


                              - - - o o o o o - - -

Board of Directors and Stockholders of
Citizens Bancshares of South Florida, Inc.
Naples, Florida



                          Independent Auditors' Report
                          ----------------------------

We have audited the accompanying consolidated balance sheets of Citizens Bancshares of South Florida, Inc. and its subsidiaries Citizens National Bank of Southwest Florida and Citizens Capital Management, Inc. (collectively, the Company) as of December 31, 2001 and 2000 and the related consolidated statements of operations, stockholders' equity and cash flows for the years ended December 31, 2001, 2000 and 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with U.S. generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Citizens Bancshares of South Florida, Inc. and subsidiaries as of December 31, 2001, 2000 and 1999 and the consolidated results of their operations and their consolidated cash flows for the years ended December 31, 2001, 2000 and 1999 in conformity with U.S. generally accepted accounting principles.



                                                      /s/ HILL, BARTH & KING LLC
                                                    Certified Public Accountants


January 31, 2002
Naples, Florida

                           CONSOLIDATED BALANCE SHEETS
                           ---------------------------

           CITIZENS BANCSHARES OF SOUTH FLORIDA, INC. AND SUBSIDIARIES

                           December 31, 2001 and 2000


                                                                                                    2001                   2000
                                                                                                 ------------          ------------
            A S S E T S
            -----------

Cash and due from banks                                                                          $  3,244,930          $    994,225
Federal funds sold                                                                                  2,757,000             7,742,000
                                                                                                 ------------          ------------
                                      TOTAL CASH AND CASH EQUIVALENTS                               6,001,930             8,736,225
                                                                                                 ------------          ------------

Interest-bearing deposits in banks                                                                          0             4,000,000

Securities available for sale - NOTE B                                                                 75,760                75,760
Securities held to maturity (fair value
    approximates $999,375 in 2000) - NOTE B                                                                 0               999,394

Loans - NOTE C                                                                                     68,405,562            32,999,576
Less:
    Allowance for loan losses - NOTE C                                                               (494,205)             (281,067)
    Unearned income and deferred loan fees                                                            (63,802)              (45,322)
                                                                                                 ------------          ------------
                                                            NET LOANS                              67,847,555            32,673,187
                                                                                                 ------------          ------------

Restricted securities, Federal Home Loan Bank
    Federal Reserve Bank stock, at cost                                                               491,000               326,600
Premises and equipment - NOTE D                                                                     2,178,422             2,151,067
Accrued interest receivable                                                                           342,320               229,657
Other assets                                                                                          154,826                96,468
                                                                                                 ------------          ------------
                                                                                                 $ 77,091,813          $ 49,288,358
                                                                                                 ============          ============


            LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits - NOTE E                                                                                $ 64,287,574          $ 40,134,980
Other borrowings - NOTE F                                                                           4,000,000                     0
Accrued interest payable                                                                                4,690                26,745
Accrued expenses and other liabilities                                                                278,752                53,047
                                                                                                 ------------          ------------
                                                    TOTAL LIABILITIES                              68,571,016            40,214,772
                                                                                                 ------------          ------------

Commitments - NOTE H

Stockholders' Equity - NOTE K:
    Preferred stock, par value $.01 per share,
      1,000,000 shares authorized, no shares
      issued and outstanding                                                                                0                     0
    Common,stock,apar valuer$.01,per1share, and 100
      20,000,000 shares authorized, 1,165,370
      shares issued and outstanding                                                                    11,654                11,654
    Additional paid-in capital                                                                     11,549,700            11,549,700
    Accumulated deficit                                                                            (3,040,557)           (2,487,768)
                                                                                                 ------------          ------------
                                           TOTAL STOCKHOLDERS' EQUITY                               8,520,797             9,073,586
                                                                                                 ------------          ------------
                                                                                                 $ 77,091,813          $ 49,288,358
                                                                                                 ============          ============


           See accompanying notes to consolidated financial statements

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      -------------------------------------

           CITIZENS BANCSHARES OF SOUTH FLORIDA, INC. AND SUBSIDIARIES

                  Years ended December 31, 2001, 2000 and 1999


                                                                                 2001                 2000                  1999
                                                                              -----------          -----------          ------------

INTEREST INCOME
---------------
    Interest and fees on loans                                                $ 4,279,940          $ 1,779,649          $    65,528
    Interest on securities and other                                               82,671              242,289              123,763
    Interest on federal funds sold                                                263,485              651,339              236,870
                                                                              -----------          -----------          -----------
                             TOTAL INTEREST INCOME                              4,626,096            2,673,277              426,161
                                                                              -----------          -----------          -----------

INTEREST EXPENSE
----------------
    Interest on deposits                                                        2,250,778            1,384,542              162,772
    Interest on other borrowings                                                        0                    0               19,080
                                                                              -----------          -----------          -----------
                            TOTAL INTEREST EXPENSE                              2,250,778            1,384,542              181,852
                                                                              -----------          -----------          -----------

                               NET INTEREST INCOME                              2,375,318            1,288,735              244,309
PROVISION FOR LOAN LOSSES                                                         214,572              255,702               26,885
-------------------------                                                         -------              -------               ------
                                                                              -----------          -----------          -----------
                         NET INTEREST INCOME AFTER
                         PROVISION FOR LOAN LOSSES                              2,160,746            1,033,033              217,424

NON-INTEREST INCOME
-------------------
    Service charges, commissions and fees                                         310,764               44,020                6,130
                                                                              -----------          -----------          -----------
                                                                                2,471,510            1,077,053              223,554
                                                                              -----------          -----------          -----------

NON-INTEREST EXPENSES
---------------------
    Salaries and employee benefits - NOTE L                                     1,731,279            1,248,478              698,503
    Occupancy expenses                                                            213,827              197,891              143,925
    Equipment rental, depreciation and
      maintenance                                                                 275,058              237,810               59,275
    General operating - NOTES J AND N                                             804,135              656,855              422,519
                                                                              -----------          -----------          -----------
                              TOTAL OTHER EXPENSES                              3,024,299            2,341,034            1,324,222
                                                                              -----------          -----------          -----------
                          LOSS BEFORE INCOME TAXES                               (552,789)          (1,263,981)          (1,100,668)

INCOME TAXES - NOTE G                                                                   0                    0                    0
---------------------                                                         -----------          -----------          -----------
                                          NET LOSS                            $  (552,789)         $(1,263,981)         $(1,100,668)
                                                                              ===========          ===========          ===========


LOSS PER SHARE                                                                $     (0.47)         $     (1.09)         $     (1.98)
--------------                                                                ===========          ===========          ===========

WEIGHTED AVERAGE SHARES OUTSTANDING                                             1,165,370            1,164,675              554,558
-----------------------------------                                           ===========          ===========          ===========


          See accompanying notes to consolidated financial statements

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                 -----------------------------------------------

           CITIZENS BANCSHARES OF SOUTH FLORIDA, INC. AND SUBSIDIARIES

                  Years ended December 31, 2001, 2000 and 1999


                                                                                        ACCUMULATED
                                                ADDITIONAL                                 OTHER
                               COMMON            PAID-IN            ACCUMULATED        COMPREHENSIVE
                                STOCK            CAPITAL              DEFICIT             INCOME               TOTAL
                            --------------  -------------------  ------------------- ------------------  ------------------

Balance (deficit)
     December 31, 1998                $ 5                $ 495           $ (123,119)               $ 0          $ (122,619)
   Common stock issued,
     net of offering
     cost of $92,347               11,451           11,346,903                    0                  0          11,358,354
   Common stock retired
     with offering proceeds
     (organizational shares)           (5)                (495)                   0                  0                (500)
   Comprehensive loss:
     Net loss for 1999                  0                    0           (1,100,668)                 0          (1,100,668)
     Unrealized gain on
      available for sale
      investment securities             0                    0                    0                                      0
                                                                                                         ------------------
   Total comprehensive loss                                                                                     (1,100,668)
                            --------------  -------------------  ------------------- ------------------  ------------------
Balance (deficit)
     December 31, 1999             11,451           11,346,903           (1,223,787)                 0          10,134,567
   Common stock issued                203              202,797                    0                  0             203,000
   Comprehensive loss:
     Net loss for 2000                  0                    0           (1,263,981)                 0          (1,263,981)
     Unrealized gain on
      available for sale
      investment securities             0                    0                    0                  0                   0
                                                                                                         ------------------
   Total comprehensive loss                                                                                     (1,263,981)
                            --------------  -------------------  ------------------- ------------------  ------------------
Balance (deficit)
     December 31, 2000             11,654           11,549,700           (2,487,768)                 0           9,073,586
   Comprehensive loss:
     Net loss for 2001                  0                    0             (552,789)                 0            (552,789)
     Unrealized gain on
      available for sale
      investment securities             0                    0                    0                  0                   0
                                                                                                         ------------------
   Total comprehensive loss                                                                                       (552,789)
                            --------------  -------------------  ------------------- ------------------  ------------------
Balance (deficit)
     December 31, 2001           $ 11,654         $ 11,549,700         $ (3,040,557)               $ 0         $ 8,520,797
                            ==============  ===================  =================== ==================  ==================



          See accompanying notes to consolidated financial statements

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                      -------------------------------------

          CITIZENS BANCSHARES OF SOUTH FLORIDA, INC. AND SUBSIDIARIES

                   Years ended December 31 2001, 2000 and 1999


                                                                                           2001            2000            1999
                                                                                       ------------    ------------    -------------
CASH FLOWS FROM OPERATING ACTIVITIES
------------------------------------
    Net loss                                                                           $   (552,789)   $ (1,263,981)   $ (1,100,668)
    Adjustments to reconcile net loss to net
    cash used in operating activities:
      Depreciation and amortization                                                         197,097         177,008          45,606
      Provision for loan losses                                                             214,572         255,702          26,885
      Accretion of deferred loan fees
        and discounts                                                                       (68,328)        (36,998)              0
      Increase in accrued interest receivable                                              (112,663)       (177,934)        (51,723)
      Increase in other assets                                                              (58,358)        (44,444)        (21,091)
      Increase (decrease) in accrued interest payable                                       (22,055)         23,479         (15,140)
      Increase (decrease) in accrued expenses
          and other liabilities                                                             225,705        (103,511)        156,557
                                                                                       ------------    ------------    ------------
               NET CASH USED IN OPERATING ACTIVITIES                                       (176,819)     (1,170,679)       (959,574)
                                                                                       ------------    ------------    ------------

CASH FLOWS FROM INVESTING ACTIVITIES
------------------------------------
    Net (increase) decrease in interest-bearing deposits
      in banks                                                                            4,000,000      (2,000,000)     (2,000,000)
    Net increase in loans                                                               (35,321,218)    (28,596,114)     (4,334,141)
    Purchase of securities available for sale                                              (164,400)        (25,000)       (377,360)
    Proceeds from (purchases of) securities held
      to maturity                                                                         1,000,000               0        (987,915)
    Purchase of premises and equipment                                                     (224,452)       (157,935)       (866,449)
                                                                                       ------------    ------------    ------------
               NET CASH USED IN INVESTING ACTIVITIES                                    (30,710,070)    (30,779,049)     (8,565,865)
                                                                                       ------------    ------------    ------------

CASH FLOWS FROM FINANCING ACTIVITIES
------------------------------------
    Net increase in deposits                                                             24,152,594      22,187,609      17,947,373
    Borrowings on (repayment of) short-term notes                                         4,000,000               0      (1,600,000)
    Net proceeds from issuance of common stock                                                    0         203,000      11,358,353
                                                                                       ------------    ------------    ------------
           NET CASH PROVIDED BY FINANCING ACTIVITIES                                     28,152,594      22,390,609      27,705,726
                                                                                       ------------    ------------    ------------

                              NET INCREASE (DECREASE) IN CASH
                                AND CASH EQUIVALENTS                                     (2,734,295)     (9,559,119)     18,180,287

CASH AND CASH EQUIVALENTS
-------------------------
      Beginning of period                                                                 8,736,225      18,295,344         115,057
                                                                                       ------------    ------------    ------------
      End of period                                                                    $  6,001,930    $  8,736,225    $ 18,295,344
                                                                                       ============    ============    ============

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
------------------------------------------------
    Cash paid during the year for:

        Interest                                                                       $  2,272,833    $  1,361,063    $    181,851
                                                                                       ============    ============    ============



          See accompanying notes to consolidated financial statements

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

          CITIZENS BANCSHARES OF SOUTH FLORIDA, INC. AND SUBSIDIARIES

                           December 31, 2001 and 2000

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
---------------------------------------------------

Organization and Consolidation:

Citizens Bancshares of South Florida, Inc. (the Company) was incorporated under the laws of the state of Florida. The Company's activities prior to August 24, 1999 were limited to the organization of Citizens National Bank of Southwest Florida, (the Bank), as well as preparation for a $12,000,000 common stock offering (the Offering). On August 24, 1999, the Company and the Bank emerged from the development stage and began operations. The Bank plans to have a secondary public offering during 2002 using a significant portion of the proceeds to open a new bank, the Bank of Florida, in Ft. Lauderdale, Florida. Assuming all required regulatory approvals are received and the offering is successful, it is expected that the new bank will commence operations in the second quarter of 2002.

The consolidated financial statements of the Company include the accounts of the Company and its wholly-owned subsidiaries, Citizens National Bank of Southwest Florida, and Citizens Capital Management, Inc. All significant intercompany balances and transactions have been eliminated.


Citizens Capital Management, Inc., during 2000, obtained approval from the Office of the Comptroller of the Currency to conduct trust operations. The trust assets under management as well as the contingent liability associated with those assets are not included as part of the consolidated financial statements of the Company.

Nature of Operations:

The Bank provides a full range of commercial and consumer banking services primarily within the Naples, Florida area. As a national bank, it is subject to regulation of the Office of the Comptroller of the Currency and the Federal Deposit Insurance Corporation. During 2001, The Bank began efforts to expand it's operations into the Ft. Lauderdale, Florida area by forming the Bank of Florida.

Use of Estimates:

The preparation of financial statements, in conformity with U.S. generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


Cash and Cash Equivalents:

Cash, demand balances due from banks and federal funds sold are considered cash and cash equivalents for cash flow reporting purposes. Generally, federal funds are sold for one-day periods.

             ------------------------------------------------------

          CITIZENS BANCSHARES OF SOUTH FLORIDA, INC. AND SUBSIDIARIES

                           December 31, 2001 and 2000


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
---------------------------------------------------------------

Investment Securities:

Debt securities for which the Bank has the positive intent and ability to hold to maturity are classified as held to maturity and reported at amortized cost. Securities are classified as trading securities if bought and held principally for the purpose of selling them in the near future. No investments are held for trading purposes. Securities not classified as held to maturity are classified as available for sale, and reported at fair value with unrealized gains and losses excluded from earnings and reported net of tax as a separate component of stockholders' equity until realized. Other investments, which include Federal Reserve Bank stock and Federal Home Loan Bank stock, are carried at cost as such investments do not have readily determinable fair values.

Realized gains and losses on sales of investment securities are determined by specific identification of the security sold. Declines in value of investment securities judged to be other than temporary are recognized as losses in the statement of operations.

Loans:

Loans are stated at the principal amount outstanding, net of unearned income and an allowance for loan losses. Interest income on all loans is accrued based on the outstanding daily balances.

Management has established a policy to discontinue accruing interest (non-accrual status) on a loan after it has become 90 days delinquent as to payment of principal or interest unless the loan is considered to be well collateralized and the Bank is actively in the process of collection. In addition, a loan will be placed on non-accrual status before it becomes 90 days delinquent if management believes that the borrower's financial condition is such that collection of interest or principal is doubtful. Interest previously accrued but uncollected on such loans is reversed and charged against current income when the receivable is estimated to be uncollectible. Interest income on non-accrual loans is recognized only as received.

Nonrefundable fees and certain direct costs associated with originating or acquiring loans are recognized over the life of related loans on a method that approximates the interest method.

Allowance for Loan Losses:

The determination of the balance in the allowance for loan losses is based on an analysis of the loan portfolio and reflects an amount which, in management's judgment, is adequate to provide for probable loan losses after giving consideration to the growth and composition of the loan portfolio, current economic conditions, past loss experience, evaluation of potential losses in the current loan portfolio and such other factors that warrant current recognition in estimating loan losses.

             ------------------------------------------------------

          CITIZENS BANCSHARES OF SOUTH FLORIDA, INC. AND SUBSIDIARIES

                           December 31, 2001 and 2000


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
---------------------------------------------------------------

Allowance for Loan Losses (Continued):

Loans which are  considered  to be  uncollectible  are  charged-off  against the
allowance.   Recoveries  on  loans  previously  charged-off  are  added  to  the allowance.

Impaired loans are loans for which it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the loan agreement. Impairment losses are included in the allowance for loan losses through a charge to the provision for loan losses. Impairment losses are measured by the present value of expected future cash flows discounted at the loan's effective interest rate, or, as a practical expedient, at either the loan's observable market price or the fair value of the collateral. Interest income on impaired loans is recognized only as received.

Premises and Equipment:

Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed on the straight-line method over the estimated useful lives of the depreciable assets. Leasehold improvements are amortized over the lives of the respective leases or the service lives of the improvements, whichever is less.

Income Taxes:

Provisions for income taxes are based on taxes payable or refundable for the current year and deferred taxes on temporary differences between the amount of taxable income and pretax financial income and between the tax basis of assets and liabilities and their reported amounts in the consolidated financial statements. Deferred tax assets and liabilities are included in the consolidated financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled. The Company and it's subsidiaries file a consolidated tax return.

New Accounting Pronouncements:

Effective January 1, 2001, the Bank adopted Statement of Financial Accounting Standards No. 133 "Accounting for Derivative Instruments and Hedging Activities" (SFAS No. 133). This statement establishes accounting and reporting standards for derivative instruments embedded in other contracts and hedging activities. It requires that an entity recognize all derivatives as either other assets or liabilities in the statement of financial position and measure those instruments at fair value. This statement did not have a material impact on financial condition and results of operations.

             ------------------------------------------------------

          CITIZENS BANCSHARES OF SOUTH FLORIDA, INC. AND SUBSIDIARIES

                           December 31, 2001 and 2000


NOTE B - SECURITIES
-------------------


The amortized cost, unrealized gains and losses and estimated fair value of investment securities shown in the consolidated balance sheets of the Company at December 31 are as follows:

                                                                  GROSS UNREALIZED          ESTIMATED
                                                   AMORTIZED     -------------------          FAIR
                                                   COST          GAINS        LOSSES          VALUE
                                                  -------        -----       ------         ---------
December 31, 2001:
Available for sale securities:
   U.S. Treasury securities                    $   25,000        $   0        $   0        $   25,000
   Independent Bankers Bank Stock                  50,760            0            0            50,760
                                               ==========        =====        =====        ==========
   Totals                                      $   75,760        $   0        $   0        $   75,760
                                               ==========        =====        =====        ==========

                                                                  GROSS UNREALIZED          ESTIMATED
                                                   AMORTIZED     -------------------          FAIR
                                                   COST          GAINS        LOSSES          VALUE
                                                  -------        -----       ------         ---------
December 31, 2000:
Available for sale securities:
   U.S. Treasury securities                    $   25,000        $   0        $   0        $   25,000
   Independent Bankers Bank Stock                  50,760            0            0            50,760
                                               ==========        =====        =====        ==========
   Totals                                      $   75,760        $   0        $   0        $   75,760
                                               ==========        =====        =====        ==========
Held to maturity securities:
   U.S. agency obligations                     $  999,394        $   0        $  19        $  999,375
                                               ==========        =====        =====        ==========
   Totals                                      $  999,394        $   0        $  19        $  999,375
                                               ==========        =====        =====        ==========

             ------------------------------------------------------

          CITIZENS BANCSHARES OF SOUTH FLORIDA, INC. AND SUBSIDIARIES

                           December 31, 2001 and 2000

NOTE B - SECURITIES (CONTINUED)
-------------------------------


Expected maturities of investment securities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Periodic payments are received of mortgage-backed securities based on the payment patterns of the underlying collateral. Maturities of mortgage-based securities are included below based on their expected average life of similar investments as determined by the Bank's portfolio and analysis servicer. As of December 31, 2001, the amortized cost and estimated fair value of investment securities, by contractual maturities, are as follows:

                                               AVAILABLE FOR SALE
                                            -----------------------
                                              AMORTIZED      FAIR
                                                COST         VALUE
                                              ---------     ------
Due after ten years                         $    25,000    $ 25,000
                                            -----------    --------
                                                 25,000      25,000
Independent Bankers Bank Stock                   50,760      50,760
                                            -----------    --------
Totals                                      $    75,760    $ 75,760
                                            ===========    ========

NOTE C - LOANS


The composition of loans at December 31 is as follows:

                           2001            2000
                       -----------     -----------
Commercial            $ 11,467,758    $  5,052,787
Real estate             35,902,902      24,648,033
Lines of credit         18,066,731       2,551,517
Consumer                 2,968,171         747,239
                      -------------   ------------
Totals                $ 68,405,562    $ 32,999,576
                      =============   ============

The majority of the Company's lending activities are conducted principally with customers located in the Naples, Florida area. Commercial loans are primarily extended to small and mid-sized corporate borrowers in service and manufacturing related industries. Although the Bank's loan portfolio is diversified, a significant portion of its loans are collateralized by real estate. Therefore, the Bank could be susceptible to economic downturns and natural disasters.


The Bank had one loan on nonaccrual as of December 31, 2001 for a balance of $238,518. The Bank had no loans on nonaccrual as of December 31, 2000.

             ------------------------------------------------------

          CITIZENS BANCSHARES OF SOUTH FLORIDA, INC. AND SUBSIDIARIES

                           December 31, 2001 and 2000

NOTE C - LOANS (CONTINUED)
--------------------------

The activity in the allowance for loan losses for the years ended December 31 is as follows:

                                              2001          2000          1999
                                            -------       -------        ------
Balance at beginning of year               $ 281,067     $  26,885     $       0
Provision charged to operations              214,572       255,702        26,885
Charge-offs                                   (1,702)       (2,520)            0
Recoveries                                       268         1,000             0
                                           ---------     ---------     ---------
Balance at end of year                     $ 494,205     $ 281,067     $  26,885
                                           =========     =========     =========

NOTE D - PREMISES AND EQUIPMENT
-------------------------------

Premises and equipment at December 31 consisted of the following:

                                                         2001              2000
                                                      ---------        ---------
Land and land improvements                           $  545,269       $  545,269
Building                                              1,056,407        1,050,407
Leasehold improvements                                   25,497           23,640
Furniture, fixtures and equipment                       475,096          287,991
EDP equipment and software                              495,671          466,181
                                                     ----------       ----------
                                                      2,597,940        2,373,488
Less accumulated depreciation                           419,518          222,421
                                                     ----------       ----------
Totals                                               $2,178,422       $2,151,067
                                                     ==========       ==========

Depreciation expense was $197,097, $177,008, and $45,606 for the years ended December 31, 2001, 2000 and 1999, respectively.

NOTE E - DEPOSITS

Deposits at December 31 are comprised of the following:

                                                      2001                2000
                                                  -----------        -----------
Interest-bearing:
Money market                                      $ 4,868,795        $ 6,675,459
Negotiable order of withdrawal accounts             6,517,843          3,498,288
Savings                                               884,501            550,861
Certificates of deposit:
     Less than $ 100,000                           15,840,965         10,815,076
     $100,000 or more                              26,182,268         14,504,398
                                                  -----------        -----------
                                                   54,294,372         36,044,082
Demand (non-interest bearing                        9,993,202          4,090,898
                                                  -----------        -----------
Totals                                            $64,287,574        $40,134,980
                                                  ===========        ===========

             ------------------------------------------------------

          CITIZENS BANCSHARES OF SOUTH FLORIDA, INC. AND SUBSIDIARIES

                           December 31, 2001 and 2000

NOTE E - DEPOSITS (CONTINUED)
-----------------------------


The maturities on certificates of deposit of $100,000 or more as of December 31, 2001 are as

Three months or less                           $      6,295,823
Over three months to six months                       5,754,739
Over six months to twelve months                     10,785,606
Over twelve months                                    3,346,100
                                               ----------------
Total                                          $     26,182,268
                                               ================

Included in interest expense is $1,134,555, $681,952 and $62,819 which relates to interest on certificates of deposit of $100,000 or more for 2001 and 2000, respectively.


The maturities on certificates of deposits as of December 31, 2001 are as follows:

2002                                                                 $33,368,370
2003                                                                   8,440,897
2004                                                                      52,230
2005                                                                      61,199
2006                                                                     100,537
                                                                     -----------
Total                                                                $42,023,233
                                                                     ===========

NOTE F - OTHER BORROWINGS
-------------------------


The other borrowings consist of an overnight adjustable rate loan from Federal Home Loan Bank with an interest rate of 1.83% at December 31, 2001. The loan is collateralized by mortgage loans held in the bank's portfolio. Maturities on other borrowings is $4,000,000 for 2002.



NOTE G - INCOME TAXES
---------------------


At December 31, 2001 and 2000, the Company assessed its earnings history and trend over the past year, its estimate of future earnings, and the expiration date of the net operating loss carryforward and determined that it is more likely than not that the deferred tax assets will not be realized in the near term. Accordingly, a valuation allowance is recorded at December 31, 2001and 2000.

             ------------------------------------------------------

          CITIZENS BANCSHARES OF SOUTH FLORIDA, INC. AND SUBSIDIARIES

                           December 31, 2001 and 2000

NOTE G - INCOME TAXES (CONTINUED)
---------------------------------

The components of deferred tax assets and deferred tax liabilities at December 31 are as follows:

                                                          2001            2000
                                                        ---------       -------
Deferred tax assets:
   Net operating loss carryforwards                    $  665,503     $  565,806
   Allowance for loan losses                              167,431         85,965
   Organizational and startup costs                       184,769        179,343
   Other deductions deferred for
     income taxes                                          11,515          8,317
                                                       ----------     ----------
                                                        1,029,218        839,431
                                                       ----------     ----------
Deferred tax liabilities:
   Depreciation on premises and equipment                  44,050         42,728
                                                       ----------     ----------
                                                          985,168        796,703
   Valuation allowance                                    985,168        796,703
                                                       ----------     ----------
Deferred tax assets (liability), net                   $        0     $        0
                                                       ==========     ==========

At December 31, 2001, the Company had a tax net operating loss carryforward of approximately $1,957,000 expiring during 2019 through 2021.


NOTE H - COMMITMENTS
--------------------

The Compan has entered into an operating lease agreement for certain bank offices which expire October 31, 2004. In addition, the Company has operating leases for office equipment which expire on various dates through 2005. Rent expense was $133,844 for 2001, $128,615 for 2000, and $57,421 for 1999 related to these leases. Subsequent to the balance sheet date, the Bank entered into two additional operating lease agreements for new banking facilities in both Naples, Florida and Ft. Lauderdale, Florida. In Naples, the Bank is entering into a 10 year lease agreement with a related party expected to commence July 1, 2002. In Ft. Lauderdale, the Company entered into a 7.5 year lease agreement commencing February 1, 2002.

Future minimum rental commitments as of December 31, 2001 are as follows:

Year ending -
   December 31, 2002                          $      546,434
   December 31, 2003                                 780,275
   December 31, 2004                                 776,497
   December 31, 2005                                 706,809
   December 31, 2006                                 742,153
   Thereafter                                      3,299,568
                                              --------------
Total minimum payments required               $    6,851,736
                                              ==============

             ------------------------------------------------------

          CITIZENS BANCSHARES OF SOUTH FLORIDA, INC. AND SUBSIDIARIES

                           December 31, 2001 and 2000

NOTE H - COMMITMENTS (CONTINUED)
--------------------------------


The Company and the Bank have entered into employment agreements expiring at various dates through July 2004 with five senior officers providing for annual compensation aggregating approximately $513,800.


NOTE I - RETIREMENT PLAN
------------------------


The Company maintains a 401(k) Retirement Plan (the Plan) to which eligible employees may contribute from 1% to 15% of their pay. Currently the Company makes matching contributions to the Plan on behalf of eligible employees equal to 25% of the employees contributions. The Company made contributions to the Plan in the amount of $10,348 during 2001 and no contributions during 2000 and 1999. Employees who have completed at least three months of service and have attained age 21 are generally eligible to participate. Employee contributions are 100% vested as amounts are credited to the employee's account. Company contributions, if made, become 20% vested when an employee has completed 1 year of service, and vest at a rate of 20% per year thereafter, fully vesting when an employee has completed 5 years of service.


NOTE J - RELATED PARTY TRANSACTIONS
-----------------------------------


The Bank has granted loans to executive officers and directors of the Bank and the Company and to associates of such executive officers and directors. Such loans were made in the ordinary course of business under normal credit terms and do not represent more than the normal risk of collection. The activity for these loans for 2001 is as follows:

Loan balances at December 31, 2000                $     1,421,130
New loans                                                 388,525
Repayments                                               (198,666)
                                                  ---------------
Loan balances at December 31, 2001                $     1,610,989
                                                  ===============

The Bank also has accepted deposits from employees, officers and directors of the Bank and the Company and from affiliates of such officers and directors. The deposits were accepted on substantially the same terms as those of other depositors. Such deposits amounted to approximately $6,093,792 at December 31, 2001 and $2,266,174 at December 31, 2000.

             ------------------------------------------------------

          CITIZENS BANCSHARES OF SOUTH FLORIDA, INC. AND SUBSIDIARIES

                           December 31, 2001 and 2000

NOTE K - STOCKHOLDERS' EQUITY
-----------------------------


The Company has adopted an incentive stock option plan for certain of its employees and has authorized and reserved 150,000 shares of common stock for issuance under this plan.


The Company applies APB 25 in accounting for its stock option plan described above. The option price under the stock option plan equals or exceeds the fair market value of the common shares on the date of grant and, accordingly, no compensation cost has been recognized under the provisions of APB 25 for stock options. Under SFAS 123, compensation cost is measured at the grant date based on the value of the award and is recognized over the service (or vesting) period. Had compensation cost for the Company's stock option plan been determined under SFAS 123, based on the fair market value at the grant dates, the Company's proforma net loss and net loss per share would have been as follows:

                                          2001           2000           1999
                                        --------      -----------   -----------
Net loss as reported                  $ (552,789)  $  (1,263,981) $  (1,100,668)
Proforma net loss                     $ (600,574)  $  (1,303,788) $  (1,198,670)
Net loss per share as reported        $    (0.47)  $       (1.09) $       (1.98)
Proforma net loss per share           $    (0.52)  $       (1.12) $       (2.16)

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model. Assumptions used in 2001, 2000 and 1999 include: dividend yield of 0.00%, expected volatility of 0.00%, 0.00% and 16.12%, risk-free interest rate of 5.08%, 5.25% and 6.00% and average expected lives of 3.05, 3.91 and 4.92 years, respectively. At December 31, 2001, 2000 and 1999, options for 61,113; 35,167 and 17,000 shares were exercisable at an average price per share of $10.00. Options granted expire after 10 years and are exercisable in 20% to 33.33% increments annually. Transactions related to this stock option plan are as follows:

                                                                  WEIGHTED
                                               OPTIONS        AVERAGE OPTION
                                             OUTSTANDING      PRICE PER SHARE
                                              --------           ---------
Balance December 31, 1998                            0
Granted                                         88,650           $   10.00
                                              --------           ---------
Balance December 31, 1999                       88,650           $   10.00
Granted                                         10,000           $   10.00
Forfeited                                         (150)          $   10.00
                                              --------           ---------
Balance December 31, 2000                       98,500           $   10.00
Granted                                         19,900           $   10.00
Forfeited                                         (300)          $   10.00
                                              --------           ---------
Balance December 31, 2001                      118,100           $   10.00
                                              ========           =========

             ------------------------------------------------------

          CITIZENS BANCSHARES OF SOUTH FLORIDA, INC. AND SUBSIDIARIES

                           December 31, 2001 and 2000

NOTE K - STOCKHOLDERS' EQUITY (CONTINUED)
-----------------------------------------

In connection with its initial offering of common stock, the Company granted to certain organizers of the Company warrants to purchase .67 shares of common stock (at an exercise price of $10.00 per share) for each initial share purchased by such organizers in the offering. The Warrants will vest in equal increments of 20% commencing on the date of grant (August 24, 1999) and on each anniversary date thereafter until fully vested. Warrants may be exercised in whole or in part for $10.00 per share beginning on the date of grant and expiring 10 years after the grant date.

The Company has reserved 113,330 shares of its Common Stock for issuance thereunder.

The approval of the Comptroller of the Currency is required for national banks to pay dividends in excess of earnings retained in the current year plus retained net profits for the preceding two years. As of December 31, 2001, no amount was available for distribution to the Company as dividends without prior approval.

The Company and Bank are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators about components, risk weightings, and other factors, and the regulators can lower classifications in certain cases. Failure to meet various capital requirements can initiate regulatory action that could have a direct material effect on the financial statements.

The prompt corrective action regulations provide five classifications, including well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and plans for capital restoration are required. The minimum requirements are:

                          Capital to risk-weighted assets
                          -------------------------------
                                                               Tier 1 capital
                             Total             Tier 1         to average assets
                          -----------      --------------    -------------------
Well capitalized              10%               6%                 5%
Adequately capitalized         8%               4%                 4%
Undercapitalized               6%               3%                 3%

The Company was considered well capitalized as of December 31, 2001 and 2000.

Management is not aware of any events or circumstances that have occurred since December 31, 2001 that would change the Company's capital category.

             ------------------------------------------------------

          CITIZENS BANCSHARES OF SOUTH FLORIDA, INC. AND SUBSIDIARIES

                           December 31, 2001 and 2000

NOTE K - STOCKHOLDERS' EQUITY (CONTINUED)
-----------------------------------------

At December 31 actual capital levels and minimum required levels were as follows (in thousands):

                                                                           Minimum Required
                                                           Minimum            To Be Well
                                                          Required         Capitalized Under
                                                         For Capital       Prompt Corrective
                                                          Adequacy             Action
                                         Actual           Purposes           Regulations

                                    Amount   Ratio      Amount   Ratio      Amount   Ratio
----------------------------------------------------------------------------------------------
2001
Total capital (to risk
   weighted assets)
     Consolidated                 $  9,015    14.14%  $  5,102     8.00%  $  6,377    10.00%
     Bank                         $  7,022    11.01%  $  5,102     8.00%  $  6,377    10.00%
Tier 1 capital (to risk
   weighted assets)
     Consolidated                 $  8,520    13.36%  $  2,551     4.00%  $  3,826     6.00%
     Bank                         $  6,528    10.24%  $  2,551     4.00%  $  3,826     6.00%
Tier 1 capital (to
   average assets)
     Consolidated                 $  8,520    13.38%  $  2,547     4.00%  $  3,184     5.00%
     Bank                         $  6,528    10.25%  $  2,547     4.00%  $  3,184     5.00%
2000
Total capital (to risk
   weighted assets)
     Consolidated                 $  9,354    27.90%  $  2,682     8.00%  $  3,352    10.00%
     Bank                         $  7,303    23.21%  $  2,518     8.00%  $  3,147    10.00%
Tier 1 capital (to risk
   weighted assets)
     Consolidated                 $  9,074    27.07%  $  1,341     4.00%  $  2,011     6.00%
     Bank                         $  7,022    22.31%  $  1,259     4.00%  $  1,888     6.00%
Tier 1 capital (to
   average assets)
     Consolidated                 $  9,074    18.72%  $  1,939     4.00%  $  2,423     5.00%
     Bank                         $  7,022    15.13%  $  1,857     4.00%  $  2,321     5.00%

             ------------------------------------------------------

          CITIZENS BANCSHARES OF SOUTH FLORIDA, INC. AND SUBSIDIARIES

                           December 31, 2001 and 2000

NOTE L - OFF-BALANCE SHEET RISK
-------------------------------


In the normal course of business, the Bank utilizes various financial instruments with off-balance sheet risk to meet the financing needs of its customers. These instruments include commitments to extend credit through loans approved but not yet funded, lines of credit and standby letters of credit. The credit risks associated with financial instruments are generally managed in conjunction with the Banks' balance sheet activities and are subject to normal credit policies, financial controls and risk limiting and monitoring


Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Banks evaluate each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Banks upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies but may include compensating balances, accounts receivable, inventory, property, plant and equipment and income-producing commercial properties.


Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing and similar transactions. Most guarantees expire within one year. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Collateral supporting these commitments for which collateral is deemed necessary is maintained by the Banks.


Credit losses are incurred when one of the parties fails to perform in accordance with the terms of the contract. The Banks' exposure to off-balance sheet credit risk is represented by the contractual amount of the commitments to extend credit and standby letters of credit. At December 31, 2001 and 2000, the Bank had commitments of approximately $5,121,217 and $5,688,424, respectively, for undisbursed portions of loans in process and unused portions of lines of credit. Commitments under standby letters of credit aggregated approximately $1,184,456 and $0 at December 31, 2001 and 2000, respectively.

             ------------------------------------------------------

          CITIZENS BANCSHARES OF SOUTH FLORIDA, INC. AND SUBSIDIARIES

                           December 31, 2001 and 2000

NOTE M - FAIR VALUES OF FINANCIAL INSTRUMENTS
---------------------------------------------


The  following   table  presents  the  estimates  of  fair  value  of  financial instruments as of December 31:

                                                           2001
                                            ------------------------------------
                                                                     ESTIMATED
                                                 CARRYING              FAIR
                                                  AMOUNT              VALUE
                                            -----------------  -----------------
Financial assets:
   Cash and cash equivalents                $      6,001,930   $      6,001,930
   Securities available for sale                      75,760             75,760
   Restricted securities                             491,000            491,000
   Net loans                                      67,847,555         68,740,420
   Accrued interest receivable                       342,320            342,320
Financial liabilities:
   Deposits                                       64,287,574         64,972,574
   Other Borrowings                                4,000,000          4,000,000
   Accrued interest payable                            4,690              4,690
Off-Balance Sheet Credit Risk:
   Commitments to extend credit                    5,121,217          5,121,217
   Standby letters of credit                       1,184,456          1,184,456

                                                           2000
                                            ------------------------------------
                                                                     ESTIMATED
                                                 CARRYING              FAIR
                                                  AMOUNT              VALUE
                                            -----------------  -----------------
Financial assets:
   Cash and cash equivalents                $      8,736,225    $     8,736,225
   Interest-bearing deposits in bank               4,000,000          4,000,000
   Securities available for sale                      75,760             75,760
   Securities held to maturity                       999,394            999,375
   Restricted securities                             326,600            326,600
   Net loans                                      32,999,576         32,856,575
   Accrued interest receivable                       229,657            229,657
Financial liabilities:
   Deposits                                       40,134,980         40,440,498
   Accrued interest payable                           26,745             26,745
Off-Balance Sheet Credit Risk:
   Commitments to extend credit                    5,688,424          5,688,424

             ------------------------------------------------------

          CITIZENS BANCSHARES OF SOUTH FLORIDA, INC. AND SUBSIDIARIES

                           December 31, 2001 and 2000

NOTE M - FAIR VALUES OF FINANCIAL INSTRUMENTS (CONTINUED)
---------------------------------------------------------


The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:


     Cash and cash equivalents: For these short-term instruments, the carrying amount is a reasonable estimate of fair value.


     Securities: For securities available for sale fair value equals quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.


     Loans: The fair value of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.


     Deposits: The fair value of demand deposits, savings accounts and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity deposits is estimated by discounting future cash flows using rates currently offered for deposits of similar remaining maturities. The fair value estimates do not include the benefits that result from low-cost funding provided by the deposit liabilities compared to the cost of alternate sources of funds.


     Accrued interest: The carrying amounts of accrued interest receivable and accrued interest payable approximate their fair values.


     Off-balance sheet credit risk: The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the customer. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date.


The fair value estimates are presented for on-balance sheet financial instruments without attempting to estimate the value of the bank's long-term relationships with depositors and the benefit that results from low cost funding provided by deposit liabilities. In addition, significant assets which are not considered financial instruments and are, therefore, not a part of the fair value estimates include office properties and equipment.

             ------------------------------------------------------

          CITIZENS BANCSHARES OF SOUTH FLORIDA, INC. AND SUBSIDIARIES

                           December 31, 2001 and 2000

NOTE N - GENERAL OPERATING EXPENSES


The following amounts comprise general operating expenses for the years ended December 31:

                                                   2001       2000        1999
                                                 -------     -------     -------
Stationery and supplies                         $ 57,219    $ 67,901    $ 84,321
Data processing                                  189,426     171,584      34,936
Professional and outside service fees            216,740     228,105      75,344
Advertising, marketing and public
   relations                                      57,080      45,221      63,652
Dues and subscriptions                            39,679      29,531      30,211
Insurance                                         15,538      14,800      24,347
License, fees and taxes                           33,674      22,997      16,196
Other                                            194,779      76,716      93,512
                                                --------    --------    --------
Totals                                          $804,135    $656,855    $422,519
                                                ========    ========    ========

             ------------------------------------------------------

          CITIZENS BANCSHARES OF SOUTH FLORIDA, INC. AND SUBSIDIARIES

                           December 31, 2001 and 2000

NOTE O - CONDENSED FINANCIAL INFORMATION


The condensed financial information of Citizens Bancshares of South Florida, Inc. (parent company only) as of December 31, 2001 and 2000 and for the years ended December 31, 2001, 2000 and 1999, is as follows:



BALANCE SHEETS
--------------


                                                          December 31
                                                  -----------------------------
                                                     2001              2000
                                                  ------------     ------------
Assets:
   Investment in and indebtedness of
     subsidiaries, at equity                      $  6,527,857     $  7,022,180
   Cash and due from banks                           2,189,263        2,051,593
   Other assets                                          3,862                0
                                                  ------------     ------------
                                                  $  8,720,982     $  9,073,773
                                                  ============     ============
Liabilities:
   Accrued expenses and other liabilities         $    200,185     $        187
Stockholders' equity:
   Preferred stock                                           0                0
   Common stock                                         11,654           11,654
   Additional paid-in capital                       11,549,700       11,549,700
   Accumulated deficit                              (3,040,557)      (2,487,768)
                                                  ------------     ------------
        TOTAL STOCKHOLDERS' EQUITY                   8,520,797        9,073,586
                                                  ------------     ------------
                                                  $  8,720,982     $  9,073,773
                                                  ============     ============

             ------------------------------------------------------

          CITIZENS BANCSHARES OF SOUTH FLORIDA, INC. AND SUBSIDIARIES

                           December 31, 2001 and 2000


NOTE O - CONDENSED FINANCIAL INFORMATION (CONTINUED)
----------------------------------------------------


      STATEMENTS OF OPERATIONS AND ACCUMULATED DEFICIT
      ------------------------------------------------

                                                  2001                   2000                   1999
                                                ---------             ---------              ---------
        Income:
          Interest on investment
             securities and other             $    17,866            $    92,007            $    94,360
        Expenses:
          Interest on other borrowings                  0                      0                 19,080
          Salaries and employee benefits           20,019                      0                305,869
          Occupancy                                     0                      0                 65,877
          Equipment rental, depreciation
             and maintenance                          193
          General operating                        56,313                      0                222,377
                                              -----------            -----------            -----------
                            TOTAL EXPENSES         76,332                      0                613,396
                                              -----------            -----------            -----------
             INCOME (LOSS) FROM OPERATIONS
         BEFORE INCOME TAXES AND EQUITY IN
      DISTRIBUTED NET LOSS OF SUBSIDIARIES        (58,466)                92,007               (519,036)
        Income taxes                                    0                      0                      0
                                              -----------            -----------            -----------
            INCOME (LOSS) BEFORE EQUITY IN
      DISTRIBUTED NET LOSS OF SUBSIDIARIES        (58,466)                92,007               (519,036)
        Equity in undistributed net loss
          of subsidiaries                        (494,323)            (1,355,988)              (581,632)
                                              -----------            -----------            -----------
                                  NET LOSS       (552,789)            (1,263,981)            (1,100,668)
        Accumulated deficit:
          Beginning of year                    (2,487,768)            (1,223,787)              (123,119)
                                              -----------            -----------            -----------
          End of year                         $(3,040,557)           $(2,487,768)           $(1,223,787)
                                              ===========            ===========            ===========

             ------------------------------------------------------

          CITIZENS BANCSHARES OF SOUTH FLORIDA, INC. AND SUBSIDIARIES

                           December 31, 2001 and 2000


NOTE O - CONDENSED FINANCIAL INFORMATION (CONTINUED)
----------------------------------------------------


         STATEMENTS OF CASH FLOWS
         ------------------------

                                                                                 2001                 2000                   1999
                                                                               --------             ---------             ---------
   CASH FLOWS FROM OPERATING ACTIVITIES
   ------------------------------------
     Net loss                                                               $   (552,789)         $  1,263,981)        $ (1,100,668)
     Adjustments to reconcile net loss to net cash
     provided by (used in) operating activities:
        Equity in undistributed net
             loss of subsidiaries                                                494,323             1,355,988              581,632
        Depreciation of premises and
             equipment                                                                 0                     0                  193
        (Increase) decrease in other
             assets                                                               (3,862)               10,000               30,933
        Increase (decrease) in accrued
             expenses and other liabilities                                      199,998                   187              (18,406)
                                                                            ------------          ------------         ------------
          NET CASH PROVIDED BY (USED IN)
                  OPERATING ACTIVITIES                                           137,670               102,194             (506,316)
                                                                            ------------          ------------         ------------
   CASH FLOWS FROM INVESTING ACTIVITIES
   ------------------------------------
     Investment in subsidiary banks                                                    0                     0           (8,969,800)
     Purchase of premises and equipment                                                0                     0             (510,145)
     Sale of premises and equipment                                                    0                     0            1,859,249
                                                                            ------------          ------------         ------------
                        NET CASH USED IN
                    INVESTING ACTIVITIES                                               0                     0           (7,620,696)
                                                                            ------------          ------------         ------------
   CASH FLOWS FROM FINANCING ACTIVITIES
   ------------------------------------
     Repayment of short-term notes                                                     0                     0           (1,600,000)
     Proceeds from issuance of common stock                                            0               203,000           11,358,354
                                                                            ------------          ------------         ------------
                    NET CASH PROVIDED BY
                    FINANCING ACTIVITIES                                               0               203,000            9,758,354
                                                                            ------------          ------------         ------------
INCREASE IN CASH AND CASH EQUIVALENTS                                            137,670               305,194            1,631,342
------------------------------------                                        ------------          ------------         ------------
   Cash and cash equivalents:
     Beginning of year                                                         2,051,593             1,746,399              115,057
                                                                            ------------          ------------         ------------
     End of year                                                            $  2,189,263          $  2,051,593         $  1,746,399
                                                                            ============          ============         ============

================================================================================

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. In this prospectus, "Bancshares of Florida", "we", and "our" refer to Bancshares of Florida, Inc., a Florida corporation. Until _____, 2002 (25 days after the date of this prospectus), all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.


                      ------------------------------------

                               TABLE OF CONTENTS:
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                                                                          Page

Prospectus Summary.......................................................    1
Summary Consolidated Financial Data......................................    6
Risk Factors ...........................................................     7
Capitalization............................................................  12
Use of Proceeds...........................................................  12
Dividend Policy ..........................................................  13
Selected Consolidated Financial Data .....................................  14
Management's Discussion and Analysis
     of Financial Condition and Results
     of Operations  ......................................................  15
Business .................................................................  36
Supervision and Regulation................................................. 44
Management ...............................................................  50
Executive Compensation..................................................... 59
Certain Transactions .....................................................  63
Securities Ownership of Certain Beneficial
     Owners and Management ................................................ 64
Description of Capital Stock .............................................  65
Anti-takeover Provisions................................................... 66
Underwriting................................................................69
Shares Eligible For Future Sale ..........................................  71
Legal Matters Pertaining to the Offering..................................  71
Certain Experts Retained by
     Bancshares of Florida................................................  71
Where You Can Find More Information ......................................  72
Index to Consolidated Financial Statements.................................F-1


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                                1,425,000 Shares




                                     L O G O





                                  Common Stock

                            ------------------------

                                   PROSPECTUS

                            ------------------------





                                  Advest, Inc.
                                October ___, 2002

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

                                     PART-II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24:          Indemnification of Directors and Officers

     As provided under Florida law, Bancshares of Florida, Inc.'s directors shall not be personally liable to Bancshares of Florida or its stockholders for monetary damages for breach of duty of care or any other duty owed to Bancshares of Florida as a director, unless the breach of or failure to perform those duties constitutes:

     o a violation of criminal law, unless the director had reasonable cause to believe his conduct was lawful, or had no reasonable cause to believe his conduct was unlawful;

     o a transaction from which the director received an improper personal benefit;

     o    an unlawful corporate distribution;

     o an act or omission which involves a conscious disregard for the best interests of the Corporation or which involves willful misconduct; or

     o an act of recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety or property.

     Article VI of Bancshares of Florida's Bylaws provides that the company shall indemnify a director who has been successful in the defense of any proceeding to which he was a party, or in defense of any claim, issue or matter therein, because he is or was a director of Bancshares of Florida, against reasonable expenses incurred by him in connection with such defense.

     The Bylaws also provide that Bancshares of Florida is required to indemnify any director, officer, employee or agent made a party to a proceeding because he is or was a director, employee or agent against liability incurred in the proceeding if he acted in a manner he believed in good faith or to be in or not opposed to the best interests of Bancshares of Florida and, in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. Determination concerning whether or not the applicable standard of conduct has been met can be made by: (i) a disinterested majority of the Board of Directors; (ii) a majority of a committee of disinterested directors; (iii) independent legal counsel; or (iv) an affirmative vote of a majority of shares held by disinterested stockholders.

Item 25:      Other Expenses of Issuance and Distribution

     The following table sets forth all expenses expected to be incurred in connection with the issuance and distribution of the securities being registered, other than the sales agent's commissions assuming a maximum offering price of $11.00. All of the amounts shown are estimated except for the registration fees of the Securities and Exchange Commission.

         SEC Registration Fees  ....................................  $    1,658

         Blue Sky Registration Fees & Expenses......................       7,500

         Legal Fees and Expenses....................................      65,000

         Accounting Fees............................................      35,000

         Printing expenses..........................................       7,500

         Miscellaneous..............................................       5,000
                                                                      ----------

              Total.................................................  $  121,658
                                                                      ==========


Item 26:      Recent Sales of Unregistered Securities.

         None

Item 27:      Exhibits and Financial Statement Schedules

     The following exhibits are filed with the Securities and Exchange Commission and are incorporated by reference into this Registration Statement. The exhibits which are denominated by an (a.) were previously filed as a part of a Registration Statement on Form SB-2 for Bancshares of Florida with the SEC on March 24, 1999, File No. 333-74997. The exhibits which are denominated by a (b.) were previously filed as a part of Amendment No. 1 to Form SB-2, filed with the SEC on May 7, 1999. The exhibits which are denominated by a (c.) were previously filed as a part of Form 10-KSB filed with the SEC on March 30, 2000. The exhibits which are denominated by a (d.) were previously filed as a part of an exhibit to Form 10-QSB/A-1 filed on December 3, 2001. The exhibits which are denominated by an (e.) were previously filed as a part of a Registration Statement on Form SB-2 for Bancshares of Florida with the SEC on December 28, 2001, File No. 333-76094. The exhibits which are denominated by an (f.) were previously filed as part of a Form 10-QSB/A filed on September 10, 2002. The exhibit numbers correspond to the exhibit numbers in the referenced document. The exhibits which are denominated by a (g.) were previously filed as a part of this registration statement filed with the SEC on September 13, 2002, File No. 333-99575.

Exhibit
Number                             Description of Exhibit
-------          --------------------------------------------------------------

       1.1       Form of Underwriting Agreement
   a.  3.1       Amended and Restated Articles of Association.
   a.  3.2       Bylaws.
       3.3       Amendment  to Articles of Incorporation changing the  corporate name filed as an exhibit to Form 8-K filed on October 29, 2001.
       3.4       Amendment  to Articles of Incorporation changing the  corporate name filed as an exhibit to Form 8-K filed on May 10, 2002.
    b. 4.1       Specimen Common Stock Certificate.
    b. 4.3       Form of Stock Purchase Warrant - 1999 Offering.
    e. 4.4       Form of Stock Purchase Warrant - 2002 Offering.
    g. 5.1       Opinion of Igler & Dougherty, P.A.
    b. 10.1      Employment Agreement  of Michael L. McMullan, dated as of April
                 28, 1999.
    c. 10.1.1    Amendment to Employment  Agreement of Michael L. McMullan dated
                 August 24, 1999.
    f. 10.1.2    Amendment to  Employment Agreement of Michael L. McMullan dated
                 July 30, 2001.
    f. 10.1.3    Amendment to Employment Agreement of  Michael L. McMullan dated
                 August 30, 2002.
    a. 10.2      Agreement for the Purchase and Sale of Real Property.
    c. 10.4      1999 Stock Option Plan.
    c. 10.5      Form of Incentive Stock Option Agreement.
    d. 10.6      Employment Agreement of Craig Sherman, dated as of May 3, 1999.
    f. 10.6.1    Amendment to Employment Agreement of Craig Sherman, dated as of
                 July 30, 2001.
    d. 10.7      Employment Agreement of Thomas M. Whelan, dated as of April 28,
                 1999.
    f. 10.7.1    Amendment to Employment Agreement of Thomas M. Whelan, dated as of July 30, 2001.
    f. 10.8      Employment Agreement  of John B. James, dated as  of October 1,
                 2001.
    f. 10.9      Lease  between Citizens Reserve, LLC and Citizens National Bank of Southwest Florida.
    f. 10.10     Lease  between Citizens Reserve, LLC and Citizens National Bank of Southwest Florida.
    g.21.1       Subsidiaries of the Registrant.
    g. 23.1      Consent  of Igler & Dougherty, P.A.- included in Opinion Letter
                 - See Exhibit 5.1.
    g. 23.2      Consent of Hill, Barth & King, LLC
    g. 24.1      Power of Attorney - included in  Signature Page of Registration
                 Statement.

Item 28.  Undertakings.

         The Registrant hereby undertakes that:

     (1) Insofar as indemnification for liabilities arising under the Securities Act of 1933 ("Securities Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     (2) In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (3) For the purpose of determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1), or (4) or 497(h) under the Securities Act (ss.ss. 230.424(b)(1), (4) or 230.497(h)) as
part of this registration statement as of the time the Commission declared it effective.

     (4) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Naples, State of Florida on October 15, 2002.

                                      BANCSHARES OF FLORIDA, INC.


Date: October 15, 2002                By:  /s/  Michael L. McMullan
                                           ------------------------
                                          Michael L. McMullan
                                          Chief Executive Officer


Date: October 15, 2002                By:  /s/  Thomas M. Whelan
                                           --------------------------
                                          Thomas M. Whelan
                                          Principal Financial Officer

     In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated.



       Signature                       Title                          Date
       ---------                       -----                          ----


* /s/   Michael L. McMullan
---------------------------     Chief Executive Officer,
Michael L. McMullan                   Director                  October 15, 2002


* /s/   Michael L. McMullan
---------------------------
Polly M. Rogers                         Director                October 15, 2002


* /s/   Michael L. McMullan
---------------------------         Chairman and
Joe B. Cox                            Director                  October 15, 2002


---------------------------
Earl L. Frye                          Director                  October __, 2002


* /s/   Michael L. McMullan
---------------------------
Stanley W. Hole                       Director                  October 15, 2002

        Signature                      Title                          Date
        ---------                      -----                          ----


* /s/   Michael L. McMullan
---------------------------
John B. James                         Director                  October 15, 2002


---------------------------
LaVonne Johnson                       Director                  October __, 2002


*  /s/  Michael L. McMullan
---------------------------
Luc C. Mazzini                        Director                  October 15, 2002


* /s/   Michael L. McMullan
---------------------------
Bernard L. Turner                     Director                  October 15, 2002


---------------------------
Lorenzo Walker                        Director                  October __, 2002


* /s/   Michael L. McMullan
---------------------------           Director                  October 15, 2002
Donald R. Barber


* Pursuant to Power of Attorney filed September 13, 2002, authorizing Michael L. McMullan as the true and lawful attorney-in-fact to sign all amendments to the Form SB-2 Registration Statement File No. 333-99575.